Exhibit 10.3
EXECUTION VERSION
CREDIT AGREEMENT
Dated as of February 23, 2007
among
WILLIAMS PRODUCTION RMT COMPANY
as Counterparty
WILLIAMS PRODUCTION COMPANY, LLC
as Guarantor
CITIBANK, N.A.
as Administrative Agent
CITIGROUP ENERGY INC.
as Computation Agent
CALYON NEW YORK BRANCH
as Collateral Agent and PV Determination Agent
and
THE BANKS NAMED HEREIN
as Banks

CITIGROUP GLOBAL MARKETS INC.
and
CALYON NEW YORK BRANCH
Joint Lead Arrangers and Co-Book Runners

	ARTICLE I
	DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1	Certain Defined Terms	1
SECTION 1.2	Computation of Time Periods	20
SECTION 1.3	Accounting Terms	20
SECTION 1.4	Miscellaneous	20
SECTION 1.5	Ratings	20

	ARTICLE II
	TERMS OF THE FACILITY

SECTION 2.1	Terms	21
SECTION 2.2	Payments and Computations	21
SECTION 2.3	Taxes	22
SECTION 2.4	Fees	25
SECTION 2.5	Interest	25
SECTION 2.6	Engineering Reports and Present Value	25
SECTION 2.7	Present Value Deficiency	28
SECTION 2.8	Removal and Addition of Banks	29
SECTION 2.9	Sharing of Payments, Etc.	29
SECTION 2.10	Bank Credit Support	29
SECTION 2.11	Collateral Account	30
SECTION 2.12	Use of Collateral; Interest	30

	ARTICLE III
	CLOSING

SECTION 3.1	Payment of Fees and Documents	31
SECTION 3.2	Effectiveness of Agreement	33

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES

SECTION 4.1	Representations and Warranties of the Credit Parties	33

	ARTICLE V
	COVENANTS OF THE CREDIT PARTIES

SECTION 5.1	Affirmative Covenants	36
SECTION 5.2	Negative Covenants	40

	ARTICLE VI
	EVENTS OF DEFAULT; CERTAIN REMEDIES

SECTION 6.1	Events of Default	43
SECTION 6.2	Abatement of Certain Defaults	45
SECTION 6.3	Additional Remedies	46

(continued)

(continued)
Schedules and Exhibits

Schedule I	Bank Information
Schedule II	Notice Information for the Credit Parties
Schedule III	Bank Credit Support Thresholds
Schedule IV	Limited Permitted Liens
Schedule V	General Permitted Liens

Exhibit A	Opinion of In-House Counsel
Exhibit B	Opinion of Gibson, Dunn & Crutcher
Exhibit C	Form of Security Agreement
Exhibit D	Form of Engineering Report
Exhibit E	Form of ISDA Master Agreement
Exhibit F	Form of Subordination Agreement
Exhibit G	Form of Counterparty Daily Report
Exhibit H	Form of Computation Agent Daily Report
Exhibit I	Form of Acceptable Letter of Credit
Exhibit J	Form of New Bank Agreement
Exhibit K	Form of Bank Guaranty
Exhibit L	Form of Report Identifying Banks
Exhibit M	Pre-Approved Delivery Points
Exhibit N	Pre-Approved Hedge Types

CREDIT AGREEMENT
     This Credit Agreement dated as of February 23, 2007 (as it may be amended, modified, supplemented, renewed, extended or restated from time to time, this “Agreement”), is by and among Williams Production RMT Company, a Delaware corporation (the “Counterparty”), Williams Production Company, LLC, a Delaware limited liability company, as Guarantor, the Banks, Citibank, N.A., as Administrative Agent, Citigroup Energy Inc., as Computation Agent, and Calyon New York Branch, as Collateral Agent and as PV Determination Agent. In consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acceptable Bank Guaranty” means an agreement substantially in the form of Exhibit K executed by a Bank or a direct or indirect parent of a Bank and delivered to the Collateral Agent.
     “Acceptable Collateral” means cash and direct United States treasury obligations having a remaining term to maturity of less than one year, in each case, (i) deposited into the Collateral Account and (ii) in which the Collateral Agent has an Acceptable Security Interest.
     “Acceptable Credit Support” means Acceptable Collateral and Acceptable Letters of Credit (including the proceeds of any Acceptable Letter of Credit); provided that Acceptable Credit Support does not include any Bank Credit Support that is not Retained Bank Credit Support.
     “Acceptable Letter of Credit” means a letter of credit (i) that is issued by a commercial bank domiciled in the United States having senior unsecured long-term Dollar-denominated debt or deposit obligations rated at least A2 by Moody’s and at least A by S&P, (ii) that is delivered to the Collateral Agent, (iii) that names the Collateral Agent as sole beneficiary, subject to transfer to any successor Collateral Agent, (iv) that is in substantially the form of Exhibit I or is otherwise in form and substance satisfactory to the Collateral Agent and (v) that is specifically made transferable to any successor Collateral Agent. With respect to any Acceptable Letter of Credit, (a) phrases such as “deposit into the Collateral Account” or “deposit to the Collateral Account” or phrases of like import shall be deemed also to mean “delivered to the Collateral Agent”, and (b) phrases such as “held in the Collateral Account”, “retained in the Collateral Account”, or “in the Collateral Account” or phrases of like import shall be deemed also to mean “delivered to and held by the Collateral Agent”.
     “Acceptable Security Interest” in any property means a Lien granted pursuant to a Security Document (a) which exists in favor of the Collateral Agent for the benefit of the Agents and the Banks, (b) which is superior to all other Liens, except Limited Permitted Liens, (c) which secures all of the Obligations and secures only the Obligations and (d) which is perfected and is enforceable by the Collateral Agent for the benefit of the Agents and the Banks against all other Persons in preference to any rights of any such other Persons therein (other than beneficiaries of Limited Permitted Liens); provided that such Lien may be subject to Limited Permitted Liens.

     “Acquired Reserves Engineering Report” means an Audited Report covering all newly acquired Proved Reserves that the Counterparty desires to have included in the Present Value determination and Forecasted Annual Production.
     “Administrative Agent” means Citibank, in its capacity as administrative agent pursuant to Article VII, and any successor Administrative Agent pursuant to Section 7.5.
     “Agents” means the Administrative Agent, the Collateral Agent, the Computation Agent and the PV Determination Agent.
     “Aggregate Net MTM Exposure” means, at any time, the sum of (i) the net MTM Exposure for all Qualifying Hedges most recently determined by the Computation Agent (expressed as a positive number if the Counterparty would have a net MTM Exposure to the Banks on all Qualifying Hedges (that is, such net MTM Exposure represents a potential loss of the Counterparty) and expressed as a negative number if the Banks would have a net MTM Exposure to the Counterparty on all Qualifying Hedges (that is, such net MTM Exposure represents a potential gain of the Counterparty)) plus (ii) the aggregate amount secured by any Limited Permitted Lien (other than Liens described in clause (b) of Schedule IV) that encumbers any Acceptable Credit Support (or, if less, the amount of the Acceptable Credit Support so encumbered) or encumbers any amount that would be payable by a Bank pursuant to the second sentence of Section 2.7 if a Present Value Deficiency existed (or, if less, the portion of such amount that is so encumbered) minus (iii) the amount of Acceptable Credit Support in the Collateral Account.
     “Agreement” has the meaning specified in the first paragraph hereof.
     “Apco Argentina” means Apco Argentina, Inc., a Cayman Islands corporation.
     “Applicable Credit Support Threshold” means, for any Bank, the amount set forth in the table on Schedule III opposite the heading “Applicable Credit Support Threshold” for the relevant ratings applicable to such Bank. The Applicable Credit Support Threshold for any Bank shall change when and as any relevant rating applicable to such Bank changes.
     “Applicable Office” means, as to any Bank, the principal office through which such Bank has entered into Qualifying Hedges.
     “Approved Engineer” means Netherland, Sewell & Associates, Inc., Miller and Lents, Ltd., Ryder Scott Company, LP or other certified independent engineers of recognized standing satisfactory to the PV Determination Agent.
     “Asset” or “property” (in each case, whether or not capitalized) means any right, title or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible, including Equity Interests and Hydrocarbon Interests.
     “Attributable Obligation” of any Person means, with respect to any Sale and Leaseback Transaction of such Person as of any particular time, the present value at such time discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of such Person only, be extended).
     “Audited Report” means an Engineering Report prepared by the Credit Party Entities and/or an Approved Engineer (provided that a portion of such report covering at least 90% of the Proved Reserves covered by such report shall be audited and/or prepared by an Approved Engineer) and based upon pricing and other assumptions made in accordance with the rules, regulations and other applicable requirements of the United States Securities and Exchange Commission applicable to reserves reporting.
     “Authorized Financial Officer” of any Person means the chief financial officer, chief accounting officer, chief risk officer or treasurer of such Person.
     “Authorized Officer” of any Person means the president, the chief executive officer, any Authorized Financial Officer, the general counsel, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, or the controller of such Person or any other officer designated as an “Authorized Officer” by the board of directors (or equivalent governing body) of such Person.
     “Bank Credit Support” means, with respect to any Bank, (i) all collateral that such Bank is required to provide to the Counterparty pursuant to the terms of the ISDA Master Agreement to which such Bank is a party, which collateral shall be in the form of cash or direct United States treasury obligations having a remaining term to maturity of less than one year and (ii) all payments under any Acceptable Bank Guaranty executed by such Bank or its direct or indirect parent.
     “Banks” means the signatories hereto that are listed in Schedule I and each other Person that becomes a Bank pursuant to Section 2.8 or Section 8.5(a). Each reference to a “Bank” in any Credit Document shall include each of its Designated Affiliates, and a Bank and its Designated Affiliates shall be treated as one entity (including for purposes of computation of the Exposure Fee, computation of net MTM Exposure, determining whether a Bank is Out of the Money, removal of a Bank pursuant to Section 2.8 and voting matters). For avoidance of doubt, a “Bank” need not be an institution that takes deposits, a bank or other financial institution.
     “Bargath Asset Transfer” means the transfer, from time to time, by the Counterparty to Bargath Inc., a Colorado corporation, of any and all gathering system assets located in Garfield and Rio Blanco Counties, state of Colorado, including gathering pipelines, delivery pipelines, lateral pipelines, easements, rights-of-way, surface leases, surface use agreements, gas processing plants, gas treatment facilities, gas compression facilities and gas dehydration facilities, all equipment associated with any of the preceding and all relevant contracts, agreements, permits, leases and licenses related to the ownership or operation of any of the assets so transferred.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; or
     (b) 1/2 of 1% per annum above the Federal Funds Rate.
     “Business Day” means a day of the year on which banks are not required or authorized to close in New York City.
     “Business Entity” means a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.
     “Calyon New York” means Calyon New York Branch.

     “Capital Lease” means a lease that in accordance with GAAP must be reflected on a Person’s balance sheet as an asset and corresponding liability.
     “Change of Control Event” means the occurrence of any of the following: (i) any Person or two or more Persons acting in concert (other than (1) Investment Grade Persons or (2) trustees or other fiduciaries holding securities under an employee benefit plan of TWC or of any Subsidiary of TWC or (3) employees of TWC or of any of its Subsidiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of TWC (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of TWC entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency, (ii) any Person or two or more Persons acting in concert (other than (1) Investment Grade Persons or (2) TWC or Subsidiaries of TWC or (3) trustees or other fiduciaries holding securities under an employee benefit plan of TWC or of any Subsidiary of TWC or (4) employees of TWC or of any of its Subsidiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of any Credit Party (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of such Credit Party entitled to vote in the election of directors or managers, other than securities having such power only by reason of the happening of a contingency or (iii) the first day on which a majority of the members of the board of directors of TWC are not Continuing Directors.
     “Citibank” means Citibank, N.A., a national banking association.
     “Class One Banks” shall be, at any time, all Banks that have an outstanding Qualifying Hedge (whether or not any such Bank is Out of the Money) or that are owed any obligation under a Qualifying Hedge that is no longer outstanding.
     “Class Two Banks” shall be, at any time, all Class One Banks other than any Bank that is Out of the Money.
     “Close-out Amount”, with respect to any Qualifying Hedge, has the meaning specified in the ISDA Master Agreement applicable to such Qualifying Hedge.
     “Code” means, as appropriate, the Internal Revenue Code of 1986, as amended, or any successor federal tax code, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.
     “Collar” means a Hedge consisting of a put and a call, each entered into on the same day between the same parties, having the same expiration date and covering the same notional volume.
     “Collateral Account” means an account established with the Collateral Agent, and under its sole control (or, in the circumstances set forth in the last paragraph of Section 2.11, the control of a collateral sub-agent), in which Acceptable Credit Support and Bank Credit Support may be deposited.
     “Collateral Agent” means Calyon New York, in its capacity as collateral agent pursuant to Article VII, and any successor Collateral Agent pursuant to Section 7.5.
     “Computation Agent” means Citigroup Energy Inc., in its capacity as computation agent pursuant to Article VII, and any successor Computation Agent pursuant to Section 7.5.

     “Confirmation” has the meaning specified in any ISDA Master Agreement (including, for avoidance of doubt, any document or other confirming evidence related to Pre-Existing Transactions).
     “Consolidated” refers to the consolidation of the accounts of any Person and its Consolidated Subsidiaries in accordance with GAAP.
     “Consolidated Subsidiaries” of any Person means all Subsidiaries of such Person the financial statements of which are consolidated with those of such Person in accordance with GAAP.
     “Contingent Obligation” means any direct or indirect liability, contingent or otherwise, of a Person (i) with respect to any Debt, lease, dividend or other obligation of another if the primary purpose or intent thereof is to provide assurance to the obligee of such Debt, lease, dividend or other obligation that such Debt, lease, dividend or other obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the obligee of such Debt, lease, dividend or other obligation will be protected (in whole or in part) against loss in respect thereof or (ii) with respect to any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Debt, lease, dividend or other obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the Debt, lease, dividend or other obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such Debt, lease, dividend or other obligation or any security therefor, or to provide funds for the payment or discharge of such Debt, lease, dividend or other obligation (whether in the form of loans, advances, purchases of Equity Interests, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.
     “Continuing Directors” means, as of any date of determination, any member of the board of directors of TWC who:
     (1) was a member of such board of directors on the Effective Date; or
     (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
     “Counterparty” has the meaning specified in the first paragraph hereof.
     “Credit Documents” means this Agreement, the Hedge Documents, each Security Document, each Subordination Agreement, each New Bank Agreement and each document that amends, waives or otherwise modifies any Credit Document, in each case at any time executed or delivered to any Agent or any Bank in connection herewith.
     “Credit Party” means the Counterparty and the Guarantor.
     “Credit Party Entity” means each Credit Party and each Subsidiary of a Credit Party.

     “Debt” means, in the case of any Person, the principal or equivalent amount (without duplication) of (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than surety, performance and guaranty bonds), (iii) obligations of such Person to pay the deferred purchase price of property or services (other than trade payables), (iv) obligations of such Person as lessee under Capital Leases, (v) obligations of such Person under any Financing Transaction, (vi) any Attributable Obligations of such Person with respect to any Sale and Leaseback Transaction, (vii) obligations of such Person under guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, and other Contingent Obligations in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) of this definition, and (viii) Contingent Obligations in respect of any production payment; provided that Debt shall not include (1) Performance Guaranties, (2) monetary obligations or guaranties of monetary obligations of Persons as lessee under leases (other than, to the extent provided hereinabove, Attributable Obligations) that are, in accordance with GAAP, recorded as operating leases, and (3) guarantees by such Person of obligations of others which are not obligations described in clauses (i) through (vi) of this definition, and provided further that where any such indebtedness or obligation of such Person is made jointly, or jointly and severally, with any third party or parties other than any Subsidiary of such Person, the amount thereof for the purpose of this definition only shall be the pro rata portion thereof payable by such Person, so long as such third party or parties have not defaulted on its or their joint and several portions thereof and can reasonably be expected to perform its or their obligations thereunder. For the avoidance of doubt, “Debt” of a Person in respect of letters of credit shall include, without duplication, only the principal amount of the obligations of such Person in respect of such letters of credit that have been drawn upon by the beneficiaries to the extent of the amount drawn, and shall include no other obligations in respect of such letters of credit.
     “December 31 Engineering Report” means an Audited Report, dated as of December 31 of any year, covering all Proved Reserves that the Counterparty desires to have included in the Present Value determination and Forecasted Annual Production.
     “Default” means any event or condition that, upon the giving of notice or passage of time or both, if required by Section 6.1, would constitute an Event of Default.
     “Defaulting Party”, in respect of any Qualifying Hedge, has the meaning specified in the ISDA Master Agreement applicable to such Qualifying Hedge.
     “Designated Affiliate” of any Bank means an affiliate of such Bank that has been designated as a Designated Affiliate of such Bank for purposes of this Agreement by notice to the Counterparty and the Administrative Agent; provided that a Bank may not so designate any Person that is, at the time of such purported designation, a Designated Affiliate of another Bank. If a Designated Affiliate of a Bank (i) is not a party to any outstanding Qualifying Hedge and (ii) is neither owed nor owes any obligation to make any payment of delivery under any Qualifying Hedge, such Bank may, by notice to the Counterparty and the Administrative Agent, terminate the designation of such Designated Affiliate as a Designated Affiliate.
     “Determining Party”, in respect of any Qualifying Hedge, means the Computation Agent for purposes of determining a Close-out Amount to be used in the determination of an Early Termination Amount with respect to such Qualifying Hedge.
     “Dollars” and “$” means lawful money of the United States of America.
     “Early Termination Amount”, in respect of any Qualifying Hedge, has the meaning specified in Section 6(e) of the ISDA Master Agreement applicable to such Qualifying Hedge.

     “Early Termination Date”, in respect of any Qualifying Hedge, has the meaning specified in the ISDA Master Agreement applicable to such Qualifying Hedge.
     “Early Termination Hedge” has the meaning specified in Section 2.6(g).
     “EDGAR” means the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof), a database maintained by the Securities and Exchange Commission containing electronic filings of issuers of certain securities.
     “Effective Date” means February 23, 2007.
     “El Furrial” means WilPro Energy Services (El Furrial) Limited, a Cayman Islands corporation.
     “Engineering Report” means a report, in substantially the form of Exhibit D or otherwise reasonably satisfactory to the PV Determination Agent, setting forth, as of December 31 of any year (or as of such other date as comports with Section 2.6(a)(ii) in the event of an Unscheduled Redetermination), covering the Proved Reserves, together with a projection of the rate of production and future revenue, severance or similar taxes, operating expenses and capital expenditures with respect thereto as of such date. Such information shall be provided for each basin comprising such Proved Reserves and by category of the reserves contained in each basin, including proved developed producing, proved developed non-producing and proved undeveloped.
     “Environment” shall have the meaning set forth in 42 U.S.C. § 9601(8) or any successor statute and “Environmental” shall mean pertaining or relating to the Environment.
     “Environmental Law” means any United States local, state or federal, or any foreign, law, statute, regulation, order, consent decree, written agreement with a Governmental Authority or Governmental Requirement arising from or in connection with or relating to the protection or regulation of the Environment including those laws, statutes, regulations, orders, decrees, written agreements with a Governmental Authority and other Governmental Requirements relating to the disposal, cleanup, production, storing, refining, handling, transferring, processing or transporting of Hazardous Waste, Hazardous Substances or any pollutant or contaminant.
     “Environmental Permits” mean all material permits, licenses, registrations, exemptions and authorizations required under any Environmental Law.
     “Equity Interests” means any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity or other equity interest or investment of whatever nature or any warrant, option or other right to acquire any Equity Interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder from time to time.
     “ERISA Affiliate” of any Credit Party means any trade or business (whether or not incorporated) which is a member of a group of which such Credit Party is a member and which is under common control or is treated as a single employer with such Credit Party within the meaning of Section 414 of the Code and the regulations promulgated thereunder.
     “Events of Default” has the meaning specified in Section 6.1.

     “Exposure Fee” has the meaning specified in Section 2.4(b).
     “Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any federal agency or authority of the United States from time to time succeeding to its function.
     “Financing Transaction” means, with respect to any Person (i) any prepaid forward sale of oil, gas or minerals by such Person (other than gas balancing arrangements in the ordinary course of business), that is intended primarily as a borrowing of funds, excluding volumetric production payments and (ii) any interest rate, currency, commodity or other swap, collar, cap, option or other derivative that is intended primarily as a borrowing of funds (excluding interest rate, currency, commodity or other swaps, collars, caps, options or other derivatives to hedge against risks in the ordinary course of business), with the amount of the obligations of such Person thereunder being the net obligations of such Person thereunder.
     “Fiscal Quarter” means any quarter of a Fiscal Year. “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.
     “Forecasted Annual Production” means, for any year, the projected amounts of oil and natural gas production for such year from the Proved Reserves (i) until the delivery of the first December 31 Engineering Report delivered after the Effective Date, as set forth in Section 5.2(c) and (ii) on and after the delivery of the first December 31 Engineering Report delivered after the Effective Date, as outlined in the most recent December 31 Engineering Report and any subsequent Acquired Reserves Engineering Reports. For avoidance of doubt, the Forecasted Annual Production is determined solely for purposes of determining compliance with Section 5.2(c) and is not necessarily the same as annual production forecasted in connection with any redetermination of the Present Value.
     “GAAP” means generally accepted accounting principles in the United States as defined by the American Institute of Certified Public Accountants (the “AICPA”) Statement of Auditing Standards Number 69, including pronouncements of the Financial Accounting Standards Board and the AICPA.
     “Gas Transaction” shall have the meaning set forth in the ISDA Master Agreements.
     “General Permitted Liens” means Liens specifically described on Schedule V.
     “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Governmental Requirements” means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

     “Guarantor” means WPC.
     “Hazardous Substance” shall have the meaning set forth in 42 U.S.C. § 9601(14) and shall also include each other substance considered to be a hazardous substance under any Environmental Law.
     “Hazardous Waste” shall have the meaning set forth in 42 U.S.C. § 6903(5) and shall also include each other substance considered to be a hazardous waste under any Environmental Law (including 40 C.F.R. § 261.3).
     “Hedge” means, in each case whether settled physically, financially or otherwise, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse purchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made and (b) any combination of these transactions.
     “Hedge Documents” means each ISDA Master Agreement and each Confirmation.
     “Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in any and all oil, gas and other liquid or gaseous hydrocarbon properties and interests, including mineral fee or lease interests, concession agreements, license agreements or similar Hydrocarbon interests granted by an appropriate Governmental Authority, farmout, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar interests in Hydrocarbons, including any reserved or residual interests of whatever nature.
     “Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.
     “Indemnified Parties” has the meaning assigned to such term in Section 8.4(b).
     “Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of the vested benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.
     “International Debt” means the Debt of any International Subsidiary.

     “International Subsidiary” means each of El Furrial, Apco Argentina, PIGAP II and any Subsidiary of any of them; provided that no Person shall be an International Subsidiary if it is a TWC Credit Party or owns, directly or indirectly, any Equity Interest in any TWC Credit Party.
     “Investment Grade Person” means any Person the senior unsecured long-term Dollar-denominated debt of which is rated at least BBB- (stable) by S&P and at least Baa3 (stable) by Moody’s immediately following the occurrence of any circumstance that would have been a Change of Control Event had such Person not been an Investment Grade Person.
     “ISDA Master Agreement” means an agreement in substantially the form of Exhibit E between the Counterparty and a Bank. An agreement will be deemed to be in substantially the form of Exhibit E only if (i) it is referred to in Section 3.1(h) or (ii) it is attached to a New Bank Agreement and is not designated by the Computation Agent within fifteen Business Days of its receipt thereof as being not in substantially such form.
     “Joint Lead Arrangers” means Citigroup Global Markets Inc. and Calyon New York, as joint lead arrangers and co-book runners.
     “Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other analogous type of preferential arrangement, whether arising by contract, operation of law or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).
     “Limited Permitted Liens” means Liens specifically described on Schedule IV.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Credit Parties and their Subsidiaries taken as a whole, or (b) the ability of the Credit Parties and their Subsidiaries, taken as a whole, to perform their obligations under any Credit Document taken as a whole.
     “Material Subsidiary” of any Credit Party means (i) each Subsidiary (other than any Non-Recourse Subsidiary) of such Credit Party that owns in excess of 7.5% of the book value of the Consolidated assets of the Credit Parties and their Consolidated Subsidiaries, (ii) each Subsidiary of such Credit Party that is a Credit Party, (iii) each Subsidiary of such Credit Party that owns any interest in any Oil and Gas Properties included in the most recent computation of the Present Value, (iv) until the first Redetermination Date, Williams Production Rocky Mountain Company, Williams Production Mid-Continent Company, and Williams Gulf Coast and (v) each Subsidiary of such Credit Party that is a party to any Permitted Hedge.
     “MLP” means Williams Partners L.P., a Delaware limited partnership.
     “Moody’s” means Moody’s Investor Service, Inc. or its successor.
     “MTM Exposure” means, for any particular calendar day for any Qualifying Hedge, the amount, as determined by the Computation Agent for such calendar day (or, if such calendar day is not a Business Day, for the next preceding Business Day), that would be the Early Termination Amount in respect of such Qualifying Hedge (subject, in the case of a negative amount, to adjustment as provided in the next sentence hereof), if (i) an Early Termination Date occurred on such day in respect of such Qualifying Hedge, (ii) the Counterparty were the Defaulting Party in respect of such Qualifying Hedge, (iii) the Bank party to such Qualifying Hedge were the Non-defaulting Party in respect of such Qualifying Hedge and (iv) the Computation Agent were the Determining Party in respect of such Qualifying Hedge. If (a) the net MTM Exposure for any day for the Qualifying Hedges to which any particular Bank is a party determined pursuant to the preceding sentence is a negative number and (b) such Bank party to such Qualifying Hedges is not in compliance on such day with any requirement of the ISDA Master Agreement to which it is a party that it provide Bank Credit Support, then for purposes of this Agreement (other than for purposes of the determination of Exposure Fees), the net MTM Exposure for such day for such Qualifying Hedges will be deemed to be an amount equal to (1) negative one times (2) the Applicable Credit Support Threshold for such Bank on such day. If the Counterparty reasonably determines, as to any Bank, based on quotes from at least two reputable brokers or, to the extent such quotes are not available, any other reasonable information, which may (but need not) include indicative pricing from other Persons whether or not a party to this Agreement (such quotes, if any, and any such other information being the “Additional Information”), that the net MTM Exposure for any day for all Qualifying Hedges to which such Bank is a party differs by more than 10% from the amount the net MTM Exposure for such day for such Qualifying Hedges would have been if the Computation Agent had used only such Additional Information and notifies the Computation Agent of such determination by 6:00 p.m. (New York City time) on the date the Counterparty receives the report relating to such day contemplated by the penultimate sentence of Section 7.1 (which notice shall set forth such Additional Information), then the Computation Agent will in good faith redetermine the net MTM Exposure for such Qualifying Hedges by 6:00 p.m. (New York City time) on the Business Day following its receipt of such notice, using such Additional Information and such other quotes and information as the Computation Agent reasonably believes appropriate; provided that the Computation Agent may exclude any Additional Information provided by the Counterparty that the Computation Agent in good faith believes is not appropriate for inclusion as a result of illiquidity in the relevant market, market disruption, broker error or other bona fide reason; provided further that until any such redetermination, the MTM Exposures originally determined by the Computation Agent for such day for such Qualifying Hedges shall continue to be the MTM Exposures for such day for such Qualifying Hedges. The Computation Agent will advise the Counterparty, the Collateral Agent and the Banks of any such redetermination by delivery to each of them of a revised report for the relevant day in substantially the form of Exhibit H. For purposes of Section 2.4(b) only, the MTM Exposure for any Qualifying Hedge will be computed without taking into account clauses 6(e)(i)(1)(B) and 6(e)(i)(2) of the relevant ISDA Master Agreement (which clauses adjust for Unpaid Amounts).
     “Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is maintained by (or to which there is an obligation to contribute of) any Credit Party or an ERISA Affiliate of any Credit Party.
     “Multiple Employer Plan” means an employee benefit plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, subject to Title IV of ERISA to which any Credit Party or any ERISA Affiliate of any Credit Party, and one or more employers other than any Credit Party or an ERISA Affiliate of any Credit Party, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which any Credit Party or any ERISA Affiliate of any Credit Party made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
     “New Bank Agreement” means an agreement in substantially the form of Exhibit J pursuant to which a Person becomes a new “Bank” under this Agreement.
     “Non-Credit Party TWC Entity” means TWC and each of its Subsidiaries that is not a Credit Party Entity.
     “Non-defaulting Party”, in respect of any Qualifying Hedge, has the meaning specified in the ISDA Master Agreement applicable to such Qualifying Hedge.

     “Non-Producing Reserves” has the meaning assigned to that term in Section 2.6(d).
     “Non-Recourse Debt” means any Debt incurred by any Non-Recourse Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or provide financing for, any new project commenced or acquired after the Effective Date, which Debt does not provide for recourse against any Credit Party Entity (other than a Non-Recourse Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of any Credit Party Entity (other than the Equity Interests in, or the property or assets of, a Non-Recourse Subsidiary).
     “Non-Recourse Subsidiary” means (i) any non-material Subsidiary of any Credit Party whose principal purpose is to incur Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Business Entity created for such purpose, and substantially all the assets of which Subsidiary and such Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Debt, or (y) Equity Interests in, or Debt or other obligations of, one or more other such Subsidiaries or Business Entities, or (z) Debt or other obligations of any Person and (ii) any Subsidiary of a Non-Recourse Subsidiary. For purposes of this definition, a “non-material Subsidiary” shall mean any Consolidated Subsidiary of any Credit Party that (a) is not a Material Subsidiary, (b) is not itself a Credit Party and (c) is not an owner, directly or indirectly, of any Equity Interest in any Credit Party or any Material Subsidiary.
     “Obligations” means all obligations of the Counterparty to make any payment or delivery under any Qualifying Hedge, all obligations of the Guarantor under this Agreement and all other Debt, advances, interest, debts, liabilities, obligations, indemnities, fees, expenses, charges and other amounts owing by any Credit Party to any Bank or any Agent under any Credit Document or to any other Person required to be indemnified under any Credit Document, of any kind or nature, present or future, arising under this Agreement or any other Credit Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.
     “Obligors” has the meaning assigned to such term in Section 9.1.
     “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) all property now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; and (f) all tenements, hereditaments, appurtenances and property in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, rights, titles, interests and estates described or referred to above, including any and all property, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
     “Other Present Value Obligation” means any Debt in respect of which any Credit Party Entity has any obligation or liability, any Non-Recourse Debt or any production payment to which any Credit Party Entity is a party; provided that a Subordinated Intercompany Obligation shall not be an Other Present Value Obligation.
     “Other Present Value Obligations Amount” means the aggregate principal amount of Other Present Value Obligations. In determining the Other Present Value Obligations Amount, the principal amount of (i) any Sale and Leaseback Transaction shall be deemed to be the Attributable Obligation with respect thereto, (ii) any production payment (other than a volumetric production payment) shall be deemed to be the undischarged balance thereof, and (iii) any volumetric production payment shall be deemed to be the value of the remaining volumes to be delivered thereunder using the prices that the PV Determination Agent most recently used to determine the Present Value (or, if the first Redetermination Date has not occurred, using the prices used in the Engineering Report referred to in Section 3.1(g)); provided that, if such volumes have not been taken into account in determining the most recently determined Present Value (or, if the first Redetermination Date has not occurred, in determining the amount set forth in Section 2.6(b)), the aggregate principal amount of such volumetric production payment shall be zero.
     “Out of the Money” means, with respect to any Bank, that the net MTM Exposure, as most recently determined by the Computation Agent, for all Qualifying Hedges to which such Bank is a party is a negative number.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Performance Guaranty” means any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of, or Equity Interests in, a Non-Recourse Subsidiary and (ii) guarantees the (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity contributions to the relevant Non-Recourse Subsidiary or (c) performance by a Non-Recourse Subsidiary of obligations to Persons other than the provider of such Non-Recourse Debt.
     “Permitted Dispositions” means (i) dispositions to a Credit Party, (ii) dispositions from a Subsidiary of a Credit Party to another Subsidiary of a Credit Party if the aggregate direct and indirect ownership interest held by the Credit Parties in such first Subsidiary is equal to the aggregate direct and indirect ownership interest held by the Credit Parties in such other Subsidiary, (iii) dispositions from a Credit Party to a Subsidiary of a Credit Party or from a Subsidiary of a Credit Party to another Subsidiary of a Credit Party where the aggregate direct and indirect ownership interest held by the Credit Parties in such first Subsidiary is not equal to the aggregate direct and indirect ownership interest held by the Credit Parties in such other Subsidiary if, in such case, promptly following such disposition the Counterparty’ delivers a certificate to the Banks certifying that, after giving effect to such disposition, (a) Non-Producing Reserves continue to constitute 25% or less of the Proved Reserves used to determine the Present Value then in effect and (b) Proved Reserves attributable to Restricted Interests continue to constitute 15% or less of the Proved Reserves used to determine the Present Value then in effect and (iv) the Bargath Asset Transfer.

     “Permitted Hedge” means (i) any back-to-back Hedge between WPC or any of its Subsidiaries and the Counterparty or any of its Subsidiaries that matches in all material respects (other than price) any Qualifying Hedge entered into by the Counterparty at the request of WPC or a Subsidiary of WPC if (a) such back-to-back Hedge is changed each time such Qualifying Hedge is changed (whether such Qualifying Hedge is changed by amendment, termination or otherwise, but excluding changes related to price) and (b) all obligations of each Credit Party under such back-to-back Hedge are Subordinated Intercompany Obligations, and (ii) any WPX Hedge.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other Business Entity, or a government or any political subdivision or agency thereof.
     “PIGAP II” means WilPro Energy Services (PIGAP II) Limited, a Cayman Islands corporation.
     “Plan” means an employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA currently maintained by, or in the event such plan has terminated, to which contributions have been made or an obligation to make such contributions has accrued during any of the five plan years preceding the date of the termination of such plan by, any Credit Party or any ERISA Affiliate of any Credit Party for employees of any Credit Party or any such ERISA Affiliate and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
     “Pre-Approved Delivery Points” means the delivery points listed on Exhibit M and any other delivery points agreed to in writing from time to time by the Counterparty and Computation Agent, each in their sole discretion.
     “Pre-Approved Hedge Types” means the types of Hedges listed on Exhibit N and any other types of Hedges agreed to in writing from time to time by the Counterparty and the Computation Agent, each in their sole discretion
     “Pre-Existing Transactions” means the transactions entered into prior to the Effective Date between the Counterparty and Calyon, Citibank or Citigroup Energy Inc. that, pursuant to agreements dated the Effective Date executed by the Counterparty and Calyon, Citibank or Citigroup Energy Inc., are transactions governed by an ISDA Master Agreement referred to in Section 3.1(h) executed by Calyon or Citigroup Energy Inc.
     “Present Value” means at any time (i) the net present value of the projected future net revenues attributable to the Proved Reserves, determined in accordance with Section 2.6 and in effect at such time minus (ii) the Terminated Hedge Amount at such time.
     A “Present Value Deficiency” means, at any time when the Aggregate Net MTM Exposure is positive, the amount (if any) needed to be added to the Collateral Account to cause the ratio of the Present Value to the sum of (a) the Aggregate Net MTM Exposure plus (b) the Other Present Value Obligations Amount to equal 1.50 to 1.00. A Present Value Deficiency will exist at all times that (i) the Aggregate Net MTM Exposure is positive and (ii) an amount needs to be added to the Collateral Account to cause such ratio to equal 1.50 to 1.00.
     “Present Value Matters” means Sections 2.6, 2.7 and 2.10 and each definition used in any of such Sections.
     “Pro Forma Present Value Deficiency” means, as to any event, that a Present Value Deficiency would have existed at the close of business one Business Day prior to the time such event occurs, utilizing in the determination of such Present Value Deficiency a “pro forma” Present Value (rather than the actual Present Value) with such “pro forma” Present Value calculated using all the same assumptions used in the most recent Present Value determination (or if the first Redetermination Date has not occurred, used in the determination of the amount set forth in Section 2.6(b)), except for those assumptions that would be directly changed by such event. If prior to any such event, the Counterparty requests that the PV Determination Agent calculate a “pro forma” Present Value using all the same assumptions used in the most recent Present Value determination (or if the first Redetermination Date has not occurred, used in the determination of the amount set forth in Section 2.6(b)), except for those assumptions that would be directly changed by such event, then within 4 Business Days of such request, the PV Determination Agent shall calculate, and notify the Counterparty of the amount of, such “pro forma” Present Value.
     “Property” has the meaning specified in the definition herein of Assets.
     “Proved Reserves” means those recoverable Hydrocarbons that have been estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable by existing operating methods under existing economic conditions from the net interest owned directly by the Credit Party Entities (other than Non-Recourse Subsidiaries) in oil and gas reserves attributable to Oil and Gas Properties located in the United States. Any such net interest owned by a Subsidiary (other than Williams Gulf Coast) that is not wholly-owned by a Credit Party shall exclude the portion of such interest attributable to the minority interests in such Subsidiary. Any such net interest owned by Williams Gulf Coast shall include the entire net interest owned by Williams Gulf Coast without reduction for any interest owned in Williams Gulf Coast by any Person that is not a Credit Party Entity.
     “PV Determination Agent” means Calyon New York, in its capacity as PV determination agent pursuant to Article VII, and any successor PV Determination Agent pursuant to Section 7.5.
     “Qualifying Hedge” means the Pre-Existing Transactions and any bilateral hedge transaction (other than a transaction settled by physical delivery of oil) entered into pursuant to this Agreement between the Counterparty and any Bank (i) pursuant to which the Counterparty (a) hedges against basis risk or hedges against any decrease in the price of oil or natural gas (including hedges effected by way of collars, swaps, puts, calls or any combination thereof and hedges settled by physical delivery of natural gas) during all or a portion of the period from the date of such Qualifying Hedge to the earlier of the Termination Date and December 31 of the third calendar year following the date of such Qualifying Hedge or (b) unwinds, lifts, terminates the effect of, or otherwise reverses, in whole or in part, another Qualifying Hedge, and (ii) which is documented by an ISDA Master Agreement and a Confirmation, each properly completed.
     “Ratable Portion” means, as to any Bank, (a) with respect to any claim, damage, loss, liability, cost, fee or expense referred to in Section 5.1(f) or Section 7.4, (i) if such Bank was a party to this Agreement (a) at the time such claim, damage, loss, liability, cost, fee or expense was incurred or (b) at the time of the occurrence or existence of the event, condition, action or inaction that constituted a basis or reason for such claim, damage, loss, liability, cost, fee or expense, a fraction, the numerator of which is one and the denominator of which is the total number of Banks that are referred to in this clause (i) with respect to such claim, damage, loss, liability, cost, fee or expense, and (ii) otherwise, zero; and (b) with respect to any specific indemnity referred to in the last sentence of Section 7.7, (i) if such Bank was a party to this Agreement at the time such specific indemnity was entered into, a fraction, the numerator of which is one and the denominator of which is the total number of Banks that are referred to in this clause (i) with respect to such specific indemnity, and (ii) otherwise, zero.
     “Redetermination Date” means any date that a redetermined Present Value becomes effective in accordance with Section 2.6.

     “Register” has the meaning specified in Section 8.5(c).
     “Related Party” of any Person means any other Person of which more than 10% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such other Person or others performing similar functions (irrespective of whether or not at the time Equity Interests of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such first Person or which owns at the time directly or indirectly more than 10% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such first Person or others performing similar functions (irrespective of whether or not at the time Equity Interests of any other class or classes of such first Person shall or might have voting power upon the occurrence of any contingency).
     “Relevant Amount” has the meaning specified in Section 2.6(g).
     “Required Banks” (i) means at all times .when no Qualifying Hedge is outstanding and no obligation exists under a Qualifying Hedge that is no longer outstanding, (a) 2/3 in number of the Banks for all Present Value Matters, and (b) a majority in number of the Banks for all other purposes, and (ii) at all other times, shall have the meaning determined in accordance with the following:

Action	Required Banks
Amendments and waivers (other than Present Value Matters) and all other matters not covered below in this table	A majority of the Class One Banks and a majority of the Class Two Banks

Enforcement of Article IX, directing the Collateral Agent to draw under an Acceptable Letter of Credit or otherwise realize on Acceptable Credit Support, exercise of all other rights and remedies during an Event of Default and initiation of any Unscheduled Redetermination
A majority of the Class One Banks or a majority of the Class Two Banks

Approval of Present Value	The smaller of the Present Value approved by 2/3 of Class One Banks or the Present Value approved by 2/3 of the Class Two Banks

Amendments and waivers pertaining to Present Value Matters	2/3 of Class One Banks and 2/3 of Class Two Banks
     All voting by Class One Banks shall be done on a one-Bank-one-vote basis. All voting by Class Two Banks shall be on the basis of each Class Two Bank’s net MTM Exposure on all Qualifying Hedges.

     “Restricted Interests” means (i) all Restricted Net Profits Interests and (ii) all interests owned by any Subsidiary of a Credit Party that is not itself a Credit Party.
     “Restricted Net Profits Interest” means a net profits interest in any property if a Credit Party Entity does not own a working interest in such property.
     “Retained Bank Credit Support” shall have the meaning set forth in Section 2.10.
     “S&P” means Standard & Poor’s Rating Group, a division of The McGraw Hill Companies, Inc. on the date hereof or its successor.
     “Sale and Leaseback Transaction” of any Person means any arrangement entered into by such Person or any Subsidiary of such Person, directly or indirectly, whereby such Person or any Subsidiary of such Person shall sell or transfer any property, whether now owned or hereafter acquired to any other Person (a “Transferee”), and whereby such first Person or any Subsidiary of such first Person shall then or thereafter rent or lease as lessee such property or any part thereof or rent or lease as lessee from such Transferee or any other Person other property which such first Person or any Subsidiary of such first Person intends to use for substantially the same purpose or purposes as the property sold or transferred.
     “Scheduled Redetermination” shall have the meaning set forth in Section 2.6(c)..
     “Security Documents” means (i) any security agreement in substantially the form of Exhibit C (or other form acceptable to the Collateral Agent), as each may be amended, modified, supplemented, renewed, extended or restated from time to time, and (ii) for purposes of Section 2.3, any letter of credit in the Collateral Account.
     “Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Specified Obligations” means any obligation under a loan or production payment referred to in paragraph (i) of Schedule V.
     “Subordinated Intercompany Obligations” means all liabilities under Permitted Hedges and Debt owed to TWC or any of its Subsidiaries if such liabilities and Debt are subordinate to all Obligations pursuant to a subordination agreement in substantially the form of Exhibit F.
     “Subordination Agreement” means each subordination agreement referred to in the definition herein of Subordinated Intercompany Obligations (including any subordination agreement delivered pursuant to Section 3.1).
     “Subsidiary” of any Person means any corporation, partnership, joint venture or other Business Entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation, partnership, joint venture or other Business Entity or others performing similar functions (irrespective of whether or not at the time Equity Interests of any other class or classes of such corporation, partnership, joint venture or other Business Entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, and in addition, with respect to the Guarantor, includes Williams Gulf Coast, irrespective of the Guarantor’s ownership of the Equity Interests of Williams Gulf Coast.
     “Terminated Hedge Amount” means at any time the net aggregate amount of all Relevant Amounts for all Early Termination Hedges that have been terminated prior to their stated expiration date since the most recent Redetermination Date; provided that so long as the absolute value of such net aggregate amount is less than $100 million, the Terminated Hedge Amount shall be zero.
     “Termination Date” means December 31, 2011.
     “Termination Event (ERISA)” means (i) a “reportable event”, as such term is described in Section 4043(c) of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC or a reportable event” as such term is described in Section 4043(c)(3) of ERISA) which could reasonably be expected to result in a termination of, or the appointment of a trustee to administer, a Plan, or which causes any Credit Party, due to actions of the PBGC, to be required to contribute at least $125,000,000 in excess of the contributions which otherwise would have been made to fund a Plan based upon the contributions recommended by such Plan’s actuary, or (ii) the withdrawal of a Credit Party or any ERISA Affiliate of a Credit Party from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by a Credit Party or any ERISA Affiliate of a Credit Party under Section 4064 of ERISA upon the termination of a Plan or Multiple Employer Plan, or (iii) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (iv) any other event or condition which could reasonably be expected to result in the termination of, or the appointment of, a trustee to administer, any Plan under Section 4042 of ERISA, other than (in the case of clauses (ii), (iii) and (iv) of this definition) where the matters described on such clauses, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     “Transfer Agreement” means an assignment and assumption agreement in form and substance reasonably satisfactory to the Administrative Agent and the Computation Agent
     “TWC” means The Williams Companies, Inc., a Delaware corporation.
     “TWC Credit Party” means TWC and any borrower or guarantor under a TWC Principal Credit Facility.
     “TWC Default” means (i) TWC or any Subsidiary of TWC (other than any TWC Excluded Entity) shall fail to pay any principal of or premium or interest on the TWC Principal Credit Facility or any other TWC Principal Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such TWC Principal Credit Facility or such other TWC Principal Debt; or (ii) the TWC Principal Credit Facility or any other TWC Principal Debt shall be accelerated.
     “TWC Excluded Entity” means MLP, any Subsidiary of MLP, any TWC Non-Recourse Subsidiary and any International Subsidiary.

     “TWC Non-Recourse Debt” means any Debt incurred by any TWC Non-Recourse Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or provide financing for, any new project commenced or acquired after the Effective Date, which Debt does not provide for recourse against TWC, or any Subsidiary of TWC (other than a TWC Non-Recourse Subsidiary and such recourse as exists under a TWC Performance Guaranty) or any property or asset of TWC, or any Subsidiary of TWC (other than the Equity Interests in, or the property or assets of, a TWC Non-Recourse Subsidiary).
     “TWC Non-Recourse Subsidiary” means (i) any non-material Subsidiary of TWC whose principal purpose is to incur TWC Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Business Entity created for such purpose, and substantially all the assets of which Subsidiary and such Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by TWC Non-Recourse Debt, or (y) Equity Interests in, or Debt or other obligations of, one or more other such Subsidiaries or Business Entities, or (z) Debt or other obligations of any Person (other than a Credit Party Entity) and (ii) any Subsidiary of a TWC Non-Recourse Subsidiary. For purposes of this definition, a “non-material Subsidiary” shall mean any Consolidated Subsidiary of TWC that is not a TWC Credit Party and is not an owner, directly or indirectly, of any Equity Interest in any TWC Credit Party.
     “TWC Performance Guaranty” means any guaranty issued in connection with any TWC Non-Recourse Debt or International Debt that (i) if secured, is secured only by assets of, or Equity Interests in, a TWC Non-Recourse Subsidiary or International Subsidiary, as applicable, and (ii) guarantees the (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such TWC Non-Recourse Debt or International Debt, (b) completion of the minimum agreed equity contributions to the relevant TWC Non-Recourse Subsidiary or International Subsidiary, as applicable, or (c) performance by a TWC Non-Recourse Subsidiary or International Subsidiary of obligations to Persons other than the provider of such TWC Non-Recourse Debt or International Debt.
     “TWC Principal Credit Facility” means (i) the U.S. $1,500,000,000 Credit Agreement dated as of May 1, 2006 among TWC, certain Subsidiaries of TWC, Citibank and others, as amended, modified, supplemented, renewed, extended or restated from time to time, and (ii) following termination of the agreement referred to in clause (i) of this definition, any other credit agreement that constitutes the principal credit facility of TWC.
     “TWC Principal Debt” means any “Debt” (as defined in the TWC Principal Credit Facility or, if “Debt” is not therein defined or if no TWC Principal Credit Facility then exists, as defined in the most recently existing TWC Principal Credit Facility that defined “Debt”) of TWC or any Subsidiary of TWC (other than any TWC Excluded Entity) in an aggregate principal amount outstanding of $100,000,000 or more.
     “Unaudited Report” means an Engineering Report prepared by or under the supervision of the manager of reserves of the Credit Party Entities and certified by such manager as being true and correct in all material respects and as having been prepared in accordance with the procedures used in the most recent December 31 Engineering Report delivered pursuant to Section 2.6 or Section 3.1(g). An Unaudited Report may take the form of an update to the most recently delivered December 31 Engineering Report with adjustments for acquisitions and dispositions, if any, and new pricing assumptions, if any, provided by the PV Determination Agent.

     “Unpaid Amounts” has the meaning specified in the relevant ISDA Master Agreement.
     “Unrated” means, as to any Bank, that no senior unsecured long-term Dollar-denominated debt or deposit obligations of such Bank is rated by S&P and no senior unsecured long-term Dollar-denominated debt or deposit obligations of such Bank is rated by Moody’s.
     “Unscheduled Redetermination” shall have the meaning set forth in Section 2.6(c).
     “Williams Gulf Coast” means Williams Production-Gulf Coast Company, L.P., a Delaware limited liability partnership.
     “Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
     “WPC” means Williams Production Company, LLC, a Delaware limited liability company.
     “WPX” means WPX Gas Resources Company, a Delaware corporation.
     “WPX Hedge” means a Hedge between WPX and any Non-Credit Party TWC Entity if (i) such Hedge is entered into in the normal course of business by WPX and (ii) the obligations, if any, of each Credit Party in respect of such Hedge are Subordinated Intercompany Obligations.
     SECTION 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     SECTION 1.3 Accounting Terms. All accounting terms not specifically defined shall be construed in accordance with GAAP. To the extent there are any changes in GAAP from December 31, 2005, the covenants set forth herein will continue to be determined in accordance with GAAP in effect on December 31, 2005, as applicable, until such time, if any, as such covenants are adjusted or reset to reflect such changes in GAAP and such adjustments or resets are agreed to in writing by the Counterparty and the Administrative Agent (after consultation with the Required Banks).
     SECTION 1.4 Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The term “including” shall mean “including, without limitation”. References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time so long as such amended, modified or supplemented document, instrument or agreement does not violate the terms of this Agreement.
     SECTION 1.5 Ratings. A rating, whether public or private, by S&P or Moody’s shall be deemed to be in effect on the date of announcement or publication by S&P or Moody’s, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the announcement or publication of, or in the absence of such announcement or publication, the effective date of, any change in, or withdrawal or termination of, such rating. In the event the standards for any rating by Moody’s or S&P are revised, or any such rating is designated differently (such as by changing letter designations to different letter designations or to numerical designations), the references herein to such rating shall be deemed to refer to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated, all as determined by the Required Banks in good faith. Long-term debt (or deposit obligations) supported by a letter of credit, guaranty, insurance or other credit enhancement mechanism shall not be considered as senior unsecured long-term debt (or deposit obligations).
ARTICLE II
TERMS OF THE FACILITY
     SECTION 2.1 Terms.
     (a) Procedure for Hedges. The Counterparty and any Bank may elect, each in its sole discretion, to enter into one or more Qualifying Hedges in accordance with the provisions of the ISDA Master Agreement between the Counterparty and such Bank.
     (b) Uncommitted Facility. No Bank shall have any obligation whatsoever to enter into any Qualifying Hedge.
     (c) No liability for other Banks’ Hedges. No Bank shall be responsible for the obligations of any other Bank or the Counterparty, or have any liability, in respect of any Qualifying Hedge entered into by such other Bank.
     (d) Bank Credit Support. The Counterparty agrees, and each Bank agrees, that such Bank will not be required to provide, and will not provide, any collateral, guaranty, letter of credit or other security in connection with any Qualifying Hedge, except Bank Credit Support required by the ISDA Master Agreement to which such Bank is a party and any Acceptable Bank Guaranty contemplated hereby. No Bank Credit Support will be released or modified if a Present Value Deficiency exists or would result therefrom, except as provided in Section 2.10.
     (e) Acceptable Bank Guaranty. Each time a Bank designates a Designated Affiliate of such Bank, such Bank shall deliver or cause to be delivered to the Administrative Agent an Acceptable Bank Guaranty with respect to such Designated Affiliate. No Acceptable Bank Guaranty shall be released or materially modified so long as the Designated Affiliate referred to therein remains a Designated Affiliate.
     (f) Advance Notice of Certain Qualifying Hedges. Neither the Counterparty nor any Bank will enter into any Qualifying Hedge that either (i) relates to any delivery point that is not a Pre-Approved Delivery Point or (ii) is not a Pre-Approved Hedge Type, unless (a) the Computation Agent receives, at least five Business Days prior to the date that the Counterparty proposes to enter into such Qualifying Hedge, a notice from the Counterparty and the Bank proposing to enter into such Qualifying Hedge describing such Qualifying Hedge and (b) the Computation Agent has not given notice to the Counterparty and such Bank by the end of such five Business Day period that the Computation Agent (1) has diligently worked during such period to develop an appropriate valuation mechanism for such Qualifying Hedge and (2) reasonably believes that it does not have an appropriate valuation mechanism for such Qualifying Hedge.
     SECTION 2.2 Payments and Computations.
     (a) Each Credit Party shall make each payment hereunder to be made by it not later than 2:00 p.m. (New York City time) on the day when due in Dollars (i) to the Administrative Agent at its address referred to in Section 8.2 (excluding, for such purpose, any address to which copies are to be sent), (ii) in the case of Exposure Fees, directly to the respective Banks entitled thereto or (iii) in the case of fees referred to in Section 2.4(a), directly to the respective Agent or Joint Lead Arranger entitled thereto, in each case in same day funds, without deduction, counterclaim or offset of any kind. In the case of the foregoing clause (i), the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of any amount payable to any Bank to such Bank. In no event shall any Bank be entitled to share any fee paid to any Agent or a Joint Lead Arranger, as such, or any amount applied to reimburse any Agent or a Joint Lead Arranger, as such, as contemplated by any Credit Document.
     (b) All computations of interest and fees hereunder shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fee hereunder, as the case may be.
     (d) Payments and deliveries under each Qualifying Hedge shall be effected directly between the parties to, and in accordance with, such Qualifying Hedge, except as provided in Sections 2.7 and 2.10. If the Counterparty or any Bank fails to make any payment or delivery required under a Qualifying Hedge, the Counterparty (or, if the Counterparty has so failed to make such a payment or delivery, the Bank party to such Qualifying Hedge) shall notify the Computation Agent of such failure by the end of the Business Day next following such failure specifying the amount thereof and identifying the Qualifying Hedge to which such failure pertains.
     SECTION 2.3 Taxes.
     (a) Any and all payments by any Credit Party under this Agreement or any Security Document shall be made, in accordance with Section 2.2, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings with respect thereto, and all liabilities with respect thereto, excluding, in the case of each Bank and each Agent, (i) taxes imposed on its net income or net profits, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, or such Agent (as the case may be) is organized or any political subdivision thereof and (ii) taxes imposed as a result of a present or former connection between such Bank or such Agent, as the case may be, and the jurisdiction imposing such tax or any political subdivision thereof (other than any such connection arising solely from such Bank or such Agent, as the case may be, having executed or delivered, or performed its obligations or received a payment or delivery under, or taken any other action related to, any Credit Document) and, in the case of each Bank, taxes imposed on its net income or net profits, and franchise taxes imposed on it, by the jurisdiction of such Bank’s Applicable Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or any Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions for Taxes (including deductions for Taxes applicable to additional sums payable under this Section 2.3), such Bank or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions for Taxes been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, each Credit Party agrees to pay all present or future filing or recording fees, stamp or documentary taxes and all other excise or property taxes, charges or similar levies which arise from any payment made by such Credit Party hereunder or from the execution, delivery, filing, recording or registration of, or otherwise with respect to, this Agreement or any Security Document (herein referred to as “Other Taxes”).
     (c) Each Credit Party will indemnify each Bank and each Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.3) owed and paid by such Bank or such Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Bank or such Agent, as the case may be, makes written demand therefor; provided that such Credit Party shall have no liability pursuant to this clause (c) of this Section 2.3 to indemnify a Bank or an Agent for Taxes or Other Taxes which were paid by such Bank or such Agent, as the case may be, more than ninety days prior to such written demand for indemnification.
     (d) In the event that a Bank or an Agent receives a written communication from any Governmental Authority with respect to an assessment or proposed assessment of any Taxes, such Bank or such Agent, as the case may be, shall promptly notify the Counterparty in writing and provide the Counterparty with a copy of such communication. An Agent’s or a Bank’s failure to provide a copy of such communication to the Counterparty shall not relieve the Counterparty of any of its obligations hereunder.
     (e) Promptly following payment of Taxes by or at the direction of any Credit Party, such Credit Party will furnish to the Administrative Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof (or, if no such receipt is reasonably available, other evidence of payment reasonably acceptable to the Administrative Agent). Should any Bank or any Agent ever receive any refund, credit or deduction from any taxing authority to which such Bank or such Agent, as the case may be, would not be entitled but for the payment by such Credit Party of Taxes or Other Taxes as required by this Section 2.3 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Bank or such Agent, as the case may be, in its reasonable judgment), such Bank or such Agent, as the case may be, thereupon shall repay to such Credit Party an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Bank or such Agent, as the case may be, and determined by such Bank or such Agent, as the case may be, to be attributable to such refund, credit or deduction.
     (f) Each Bank organized under the laws of a jurisdiction outside the United States shall on or prior to the date of its execution and delivery of this Agreement in the case of each Bank which is a party to this Agreement on the date this Agreement becomes effective and on the date any other Person becomes a Bank in the case of each other Bank, and from time to time thereafter as necessary or appropriate (but only so long thereafter as such Bank remains lawfully able to do so), provide the Administrative Agent and the Counterparty with two original Internal Revenue Service Forms W-8BEN or W-8ECI (or, in the case of a Bank that has provided a certificate to the Administrative Agent that it is not (i) a “bank” as that term is used in Section 881(c)(3)(a) of the Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of any Credit Party or (iii) a controlled foreign corporation related to any Credit Party (within the meaning of Section 864(d)(4) of the Code), Internal Revenue Service Forms W-8BEN), or any successor or other form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Credit Document or, in the case of a Bank that has certified that it is not a “bank” as described above, certifying that such Bank is a foreign corporation. If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms.
     (g) For any period with respect to which a Bank has failed to provide the Counterparty with the appropriate form, certificate or other document required by subsection (f) of this Section 2.3 (other than if such failure is due to a change in the applicable law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided) such Bank shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.3 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Bank become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Credit Parties shall take such steps as such Bank shall reasonably request (at such Bank’s expense) to assist such Bank in recovering such Taxes.
     (h) Any Bank claiming any additional amounts payable pursuant to this Section 2.3 agrees to use reasonable efforts to change the jurisdiction of its Applicable Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank.
     (i) If a Credit Party determines in good faith that a reasonable basis exists for contesting a Tax, the relevant Bank or Agent, as applicable, shall provide reasonable cooperation to such Credit Party in challenging such Tax at such Credit Party’s expense and if requested by such Credit Party in writing; provided, however, that no Bank nor Agent, as applicable, shall be required to take any action hereunder which, in the reasonable discretion of such Bank or such Agent, as applicable, would cause such Bank or its Applicable Office or such Agent, as applicable, to suffer a legal, regulatory or material economic disadvantage.
     (j) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 2.3 shall survive the payment in full of the Obligations and the Termination Date.
     (k) Notwithstanding any provision of this Agreement to the contrary, this Section 2.3 shall be the sole provision governing indemnities for and claims for Taxes under this Agreement and the Security Documents. For avoidance of doubt, it is agreed that this Section 2.3 does not apply to payments or deliveries made under any Qualifying Hedge (the tax aspects of which shall be governed by the Hedge Documents, including Section 2(d) of the ISDA Master Agreement).
     (l) Notwithstanding any other provision in this Section 2.3, no additional amount shall be required to be paid by any Credit Party under Section 2.3(a) or 2.3(c) to any Bank organized under the laws of a jurisdiction outside the United States in respect of Taxes or any liabilities (including penalties, interest and expenses arising therefrom or with respect thereto), except to the extent that any change after the Effective Date (in the case of each Bank which was a party to this Agreement on the Effective Date) or after the date on which another Person becomes a Bank (in case of each other Bank) in any such requirement for a deduction, withholding or payment of Taxes described in this Section 2.3 shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the Effective Date (in the case of each Bank which was a party to this Agreement on the Effective Date) or at the date of the relevant document pursuant to which another Person becomes a Bank (in the case of each other Bank). For avoidance of doubt, this Section 2.3(1) does not apply to Other Taxes.

     SECTION 2.4 Fees.
     (a) Agents’ Fees. The Counterparty agrees to pay directly to each Agent, each collateral sub-agent referred to in Section 2.11 and each Joint Lead Arranger, for its sole account, such fees as may be separately agreed to in writing by the Counterparty and such Agent, such collateral sub-agent or such Joint Lead Arranger, as the case may be.
     (b) Exposure Fees. The Counterparty agrees to pay to each Bank an exposure fee (an “Exposure Fee”) in an amount equal to 0.625% per annum multiplied by the daily average of the net MTM Exposure for all Qualifying Hedges to which such Bank is a party (excluding in the computation of any Exposure Fee, those days on which the net MTM Exposure for all Qualifying Hedges to which such Bank is a party is negative). All Exposure Fees owed to any Bank will be computed by such Bank based on the reports substantially in the form of Exhibit H furnished by the Computation Agent pursuant to Section 7.1. Each Bank shall submit an invoice to the Counterparty supporting its computation of any Exposure Fees owed to such Bank with respect to each Fiscal Quarter that has elapsed and, if the Termination Date has occurred, with respect to the period from the most recent date through which its Exposure Fees have been invoiced (or the Effective Date, if Exposure Fees have not previously been invoiced by it) through the Termination Date. The Exposure Fee for each Bank will be payable in arrears directly to such Bank within ten Business Days following the receipt of each such invoice.
     SECTION 2.5 Interest. Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees to pay, to the fullest extent permitted by law, interest on any amount payable hereunder that is not paid when due (after the expiration of any applicable grace period), from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate.
     SECTION 2.6 Engineering Reports and Present Value.
     (a) Engineering Reports.
          (i) Prior to May 1 of each year, the Counterparty agrees to deliver to the PV Determination Agent and the Banks the December 31 Engineering Report as of the immediately preceding December 31. Additionally, upon the request of the PV Determination Agent, the Counterparty agrees to deliver to the PV Determination Agent an Unaudited Report that is the same as such December 31 Engineering Report, except that such Unaudited Report will be based on the pricing assumptions specified by the PV Determination Agent.
          (ii) For each Unscheduled Redetermination initiated by the Counterparty pursuant to Section 2.6(e)(i), the Counterparty agrees to deliver to the PV Determination Agent an Unaudited Report, as of a date reasonably acceptable to the Counterparty and the PV Determination Agent; provided that if such Unscheduled Redetermination was initiated pursuant to Section 2.6(e)(i)(1) and the acquired Proved Reserves have a fair market value, in the aggregate, equal to or greater than $300 million, an Acquired Reserves Engineering Report, as of such date, covering the acquired Proved Reserves must be delivered to the PV Determination Agent with such Unaudited Report. For each Unscheduled Redetermination initiated by the Required Banks pursuant to Section 2.6(e)(ii), the Counterparty agrees to deliver to the PV Determination Agent, an Unaudited Report, as of a date reasonably acceptable to the Counterparty and the PV Determination Agent, covering the Proved Reserves that the Counterparty desires to have included in the Present Value determination.

          (iii) Concurrently with the delivery of each Engineering Report, the Counterparty agrees to deliver to the PV Determination Agent a production report covering the net production of oil and gas of the Credit Party Entities, which report shall include quantities or volumes of production, realized product prices, operating expenses, taxes, capital expenditures and such other information as the PV Determination Agent may reasonably request and covering the one year period ending on the “as of” date of the Engineering Report being delivered with such production report.
          (iv) Concurrently with the delivery of each Engineering Report, the Counterparty agrees to deliver to the PV Determination Agent, a certificate from an Authorized Officer of the Counterparty that, to the best of his knowledge and in all material respects, (i) the oil and natural gas reserves information set forth in such Engineering Report was estimated using generally accepted engineering and evaluation principles and is reasonable in the aggregate by basin, and any factual information contained in the reports delivered with such Engineering Report is true and correct, (ii) a Credit Party Entity owns directly good and defensible title (as defined in Section 4.1(m)) to the Proved Reserves evaluated in such Engineering Report free of all Liens except for Liens not prohibited by Section 5.2(a), (iii) except as set forth in the certificate or in the Engineering Report, on a net basis there are no material (with such materiality determined in relation to the total reserve base included in such Engineering Report) gas imbalances, take or pay or other prepayments with respect to the Proved Reserves evaluated in such Engineering Report which would require any Credit Party Entity to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor, (iv) no Oil and Gas Properties have been disposed by any Credit Party Entity since the date of the last Present Value determination except as permitted by the terms of this Agreement or, in any material respect, been destroyed or damaged (except to the extent covered by insurance and except as set forth in such certificate), (v) attached to the certificate are statements of each Credit Party’s outstanding Qualifying Hedges and Permitted Hedges (other than WPX Hedges), which statements shall include for each Qualifying Hedge and each such Permitted Hedge (a) the termination date, (b) the notional amounts or volumes and the periods covered by such volumes, and (c) the price to be paid or the basis for calculating the price to be paid by such Credit Party and the other Person under such Qualifying Hedge or such Permitted Hedge, as the case may be, for each of the future periods covered by such Qualifying Hedge or such Permitted Hedge, as the case may be, and (vi) the Other Present Value Obligations Amount on the date of such certificate is the amount set forth in such certificate.
     (b) During the period from the Effective Date until the first Redetermination Date, the amount of the Present Value shall be $2,659,047,000.
     (c) The Present Value shall be redetermined from time to time in accordance with Section 2.6(d) by the PV Determination Agent with the concurrence of the Required Banks. The Present Value shall be redetermined annually following delivery of each December 31 Engineering Report (each being a “Scheduled Redetermination”). Additionally, unscheduled redeterminations of the Present Value may occur from time to time in accordance with Section 2.6(e) (each being an “Unscheduled Redetermination”). Any redetermination of the Present Value shall become effective as contemplated in Section 2.6(f) and shall remain in effect until the next Redetermination Date.
     (d) Upon receipt of an Engineering Report and the other items required by Section 2.6(a) and such other reports, data and supplemental information as may from time to time be reasonably requested by the PV Determination Agent, the PV Determination Agent will redetermine a new Present Value. Such redeterminations will not take into account reserves forecasted to be produced during the next twelve months and otherwise will be in accordance with the PV Determination Agent’s normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time using a 9% discount rate (or such other discount rate as the PV Determination Agent may in good faith elect based on market conditions) and giving effect to all Qualifying Hedges (but not giving effect to (I) any such Qualifying Hedges that have been terminated and as to which the PV Determination Agent has been notified of such termination sufficiently in advance of such redetermination, based on the PV Determination Agent’s judgment, to allow it to take such termination into account or (II) any of the WPX Hedges) in effect on the date as of which the certificate referred to in Section 2.6(a)(iv) relating to the relevant Engineering Report is given (or, if such date is not a Business Day, on the next preceding Business Day) and all Qualifying Hedges entered into after such date if, based on the PV Determination Agent’s judgment, notice of those Qualifying Hedges has been received sufficiently in advance of such redetermination to allow it to take such Qualifying Hedges into account; provided that Proved Reserves that are not proved developed producing reserves (“Non-Producing Reserves”) shall be excluded from such redeterminations to the extent that inclusion thereof would result in Non-Producing Reserves constituting more than 25% of the Present Value; provided further that Proved Reserves attributable to Restricted Interests shall be excluded from such redeterminations to the extent that inclusion thereof would result in greater than 15% of the Present Value being attributable to such Restricted Interests; provided further that as to any Collar taken into account in any such redetermination (A) if the price data used by the PV Determination Agent is higher than the strike price of the call that constitutes a portion of such Collar, then such strike price and the notional volume of such call will be used in such redetermination (and the put that constitutes a portion of such Collar shall not be taken into account), (B) if the price data used by the PV Determination Agent is lower than the strike price of the put that constitutes a portion of such Collar, then such strike price and the notional volume of such put will be used in such redetermination (and the call that constitutes a portion of such Collar shall not be taken into account), and (C) if the price data used by the PV Determination Agent is (x) equal to or less than the strike price of the call that constitutes a portion of such Collar and (y) equal to or greater than the strike price of the put that constitutes a portion of such Collar, then neither such put nor such call shall be taken into account. The PV Determination Agent, in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time, may make adjustments to the rates, volumes, prices and other assumptions used in an Engineering Report. The PV Determination Agent shall propose a new Present Value and (i) notify the Counterparty of such proposed new Present Value, the PV Determination Agent’s price assumptions used for such proposed new Present Value and other key assumptions used by the PV Determination Agent for such proposed new Present Value within 30 days following receipt by the PV Determination Agent of such Engineering Report and such other items, reports, data and information in a timely and complete manner and (ii) not less than three Business Days after such notification to the Counterparty, notify the Banks of such proposal. After having received notice of such proposal by the PV Determination Agent, each Bank shall have 10 days to agree or disagree with such proposal. Any failure of a Bank to communicate its approval or disapproval within such ten day period shall be deemed to be an approval of such proposal. If the Required Banks approve (including any such deemed approval) the PV Determination Agent’s proposal, then such proposal shall be the new Present Value. If however, the Required Banks do not approve such proposal within 10 days, then (1) the Required Banks may agree on, and notify the PV Determination Agent of, a revised Present Value within seven Business Days following such 10 day period or (2) if the Required Banks fail to so agree or fail to so notify within such seven Business Day period, such proposal of the PV Determination Agent will be deemed to have been approved by the Required Banks.
     (e) In addition to Scheduled Redeterminations, (i) the Counterparty may initiate an Unscheduled Redetermination (1) if the Credit Party Entities have acquired directly Proved Reserves since the most recent Redetermination Date (or December 31, 2005, if the first Redetermination Date has not occurred) having a fair market value in the aggregate of $100 million or more, (2) at any time (but not more often than once per calendar year for requests pursuant to this clause (2)) or (3) if any Credit Party Entity has sold a volumetric production payment since the most recent date as of which the Present Value was determined (or, if the first Redetermination Date has not occurred, since December 31, 2005) at any time before the next date as of which the Present Value is determined pursuant to any provision hereof other than this clause (3) (but not more often than once per calendar year for requests pursuant to this clause (3)), in each case by notifying the PV Determination Agent and providing an Engineering Report in accordance with Section 2.6(a), and (ii) the Required Banks may initiate an Unscheduled Redetermination (1) if Proved Reserves having a fair market value in the aggregate of $100 million or more have, since the most recent Redetermination Date (or the Effective Date, if the first Redetermination Date has not occurred), been disposed by the Credit Party Entities (other than in Permitted Dispositions), destroyed or damaged (except to the extent covered by insurance) or taken by eminent domain or other governmental action, (2) if Proved Reserves are restated or recategorized by a Credit Party Entity and the effect thereof is to reduce the Present Value by $100 million or more in the aggregate or (3) at any time (but not more than once per calendar year pursuant to this clause (3)), in each case by specifying in writing to the Counterparty the date (which shall in no event be less than ten Business Days following Counterparty’s receipt of such writing) on which the Counterparty is to furnish an Engineering Report in accordance with Section 2.6(a).
     (f) The PV Determination Agent shall promptly notify in writing the Counterparty and the Banks of the new Present Value. Any redetermination of the Present Value shall become effective on the date written notice thereof is received by the Counterparty.
     (g) If
          (i) since the most recent Redetermination Date, any Hedge that was taken into account in the most recent determination of the Present Value is terminated prior to its stated expiration date (each, an “Early Termination Hedge”), and
          (ii) had such Early Termination Hedge and all other Early Termination Hedges terminated since the most recent Redetermination Date not been taken into account in the most recent determination of the Present Value, the Present Value would have been at least $100 million more or less than the Present Value actually determined (for each Early Termination Hedge, the “Relevant Amount” will be the amount by which the Present Value would have differed if such Early Termination Hedge had not been taken into account in the most recent determination of the Present Value, with any such difference that would have increased such Present Value being expressed as a negative number and any such difference that would have decreased such Present Value being expressed as a positive number);
then, within 4 Business Days after any Early Termination Hedge is terminated, the PV Determination Agent will determine, and notify the Counterparty and the Banks of, the Relevant Amount for each Early Termination Hedge that has been terminated prior to its stated expiration date since the most recent Redetermination Date.
     SECTION 2.7 Present Value Deficiency. If at any time a Present Value Deficiency exists, the Counterparty shall within three Business Days thereof deliver to the Collateral Agent, for deposit into the Collateral Account, Acceptable Credit Support in an amount equal to the amount of such Present Value Deficiency. Each Bank will (i) during the existence of a Present Value Deficiency of which it has received notice hereunder (and has not received notice pursuant to clause (iii) of the last sentence of Section 7.1 that such Present Value Deficiency does not exist), pay directly to the Collateral Agent for deposit into the Collateral Account all payments under any Qualifying Hedge to which such Bank is a party that would otherwise be paid to the Counterparty, and such payments will be made without exercise of any offset, defense or counterclaim (except that a Bank may net payments owed under any Qualifying Hedge to which it is a party against payments owed under any other Qualifying Hedge to which it is a party and may net payments under the same Qualifying Hedge), and (ii) by 9:00 a.m. (New York City time) on the Business Day following each day on which it has made a payment pursuant to clause (i) of this sentence or pursuant to clause (3) of Section 6.1, notify the Counterparty, the Collateral Agent and the Computation Agent of the amount of such payment. At such time as no Present Value Deficiency exists and no Event of Default exists, the Counterparty will be entitled to return (for avoidance of doubt, “return” includes, without limitation, any delivery of interest accrued on Acceptable Credit Support) of the Acceptable Credit Support (including appropriate reduction in the amount of an Acceptable Letter of Credit) in accordance with customary procedures (but in any event within 3 Business Days’ from the date the Collateral Agent determines that no Present Value Deficiency exists and no Event of Default exists), to the extent that such return (or reduction) will not cause a Present Value Deficiency; provided that if a Hedge becomes an Early Termination Hedge, then no such return or reduction will be effected during the period from the date such Hedge becomes an Early Termination Hedge through and including the earlier of (x) the date that is 4 Business Days following the date that such Hedge became an Early Termination Hedge and (y) the date on which the Counterparty receives notice from the PV Determination Agent of the Relevant Amount for such Early Termination Hedge; provided further that the Collateral Agent shall not be required to effect any such return or reduction if the Counterparty has not given the Collateral Agent specific notice requesting such return or reduction.
     SECTION 2.8 Removal and Addition of Banks. Any Bank (i) that has no Qualifying Hedges outstanding and (ii) that is neither owed nor owes any obligation to make any payment or delivery under any Qualifying Hedge may be removed as a party to this Agreement by the Counterparty by ten Business Days’ notice to such Bank and the Administrative Agent, or may remove itself as a party to this Agreement by ten Business Days notice to the Counterparty and the Administrative Agent, except the agreements and obligations of the Counterparty contained in Sections 2.3 and 8.4 (and the obligations of the Guarantor related thereto) shall continue. The Counterparty shall have the right to add to this Agreement any new Bank if (i) the senior unsecured long-term Dollar-denominated debt or deposit obligations of each added Bank is rated at least BBB by S&P and Baa2 by Moody’s, (ii) following each such addition, the number of Banks does not exceed ten and (iii) all “know your customer” Governmental Requirements applicable to any Bank or Agent have been met. Each such addition shall be effected by execution by such Bank and the Counterparty of a New Bank Agreement, and shall be effective upon receipt by the Administrative Agent and the Computation Agent of such executed New Bank Agreement.
     SECTION 2.9 Sharing of Payments, Etc. No Bank will be required to share payments, set-offs or other amounts received by it under any Qualifying Hedge, except that (i) following termination of all Qualifying Hedges pursuant to clause (2) of Section 6.1 of this Agreement or (ii) if such termination is not effected pursuant to such clause (2) and the Required Banks elect that this clause (ii) apply, following termination of all Qualifying Hedges pursuant to the other terms of the Credit Documents, the Acceptable Credit Support, any amount received pursuant to any Subordination Agreement and amounts received pursuant to the guaranties set forth in Article IX will be shared ratably by the Banks (based on the respective amounts of the Obligations then owed to the Banks and Agents and an amount estimated in good faith by the Collateral Agent to be the amount of all other Obligations that may arise thereafter as contemplated by Section 5.4 of the Security Agreement). For avoidance of doubt, this Section 2.9 does not modify the requirement set forth in the second sentence of Section 2.7 that certain payments be made without exercise of any offset, defense or counterclaim (except as provided in such sentence).
     SECTION 2.10 Bank Credit Support. Each Bank agrees to deliver, directly to the Collateral Agent to be held in the Collateral Account (whether or not a Present Value Deficiency exists), all Bank Credit Support with respect to such Bank, and the Counterparty agrees that such delivery shall satisfy the requirements of the relevant Qualifying Hedge that such Bank provide such Bank Credit Support to the Counterparty. Prior to termination of a Qualifying Hedge, the Bank Credit Support provided by any Bank under such Qualifying Hedge shall be redelivered to such Bank from time to time to the extent no longer required under such Qualifying Hedge. At the termination of a Qualifying Hedge (or, in the case of clauses (ii) and (iii) of this sentence, on the second Business Day next following such termination), any remaining Bank Credit Support provided by a Bank pursuant to such Qualifying Hedge (or by such Bank or its direct or indirect parent pursuant to an Acceptable Bank Guaranty) shall be (i) if at such termination

(A) the Counterparty is entitled to a payment from such Bank and (B) a Present Value Deficiency exists (or would result from such termination or payment), retained (to the extent of such payment obligation) in the Collateral Account to secure the Obligations (and such retention shall be deemed to satisfy such payment obligation to the extent of the amount so retained, which amount in the case of treasury obligations shall be the principal amount thereof plus interest accrued to the date of such termination) (“Retained Bank Credit Support”), (ii) if at such termination (A) the Counterparty is entitled to a payment from such Bank, (B) a Present Value Deficiency does not exist (and would not result from such termination or payment) and (C) by 5:00 p.m. (New York City time) on the Business Day next following the date of such termination, the Bank has not made all or part of such payment and the Counterparty notifies the Collateral Agent of such non-payment by 5:00 p.m. (New York City time) on the second Business Day next following the date of such termination, delivered by the Collateral Agent to the Counterparty (to the extent of such unpaid payment obligation), and such delivery shall be deemed to satisfy such unpaid payment obligation to the extent of the amount so delivered or (iii) otherwise, returned by the Collateral Agent to such Bank; provided that if a Hedge becomes an Early Termination Hedge, then no action shall be taken pursuant to clause (i) or clause (ii) of this sentence during the period from the date such Hedge becomes an Early Termination Hedge through and including the earlier of (x) the date that is 4 Business Days following the date that such Hedge became an Early Termination Hedge and (y) the date on which the Counterparty receives notice from the PV Determination Agent of the Relevant Amount for such Early Termination Hedge.
     SECTION 2.11 Collateral Account. The Collateral Agent shall maintain separate sub-accounts within the Collateral Account in order to keep separate and readily identifiable all Acceptable Credit Support and Bank Credit Support as follows:
     (i) one such sub-account shall contain only (a) Acceptable Credit Support delivered pursuant to Section 2.7, (b) Retained Bank Credit Support and (c) all proceeds, payments, collections and other amounts and rights in respect thereof; and
     (ii) a separate such sub-account shall be maintained for each Bank and shall contain only (a) Bank Credit Support delivered by such Bank pursuant to Section 2.10 and (b) all proceeds, payments, collections and other amounts and rights in respect thereof; provided that at the time any such Bank Credit Support (or proceeds, payments, collections or other amounts or rights in respect thereof) becomes Retained Bank Credit Support, such Retained Bank Credit Support shall be transferred to the sub-account referred to in Section 2.11(i).
     Additionally, if the Bank that is the Collateral Agent provides any Bank Credit Support, the Counterparty will appoint a collateral sub-agent to hold such Bank Credit Support (and proceeds, payments, collections and other amounts and rights in respect thereof); provided that at the time any such Bank Credit Support (or proceeds, payments, collections or other amounts or rights in respect thereof) becomes Retained Bank Credit Support, such Retained Bank Credit Support shall be transferred to the Collateral Agent for inclusion in the sub-account referred to in Section 2.11(i). Such collateral sub-agent (a) shall hold and deal with Bank Credit Support provided by the Collateral Agent on the same terms as the Collateral Agent holds and deals with other Bank Credit Support, (b) shall have all of the rights, duties, responsibilities and protections (including rights to indemnities) provided herein to the Collateral Agent, (c) shall act as agent for the Banks (other than the Bank that is the Collateral Agent in its capacity as the provider of the Bank Credit Support) and not as agent for the Counterparty and (d) shall be a financial institution acting through an office in New York City and shall have senior unsecured long-term Dollar-denominated debt or deposit obligations that are rated A or higher by S&P and A2 or higher by Moody’s. No Bank shall be required to accept appointment as a collateral sub-agent
     SECTION 2.12 Use of Collateral; Interest.

     (a) So long as (i) the Collateral Agent is not in default of any of its obligations under any Credit Document and (ii) the senior unsecured long-term Dollar-denominated debt or deposit obligations of the Collateral Agent are rated AA- or higher by S&P and Aa3 or higher by Moody’s, the Collateral Agent will, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Acceptable Collateral and Bank Credit Support it holds, free from any claim or right or any nature whatsoever of the Counterparty or any Bank, including any equity or right of redemption (each a “Permitted Usage”). For purposes of any obligation to deliver Acceptable Collateral or Bank Credit Support under any Credit Document, the last sentence of Section 7.1 and any rights or remedies authorized under any Credit Document, the Collateral Agent will be deemed to continue to hold all Acceptable Collateral and Bank Credit Support that are the subject of any Permitted Usage until such Acceptable Collateral or Bank Credit Support is delivered to the Counterparty or a Bank, as the case may be. At such time as (i) the Collateral Agent is in default of any of its obligations under any Credit Document or (ii) any senior unsecured long-term Dollar-denominated debt or deposit obligations of the Collateral Agent are not rated AA- or higher by S&P or not rated Aa3 or higher by Moody’s, the Collateral Agent will immediately return to the Collateral Account all Acceptable Collateral and Bank Credit Support that has been the subject of a Permitted Usage and has not been previously returned to the Collateral Account by the Collateral Agent. Additionally, the Collateral Agent will return Acceptable Collateral and Bank Credit Support, as the case may be, that are the subject of a Permitted Usage as may be necessary from time to time to meet any requirement it has under any Credit Document to return or deliver any Acceptable Collateral or Bank Credit Support. If the Acceptable Collateral or Bank Credit Support that was the subject of a Permitted Usage (i) was cash, any return pursuant to this Section 2.12 shall be effected by deposit by the Collateral Agent into the Collateral Account of cash in an amount equal to the amount of cash that was the subject of such Permitted Usage plus interest thereon as provided in Section 2.12(b) or (ii) was United States treasury obligations, any such return shall be effected by deposit by the Collateral Agent into the Collateral Account of United States treasury obligations that are in all respects (including amount, interest rate and maturity) the same as the treasury obligations that were the subject of such Permitted Usage. If any treasury obligations deposited into the Collateral Account mature, the amount of principal and interest paid in respect thereof shall thereafter be treated as cash for purposes hereof. The Collateral Agent shall have no obligation to invest any Acceptable Collateral or Bank Credit Support. Any Permitted Usage shall be solely at the Collateral Agent’s risk.
     (b) If the Counterparty or any Bank (“Depositor”) delivers to the Collateral Agent any amount of cash, then the Collateral Agent will pay to such Depositor for each day from the date such amount is so delivered until such amount is redelivered to such Depositor (or delivered to a Bank or a Counterparty to the extent required pursuant to the terms hereof or of any other Credit Document) interest on both such amount and on all interest accrued thereon for each preceding day (or the portion of such amount and such interest that has not been delivered to the Counterparty or Bank pursuant to the terms of any Credit Document) at a per annum rate equal to the Federal Funds Rate for such day; provided that such interest shall not accrue for any period during which the Collateral Agent does not have the right of Permitted Usage set forth in the first sentence of Section 2.12(a). Interest accrued or paid on any treasury obligations shall be for the account of the Counterparty or Bank, as the case may be, that delivered such treasury obligations to the Collateral Agent; provided that interest accruing on Bank Credit Support with respect to any Bank (whether in the form of cash or treasury obligations) shall accrue (i) for the account of such Bank until such date, if any, as such Bank Credit Support becomes Retained Bank Credit Support and (ii) on and after such date, for the account of the Counterparty. Accrued interest in respect of any Acceptable Collateral or Bank Credit Support shall constitute additional Acceptable Collateral or Bank Credit Support, as the case may be, and be subject to the terms of the Credit Documents to the same extent as the Acceptable Collateral or Bank Credit Support, as the case may be, in respect of which such interest accrued.

ARTICLE III
CLOSING
     SECTION 3.1 Payment of Fees and Documents. On or before the date hereof, the Counterparty agrees to (i) pay to the Administrative Agent, for the account of the respective Agents and Joint Lead Arrangers, all accrued fees of the Agents and the Joint Lead Arrangers to the extent required to be paid hereunder (or to the extent otherwise agreed to by the Administrative Agent and the Counterparty) and presented for payment, and (ii) deliver, or cause to be delivered, to the Banks counterparts of this Agreement duly executed by the Counterparty and the Guarantor and the following:
     (a) Certified copies of (1) the resolutions of the Board of Directors, or an authorized committee thereof or other relevant Person, of each Credit Party authorizing the execution of this Agreement and each other Credit Document to which such Credit Party is a party and (2) all other documents, in each case evidencing any necessary company action, if any, with respect to each Credit Document and the transactions thereunder and hereunder.
     (b) A certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the name and true signature of an officer of such Credit Party or other relevant Person authorized to sign each Credit Document to which it is a party and the other documents to be delivered by it hereunder and thereunder.
     (c) A copy of a certificate of the Secretary of State of the jurisdiction of formation of, or of an Authorized Officer or other representative of, each Credit Party, dated reasonably near the date hereof, certifying (i) as to a true and correct copy of the charter or other organizational documents of such Credit Party, and each amendment thereto on file in such Secretary’s office and (ii) that such Credit Party has paid all franchise taxes due prior to the date of such certificate.
     (d) Opinions of each of (i) an in-house counsel of the Counterparty or of any of its affiliates, substantially in the form of Exhibit A and (ii) Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties, substantially in the form of Exhibit B.
     (e) A certificate of each Credit Party (or of its representative), signed on behalf of such Credit Party by an Authorized Officer thereof or signed by another representative, dated as of the date hereof (the statements made in which certificate shall be true on and as of the date hereof), certifying as to (i) the absence of any amendments to the charter or other organizational documents of such Credit Party not included in the certificate referred to in clause (c) above, (ii) a true and correct copy of the bylaws, if any, of such Credit Party as in effect on the date on which the resolutions referred to in clause (a) were adopted and on the date hereof, (iii) the due incorporation or formation and good standing and valid existence of such Credit Party as an entity organized under the laws of the jurisdiction of its incorporation or organization, (iv) the truth, in all material respects, of the representations and warranties of such Credit Party and its Subsidiaries contained in this Agreement and the Credit Documents delivered on or before the date hereof as though made on and as of the date hereof other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date and (v) the absence of any event occurring and continuing, or resulting from, the consummation of the transactions hereunder or pursuant to the Credit Documents delivered on or before the date hereof, that constitutes a Present Value Deficiency, a Pro Forma Present Value Deficiency, a Default or an Event of Default.
     (f) A certificate of an Authorized Officer of the Counterparty setting forth all Hedges to which any Credit Party or any Subsidiary of a Credit Party is a party on the Effective Date.

     (g) The December 31 Engineering Report for 2005 comporting with the requirements of Section 2.6(a)(i), the related report contemplated by Section 2.6(a)(iii), and the certificate contemplated by Section 2.6(a)(iv).
     (h) An ISDA Master Agreement for each Bank listed on the signature pages hereof, duly executed by the Counterparty.
     (i) Executed subordination agreements, each in substantially the form of Exhibit F, (i) among the Administrative Agent, WPC and the Counterparty specifying WPC as the “Subordinated Creditor” and the Counterparty as the “Debtor”, (ii) among the Administrative Agent, WPC and the Counterparty specifying the Counterparty as the “Subordinated Creditor” and WPC as the “Debtor” and (iii) among the Administrative Agent, the Credit Parties and one or more Non-Credit Party TWC Entities specifying such Non-Credit Party TWC Entities as the “Subordinated Creditors” and the Credit Parties as the “Debtors”.
     (j) A Security Document duly executed by the Counterparty.
     (k) Recent lien searches in respect of the Counterparty in all relevant jurisdictions.
     (l) A certificate of an Authorized Officer of each Credit Party certifying that the balance sheets and statements of income and cash flows that are referred to in Section 4.1(e) fairly present in all material respects the combined financial position of the Credit Party Entities as of December 31, 2005 and September 30, 2006 and the combined results of operations of the Credit Party Entities for the year and nine months, respectively, then ended.
     SECTION 3.2 Effectiveness of Agreement. The Administrative Agent shall notify the Counterparty when it reasonably believes that this Agreement has become effective, and such notice shall be conclusive and binding on all parties to the Credit Documents (provided that such effectiveness shall not be conditioned on such notice).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.1 Representations and Warranties of the Credit Parties. Each Credit Party, with respect to itself and its Subsidiaries only, represents and warrants, on the date hereof and on each date that a Qualifying Hedge is entered into, as follows:
     (a) Each Credit Party is duly organized or validly formed, validly existing and (if applicable) in good standing under the laws of the State of Delaware and has all corporate, limited partnership or limited liability company powers and all governmental licenses, authorizations, certificates, consents and approvals required to carry on its business as now conducted in all material respects, except where failure to be in good standing or to have those licenses, authorizations, certificates, consents and approvals could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of each Credit Party is duly organized or validly formed, validly existing and (if applicable) in good standing under the laws of its jurisdiction of incorporation or formation, except where the failure to be so organized or formed, existing and in good standing could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of a Credit Party has all corporate, limited partnership or limited liability company powers and all governmental licenses, authorizations, certificates, consents and approvals required to carry on its business as now conducted in all material respects, except for those licenses, authorizations, certificates, consents and approvals the failure to have which could not reasonably be expected to have a Material Adverse Effect.
     (b) The execution, delivery and performance by each Credit Party of the Credit Documents to which it is shown as being a party and the consummation of the transactions contemplated thereby are within such Credit Party’s corporate, limited partnership or limited liability company powers, have been duly authorized by all necessary corporate, limited partnership or limited liability company action, do not contravene (i) such Credit Party’s charter, by-laws or formation agreement or (ii) law or any restriction under any material agreement binding on or affecting such Credit Party and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     (c) No material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by any Credit Party of any Credit Document to which it is a party, or the consummation of the transactions contemplated thereby.
     (d) Each Credit Document has been duly executed and delivered by each appropriate Credit Party, and is the legal, valid and binding obligation of each such Credit Party, enforceable against each such Credit Party, in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.
     (e) The combined balance sheets of the Credit Party Entities as at December 31, 2005 and September 30, 2006, and the related combined statements of income and cash flows of the Credit Party Entities for the fiscal year ended December 31, 2005, and the nine months ended September 30, 2006, copies of which have been furnished to each Bank, have been prepared in accordance with GAAP and fairly present in all material respects the combined financial condition of the Credit Party Entities as at such dates and the combined results of operations of the Credit Party Entities for the periods indicated, subject, in the case of the September 30, 2006 financial statements, to normal year-end adjustments and subject, in the case of both sets of financial statements, to the omission of footnotes. As of the date hereof only, from December 31, 2005 to the date of this Agreement, there has been no material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of the Credit Party Entities (other than Non-Recourse Subsidiaries), taken as a whole.
     (f) There is, as to each Credit Party, no pending or, to the knowledge of such Credit Party as of the date hereof only, threatened action or proceeding affecting such Credit Party or any Subsidiary of such Credit Party before any court, governmental agency or arbitrator, (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which purports to affect the legality, validity, binding effect or enforceability of any Credit Document.
     (g) No Credit Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (h) No Termination Event (ERISA) has occurred or is reasonably expected to occur with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Subsidiary or ERISA Affiliate of any Credit Party has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA that could reasonably be expected to have a Material Adverse Effect, and no Credit Party is aware of any reason to expect that any Multiemployer Plan is to be in reorganization or to be terminated within the meaning of Title IV of ERISA that would have a Material Adverse Effect.

     (i) Except as disclosed in writing by the Counterparty to the Banks and the Administrative Agent after the date hereof and approved in writing by the Required Banks, each Credit Party and its Subsidiaries are in compliance with all applicable Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in writing by any Credit Party to the Banks and the Administrative Agent after the date hereof and approved in writing by the Required Banks, the aggregate contingent and non-contingent liabilities of each Credit Party and its Subsidiaries (other than those reserved for in accordance with GAAP and excluding liabilities to the extent covered by insurance if the insurer has confirmed that such insurance covers such liabilities or which such Credit Party reasonably expects to recover from ratepayers) which to such Credit Party’s knowledge are reasonably expected to arise in connection with (i) the requirements of any Environmental Law or (ii) any obligation or liability to any Person in connection with any Environmental matters (including any release or threatened release (as such terms are defined or used in the Comprehensive Environmental Response, Compensation and Liability Act of 1980) of any Hazardous Waste, Hazardous Substance, other waste, petroleum or petroleum products into the Environment) could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and its Subsidiaries holds, or has submitted a good faith application for all Environmental Permits (none of which have been terminated or denied) required for any of its current operations or for any property owned, leased, or otherwise operated by it; and is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits, except where the failure to comply with the matters set forth in this sentence, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (j) No Default or Event of Default has occurred and is continuing. After giving effect to all Qualifying Hedges outstanding or to be entered into on any date this representation is made, no Present Value Deficiency exists and no Default or Event of Default would result therefrom.
     (k) As of the date hereof only, after giving effect to the Credit Documents and each transaction thereunder (including each Hedge), each Credit Party, individually and together with its Subsidiaries, is Solvent.
     (l) As of the date hereof only, none of the reports, financial statements, certificates or other written information furnished by or on behalf of any Credit Party to any Agent or any Bank on or prior to the date hereof (as modified or supplemented by other information so furnished on or prior to the date hereof), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to any projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable at the time (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may materially differ from the projected results). None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Credit Party to any Agent or any Bank after the date hereof (as modified or supplemented by other information so furnished after the date hereof), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.
     (m) Except as set out in the most recent certificate delivered pursuant to Section 3.1(g) or 2.6(a)(iv), each Credit Party and its Subsidiaries has good and defensible title to its material Oil and Gas Properties, free and clear of all Liens except Liens not prohibited by Section 5.2(a). As used in this Agreement, “good and defensible title” to Oil and Gas Properties shall be based on the standard that a prudent Person engaged in the business of ownership, development and operation of Oil and Gas Properties where such Oil and Gas Properties are located with knowledge of all of the facts and their legal bearing would be willing to accept as good and defensible title. Except as set forth in the most recent certificate delivered pursuant to Section 3.1(g) or 2.6(a)(iv), subject to the Liens not prohibited by Section 5.2(a) and subject to permitted sales under this Agreement, the Credit Parties own the net interests in production attributable to the Hydrocarbon Interests reflected in the most recently delivered Engineering Report in all material respects and the ownership of such Properties shall not in any material respect obligate (other than obligations entered into in the ordinary course of business) any Credit Party or any Subsidiary to bear the costs and expenses relating to the maintenance, development and operation of any such Property in an amount in excess of the working interest of such Property set forth in the most recently delivered Engineering Report. All factual information contained in the most recently delivered Engineering Report is true and correct in all material respects as of the date of such Engineering Report.
     (n) All leases and agreements necessary for the conduct of the business of each Credit Party and its Subsidiaries are valid and subsisting and in full force and effect and there exists no default that if not cured could lead to a right to terminate or event or circumstance which with the giving of notice or the passage of time or both would give rise to such a default under any such lease or agreement, except in either case as would not reasonably be expected to have a Material Adverse Effect.
     (o) The rights, Properties and other assets presently owned, leased or licensed by each Credit Party and its Subsidiaries including all easements and rights of way, include all rights, Properties and other assets necessary to permit each Credit Party and its Subsidiaries to conduct their business in all material respects in the same manner as their business has been conducted prior to the Effective Date.
     (p) All of the assets and Properties of each Credit Party and its Subsidiaries which are reasonably necessary for the operation of their business are in good working condition for their current use and are maintained in accordance with business standards of a reasonably prudent operator where such assets and Properties are located, except in either case as would not reasonably be expected to have a Material Adverse Effect.
     (q) Each representation made by the Counterparty in a Hedge Document was true and correct in all material respects at the time made.
     (r) The Counterparty has delivered to each Bank a copy of each executed amendment, waiver or modification of, and each consent pertaining to, this Agreement or any Security Document.
ARTICLE V
COVENANTS OF THE CREDIT PARTIES
     SECTION 5.1 Affirmative Covenants. So long as any Qualifying Hedge or any obligation to make any payment or delivery under any Qualifying Hedge shall remain outstanding, each Credit Party will, unless the Required Banks shall otherwise consent in writing:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Material Subsidiaries to comply, with all applicable laws, rules, regulations and orders, including ERISA and all Environmental Laws, such compliance to include, without limitation, the payment and discharge before the same become delinquent of all taxes, assessments and governmental charges or levies imposed upon it or any of its Material Subsidiaries or upon any of its property or any property of any of its Material Subsidiaries, and all lawful claims which, if unpaid, would become a Lien upon any property of it or any of its Material Subsidiaries (except where failure to comply could not reasonably be expected to have a Material Adverse Effect); provided that no Credit Party nor any Subsidiary of a Credit Party shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and with respect to which reserves in conformity with GAAP, if required by GAAP, have been provided on the books of such Credit Party or such Subsidiary, as the case may be.
     (b) Reporting Requirements. Furnish to the Administrative Agent (in the case of clauses (i) through (ix) and clause (xii) of this Section 5.1(b)), to the Computation Agent (in the case of clause (x) of this Section 5.1(b)), to the Collateral Agent (in the case of clause (xi) of this Section 5.1(b)) and to the PV Determination Agent (in the case of clause (xiii) of this Section 5.1(b)):
          (i) as soon as possible and in any event within five Business Days after an Authorized Officer of such Credit Party obtains knowledge of the occurrence of any Default or Event of Default, continuing on the date of such statement, a statement of an Authorized Financial Officer of such Credit Party setting forth the details of such Default or Event of Default and the actions, if any, which such Credit Party has taken and proposes to take with respect thereto;
          (ii) in the case of the Counterparty, as soon as available and in any event not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Counterparty, (1) the unaudited combined balance sheet of the Credit Party Entities as of the end of such Fiscal Quarter and the unaudited combined statements of income and cash flows of the Credit Party Entities for the period commencing at the end of the previous year and ending with the end of such Fiscal Quarter, all in reasonable detail and duly certified by an Authorized Financial Officer of the Counterparty as fairly presenting in all material respects the combined financial condition of the Credit Party Entities as of the end of such Fiscal Quarter and the combined results of operations of the Credit Party Entities for such period and (2) a certificate of an Authorized Financial Officer of the Counterparty stating that he has no knowledge that a Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action, if any, which the Counterparty proposes to take with respect thereto;
          (iii) in the case of the Counterparty, as soon as available and in any event not later than 105 days after the end of each Fiscal Year of the Counterparty, (1) the unaudited combined balance sheet of the Credit Party Entities as of the end of such Fiscal Year and the unaudited combined statements of income and cash flows of the Credit Party Entities for such Fiscal Year, in each case prepared in accordance with GAAP and duly certified by an Authorized Financial Officer of such Credit Party as fairly presenting in all material respects the combined financial condition of the Credit Party Entities as of the end of such Fiscal Year and the combined results of operations of the Credit Party Entities for such Fiscal Year and (2) a certificate of an Authorized Financial Officer of the Counterparty stating that he has no knowledge that a Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and the action, if any, which the Counterparty proposes to take with respect thereto;
          (iv) such other information (other than projections) respecting the business or properties, or the condition or operations, financial or otherwise, of such Credit Party or any of its Subsidiaries as any Bank through the Administrative Agent may from time to time reasonably request;
          (v) promptly after the sending or filing thereof, copies of all final reports and final registration statements which such Credit Party or any Subsidiary of such Credit Party files with the Securities and Exchange Commission or any national securities exchange; provided that, if such reports and registration statements are readily available on-line through EDGAR, such Credit Party or Subsidiary shall not be obligated to furnish copies thereof;
          (vi) as soon as possible and in any event within 30 Business Days after such Credit Party or any Subsidiary or ERISA Affiliate of such Credit Party knows or has reason to know that any

Termination Event (ERISA) with respect to any Plan has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect, a statement of an Authorized Financial Officer of such Credit Party describing such Termination Event (ERISA) and the action, if any, which such Credit Party proposes to take with respect thereto;
          (vii) promptly and in any event within 25 Business Days after receipt thereof by such Credit Party or any ERISA Affiliate of such Credit Party, copies of each notice received by such Credit Party or any ERISA Affiliate of such Credit Party from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
          (viii) promptly and in any event within 25 Business Days after receipt thereof by such Credit Party or any ERISA Affiliate of such Credit Party from the sponsor of a Multiemployer Plan, a copy of each notice received by such Credit Party or any ERISA Affiliate of such Credit Party concerning (A) the imposition of a Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or expected to be incurred, by such Credit Party or any ERISA Affiliate of such Credit Party in connection with any event described in clause (A), (B) or (C) above that, in the aggregate, could reasonably be expected to have a Material Adverse Effect;
          (ix) within five Business Days after the occurrence of any event that would permit the Required Banks to initiate an Unscheduled Redetermination pursuant to Section 2.6(e)(ii)(1) or Section 2.6(e)(ii)(2), (a) notice of such event and (b) if such event was a Transfer referred to in Section 5.2(l), a certificate of an Authorized Officer of the Counterparty certifying that the Credit Parties are in compliance with Section 5.2(1);
          (x) no later than 5:00 p.m. (central time) on each Business Day, (i) a report in the form of Exhibit G setting forth (A) the Other Present Value Obligations Amount as of the close of such Business Day, (B) as to each Qualifying Hedge, the information contemplated by Exhibit G as of the close of such Business Day, other than the name of the Bank party thereto and (C) the aggregate amount referred to in clause (ii) of the definition herein of Aggregate Net MTM Exposure as of the close of such Business Day and (ii) a report setting forth, as to each Hedge referred to in Section 5.2(c)(i)(b) or 5.2(c)(i)(c), all of the terms thereof and all amounts owed thereunder as of the close of such Business Day;
          (xi) no later than 5:00 p.m. (central time) on each Business Day, a report in the form of Exhibit L, identifying for each Qualifying Hedge in effect as of the close of such Business Day the name of the Bank that is (or a Designated Affiliate of which is) a party thereto;
          (xii) within five Business Days after any disposition of Proved Reserves by a Credit Party to a Subsidiary of a Credit Party, if the sum of (a) the fair market value of such Proved Reserves plus (b) the fair market value of all other Proved Reserves disposed by a Credit Party to a Subsidiary of a Credit Party since the most recent Redetermination Date (or the Effective Date, if the first Redetermination Date has not occurred) would equal or exceed $100 million, a brief description of such disposition; and
          (xiii) immediately upon any Hedge becoming an Early Termination Hedge, notice of such event and a copy of such Hedge.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Credit Party or such Subsidiaries operate; provided that such Credit Party or any such Subsidiary may self-insure to the extent and in the manner normal for companies of like size, type and financial condition, provided further that any insurance required by this Section 5.1(c) may be maintained by TWC on behalf of the Credit Parties and their Subsidiaries.
     (d) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its existence as a corporation or other Business Entity, rights and franchises in the jurisdiction of its incorporation or formation, and qualify and remain qualified, and cause each Material Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except (i) in the case of any Material Subsidiary of such Credit Party (other than another Credit Party), where the failure of such Material Subsidiary to so maintain its existence could not reasonably be expected to have a Material Adverse Effect, (ii) where the failure to preserve and maintain such rights and franchises (other than existence) or to so qualify and remain qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) such Credit Party and its Material Subsidiaries may consummate any merger or consolidation permitted pursuant to Section 5.2(d) and other dispositions permitted hereunder.
     (e) Oil and Gas Properties. Each Credit Party will and will cause each of its Subsidiaries to, at its own expense, (i) operate, and cause each of its Subsidiaries to operate, its Oil and Gas Properties or cause such Oil and Gas Properties to be operated in accordance with such Credit Party’s or its Subsidiaries’, as the case may be, practices on the Effective Date or in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all respects with all requirements of any Governmental Authority, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and (ii) do or cause to be done all things reasonably necessary to preserve and keep in good repair and working order (ordinary wear and tear excepted) all of its Oil and Gas Properties and other material Properties including all equipment, machinery and facilities, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts or where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party will and will cause each of its Subsidiaries to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (ii) perform or make reasonable and customary efforts to cause to be performed the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iii) do all other things necessary to keep unimpaired, except for Liens not prohibited by Section 5.2(a), its rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (iv) maintain all rights of way, easements, grants, privileges, licenses, certificates, and permits necessary for the use of any Oil and Gas Property, the failure of which to maintain could reasonably be expected to result in a Material Adverse Effect.
     (f) Inspection Rights. Permit, and cause each of its Material Subsidiaries to permit, any representatives designated by the Administrative Agent or the Required Banks, upon reasonable prior notice, at the Banks’ expense (with each Bank to pay its Ratable Portion of such expense) so long as no Event of Default exists and no Present Value Deficiency exists and at the Counterparty’s expense during the continuance of an Event of Default or a Present Value Deficiency, to visit and inspect the properties of such Credit Party or any Material Subsidiary of such Credit Party with an Authorized Officer of a

Credit Party present, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested but no more frequently than quarterly so long as no Event of Default exists and no Present Value Deficiency exists.
     (g) Payment of Obligations. Pay, and cause each of its Material Subsidiaries to pay, before the same shall become delinquent or in default, all obligations that, if not paid, could reasonably be expected to have a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     (h) Books and Records. Keep, and cause each of its Subsidiaries to keep, books of record and account in accordance with GAAP.
     SECTION 5.2 Negative Covenants. So long as any Qualifying Hedge or any obligation to make any payment or delivery under any Qualifying Hedge shall remain outstanding, no Credit Party will, without the written consent of the Required Banks (it being understood that each of the permitted exceptions to each of the covenants in this Section 5.2 is in addition to, and not overlapping with, any other of such permitted exceptions to such covenant, except to the extent expressly provided therein):
     (a) Liens, Etc. Create, assume, incur or suffer to exist, or permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to create, assume, incur or suffer to exist, any Lien on or in respect of any of its property, whether now owned or hereafter acquired, in each case to secure or provide for the payment of any Debt or Specified Obligation; provided that notwithstanding the foregoing, the Credit Parties or any of their Subsidiaries may create, incur, assume or suffer to exist General Permitted Liens securing obligations of any Person and Limited Permitted Liens.
     (b) Other Obligations. Create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, any Other Present Value Obligation if, after giving effect thereto, the Other Present Value Obligations Amount would exceed $250,000,000.
     (c) Hedges. Enter into, or permit any Subsidiary to, enter into (i) any Hedge, except (a) Qualifying Hedges, (b) Permitted Hedges and (c) Hedges entered into in the ordinary course of business in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Credit Party or any Subsidiary, (ii) any Hedge against any change in the price of natural gas if after giving effect to such Hedge, more than 70% (on a volumetric basis) of Forecasted Annual Production of natural gas for the year in which such Hedge is entered into or for any of the three subsequent calendar years would be covered by Hedges to which any Credit Party Entity is a party, or (iii) any Hedge against any change in the price of oil if after giving effect to such Hedge, more than 70% (on a volumetric basis) of Forecasted Annual Production of oil for the year in which such Hedge is entered into or for any of the three subsequent calendar years would be covered by Hedges to which any Credit Party Entity is a party. For purposes of any Collar, the volume hedged will be the notional volume of the put that constitutes a portion of such Collar, and the call that constitutes a portion of such Collar shall not be taken into account. Until the delivery of the first December 31 Engineering Report delivered after the Effective Date, the Forecasted Annual Production for oil and natural gas shall be as follows for the following years:

Year	Oil	Natural Gas
2007	0.753 MBO/day	841 MMcf/day
2008	0.866 MBO/day	914 MMcf/day
2009	0.713 MBO/day	774 MMcf/day
2010	0.559 MBO/day	634 MMcf/day
     (d) Merger and Sale of Assets. Merge or consolidate with or into any other Person, or sell, lease or otherwise transfer all or substantially all of its assets, except that this Section 5.2(d) shall not prohibit any merger or consolidation (i) by any Credit Party with any Person that is not a Credit Party, if (A) such Credit Party is the surviving entity, (B) at the time of such merger or consolidation, no Event of Default exists and no Present Value Deficiency exists and (C) immediately after giving effect thereto, no Event of Default would exist and no Pro Forma Present Value Deficiency would result or (ii) by any Credit Party with the other Credit Party, if (A) the Counterparty is the surviving entity, (B) at the time of such merger or consolidation, no Event of Default exists and no Present Value Deficiency exists and (C) immediately after giving effect thereto, no Event of Default would exist and no Pro Forma Present Value Deficiency would result.
     (e) Agreements to Restrict Certain Transfers. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any consensual encumbrance or consensual restriction on its ability or the ability of any of its Subsidiaries (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Interests or pay any Debt or other obligation owed, in any case, to a Credit Party or to any Subsidiary of any Credit Party or (ii) to make loans or advances to a Credit Party or any Subsidiary thereof, except (1) encumbrances and restrictions on any Subsidiary that is not a Material Subsidiary, (2) those encumbrances and restrictions existing on May 3, 2004, and other customary encumbrances and restrictions existing after May 3, 2004 that are not more restrictive in any material respect, taken as a whole, than the encumbrances and restrictions existing on May 3, 2004 (provided that the application of any such restrictions and encumbrances to additional Subsidiaries not subject thereto on May 3, 2004 shall not be deemed to make such restrictions and encumbrances more restrictive), (3) encumbrances or restrictions on any Non-Recourse Subsidiary, including those arising in connection with Non-Recourse Debt, (4) encumbrances or restrictions existing under or by reason of (a) applicable law (including rules, regulations and agreements with regulatory authorities), (b) any agreement or instrument in effect at the time a Person is acquired by a Credit Party or any Subsidiary of a Credit Party, so long as such agreement was not entered into in contemplation of such acquisition, (c) any agreement for the sale or other disposition of a Subsidiary of a Credit Party that restricts distributions by that Subsidiary pending its sale or other disposition or (d) provisions with respect to distributions of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements; provided that such encumbrances or restrictions apply only to the assets or property subject to such joint venture, asset sale, stock sale or similar agreement or to the assets or property being sold, as the case may be, and (5) encumbrances or restrictions existing under or by reason of Limited Permitted Liens or General Permitted Liens securing debt otherwise permitted to be incurred under this Section 5.2 that limit the right of the debtor to dispose of the assets subject to such Limited Permitted Liens or General Permitted Liens.
     (f) Contingent Obligations. Create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, any Contingent Obligation, except (i) Other

Present Value Obligations permitted by Section 5.2(b), (ii) Hedges permitted by Section 5.2(c), (iii) Contingent Obligations created by the Credit Documents, (iv) Contingent Obligations incurred in the ordinary course of business, (v) Contingent Obligations with respect to Other Present Value Obligations or letters of credit backing any Qualifying Hedge and (vi) Contingent Obligations that are, in the aggregate, not material to the Credit Parties and their Subsidiaries, taken as a whole.
     (g) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate of such Credit Party to terminate, any Plan so as to result in any material liability of such Credit Party, any Material Subsidiary of such Credit Party or any such ERISA Affiliate to the PBGC, if such material liability of such ERISA Affiliate could reasonably be expected to have a Material Adverse Effect or (ii) permit to occur any Termination Event (ERISA) with respect to a Plan that would have a Material Adverse Effect.
     (h) Transactions with Related Parties. Make any sale to, make any purchase from, extend credit to, make payment for services rendered by, or enter into any other transaction with, or permit any Subsidiary of such Credit Party to make any sale to, make any purchase from, extend credit to, make payment for services rendered by, or enter into any other transaction with, any Related Party of such Credit Party or of such Subsidiary, unless as a whole such sales, purchases, extensions of credit, rendition of services and other transactions are (at the time such sale, purchase, extension of credit, rendition of services or other transaction is entered into) on terms and conditions reasonably fair in all material respects to such Credit Party or such Subsidiary in the good faith judgment of such Credit Party; provided that the following items will not be deemed to be subject to the provisions of this Section 5.2(h): (i) declaring or paying any dividend or distribution or purchasing, redeeming, retiring, defeasing or otherwise acquiring for value any Equity Interests, in each case not otherwise prohibited hereunder, (ii) any agreement, instrument or arrangement as in effect on the date hereof or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Banks in any material respect than the original agreement as in effect on the date hereof as determined in good faith by an Authorized Financial Officer of such Credit Party, (iii) (a) corporate sharing agreements among a Credit Party and its Subsidiaries with respect to tax sharing and general overhead and other administrative matters and (b) any other intercompany arrangements disclosed or described in TWC’s report on Form 10-K for the year ended December 31, 2005 (including the exhibits attached to each), all as in effect on December 31, 2005, and any amendment or replacement of any of the foregoing so long as such amendment or replacement agreement is not less advantageous to any Credit Party thereto in any material respect than the agreement so amended or replaced, as such agreement was in effect on December 31, 2005, (iv) any transaction wholly between the Counterparty and WPC or (v) the Bargath Asset Transfer.
     (i) Restricted Payments. (i) Declare or pay any dividends (other than in common stock of such Credit Party), purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any other distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or (ii) permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in any Credit Party (any action described in clause (i) or (ii) of this sentence being a “Restricted Payment”), except (x) cash dividends paid to a parent of a Credit Party to the extent necessary to permit such parent to pay any taxes that are due and payable by the Credit Party Entities as part of a consolidated group, (y) any Restricted Payment made if no Present Value Deficiency shall exist and no Event of Default shall have occurred and be continuing at the time of such Restricted Payment and no Pro Forma Present Value Deficiency or Event of Default would result therefrom and (z) cash dividends paid to a Credit Party Entity.

     (j) Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction, if after giving effect thereto the sum of (i) the aggregate amount of all Attributable Obligations of such Credit Party and its Subsidiaries plus (ii) the aggregate amount of all obligations of such Credit Party and its Subsidiaries secured by any Lien referred to in paragraph (k) of Schedule V would exceed $40,000,000.
     (k) Change of Business. Enter into, or permit any of its Subsidiaries to enter into, any business except for those businesses in which the Credit Party Entities are engaged on the Effective Date or that are reasonably related or incidental thereto.
     (l) Sale of Oil and Gas Properties. Except for (i) Hydrocarbons sold in the ordinary course of business as and when produced, (ii) Hydrocarbon Interests transferred in the ordinary course of business to Persons that are neither a Credit Party Entity nor TWC nor an Affiliate of either a Credit Party Entity or TWC and (iii) Permitted Dispositions, sell, assign, transfer, dispose, farm-out or convey, directly or indirectly, by way of merger or sale of Equity Interests in a Subsidiary or otherwise (“Transfer”), or permit any Subsidiary to do so, any interest in any of its Oil and Gas Properties, unless no Present Value Deficiency exists and no Event of Default shall have occurred and be continuing at the time thereof and no Pro Forma Present Value Deficiency or Event of Default would result therefrom.
ARTICLE VI
EVENTS OF DEFAULT; CERTAIN REMEDIES
     SECTION 6.1 Events of Default. Subject to Section 6.2, if any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Any Credit Party (i) shall fail to comply with Section 2.7 when required by Section 2.7 or shall fail to comply with Section 6.2 when required by Section 6.2, (ii) shall fail to make any payment or, except with respect to Gas Transactions, delivery when required by any Qualifying Hedge, or (iii) shall fail to pay any interest, fee or other amount (other than any amount referred to in clause (i) or (ii) of this Section 6.1(a)) presented in writing to be paid by it hereunder or under any Credit Document to which it is a party within ten days after the same becomes due and payable; or
     (b) Any certification, representation or warranty made by any Credit Party herein or in any other Credit Document or by any Credit Party (or any Authorized Officer of any Credit Party) in writing under or in connection with this Agreement or any other Credit Document or any instrument executed in connection herewith shall prove to have been incorrect in any material respect when made or deemed made; or
     (c) Any Credit Party shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than a term, covenant or agreement contained in Section 2.7 or Section 5.2) or any other Credit Document (other than a Qualifying Hedge or a Subordination Agreement) on its part to be performed or observed and such failure shall continue for 30 days after the earlier of the date notice thereof shall have been given to the Counterparty by the Administrative Agent or any Bank or the date an Authorized Officer of such Credit Party shall have knowledge of such failure or (ii) any term, covenant or agreement contained in Section 5.2; or
     (d) Any Credit Party or any Subsidiary of any Credit Party (other than a Non-Recourse Subsidiary) shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate of such Credit Party or any Subsidiary of such Credit Party (as the case may be) (other than a Non-Recourse Subsidiary), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt shall be accelerated; or
     (e) Any Credit Party or any Material Subsidiary of any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party or any Material Subsidiary of any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or any Credit Party or any Material Subsidiary of any Credit Party shall take any action to authorize any of the actions set forth above in this subsection (e) (for the avoidance of doubt, Non-Recourse Subsidiaries are not subject to this clause (e)); or
     (f) One or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate (to the extent not paid or to the extent not covered by insurance or indemnities that the Counterparty’, in its reasonable good faith judgment, believes will be paid when due by the parties providing such indemnities or insurance) shall be rendered against any Credit Party or any Material Subsidiary of any Credit Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (for the avoidance of doubt, Non-Recourse Subsidiaries are not subject to this clause (f)); or
     (g) Any Termination Event (ERISA) with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Counterparty by the Administrative Agent, (i) such Termination Event (ERISA) shall still exist and (ii) the sum (determined as of the date of occurrence of such Termination Event (ERISA)) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which a Termination Event (ERISA) shall have occurred and then exist (or in the case of a Plan with respect to which a Termination Event (ERISA) described in clause (ii) of the definition herein of Termination Event (ERISA) shall have occurred and then exist, the liability related thereto) is equal to or greater than $125,000,000; or
     (h) Any Credit Party or any Subsidiary or ERISA Affiliate of any Credit Party shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $125,000,000 in the aggregate; or
     (i) Any Credit Party or any Subsidiary or ERISA Affiliate of any Credit Party shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Credit Parties and their respective ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the Effective Date by an amount exceeding $125,000,000; or

     (j) The guarantee given by the Guarantor pursuant to Article IX for any reason is not a legal, valid, binding and enforceable obligation of the Guarantor or any Credit Party shall so state in writing; or
     (k) A Change of Control Event shall occur, or
     (l) Any TWC Default shall occur; or
     (m) Any party to a Subordination Agreement (other than the Administrative Agent) shall fail to perform or observe any term, covenant or agreement contained in such Subordination Agreement on its part to be performed or observed (provided that a five Business Day grace period shall apply to breaches of Section 1.6 of any Subordination Agreement, the last sentence of Section 1.11 of any Subordination Agreement and Section 4.1 of any Subordination Agreement); or
     (n) Any Subordination Agreement for any reason is not a legal, valid, binding and enforceable obligation of any party thereto (other than the Administrative Agent) or any such party shall so state in writing;
then, and in any such event, (1) each Bank shall have the right to terminate all (but not less than all) of the Qualifying Hedges to which it is a party (which, for avoidance of doubt, includes, without limitation, any Qualifying Hedge to which any of its Designated Affiliates is a party) and shall have all other rights and remedies provided by the Hedge Documents to which it is a party, by law or otherwise, (2) as of the Business Day specified by notice to the Counterparty given by the Administrative Agent at the request of the Required Banks, all Qualifying Hedges shall be deemed terminated in accordance with Section 6(a) of each ISDA Master Agreement, (3) each Bank will, so long as it has actual knowledge of the continuance of such event, pay directly to the Collateral Agent for deposit into the Collateral Account all payments under any Qualifying Hedge that would otherwise be paid to the Counterparty, and such payments will be made without exercise of any offset, defense or counterclaim (except that a Bank may net payments owed under any Qualifying Hedge to which it is a party against payments owed under any other Qualifying Hedge to which it is a party and may net payments under the same Qualifying Hedge) and (4) the Administrative Agent while such event exists shall at the request, or may with the consent, of the Required Banks, by notice to the Counterparty, declare all amounts payable by any Credit Party under this Agreement and any other Credit Document to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without requirement of any presentment, demand, protest, notice of intent to accelerate, further notice of acceleration or other further notice of any kind (other than the notice expressly provided for above), all of which are hereby expressly waived by the Credit Parties; provided, however, that in the event of any Event of Default described in Section 6.1(e), all such amounts (other than amounts payable under any Hedge Document) shall automatically become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Credit Parties.
     SECTION 6.2 Abatement of Certain Defaults. Notwithstanding Section 6.1, if (i) any event (other than an event referred to in Section 6.1(a) or 6.1(e)) occurs that would constitute an Event of Default, (ii) within one Business Day of such occurrence, the Counterparty delivers to the Collateral Agent, for deposit into the Collateral Account, Acceptable Credit Support in an amount sufficient to cause the aggregate amount of all Acceptable Credit Support in the Collateral Account to be equal to the aggregate of the net MTM Exposure of each Bank for the day of such occurrence for all Qualifying Hedges to which such Bank is a party (determined separately for each Bank and then aggregated, but excluding any Bank as to which such net MTM Exposure is negative), and (iii) on each subsequent Business Day so long as such occurrence continues, the Counterparty delivers to the Collateral Agent, for deposit into the Collateral Account, Acceptable Credit Support in an amount, if any, sufficient to cause the aggregate amount of all Acceptable Credit Support in the Collateral Account to be equal to the aggregate of the net MTM Exposure of each Bank for the immediately preceding Business Day for all Qualifying Hedges to which such Bank is a party (determined separately for each Bank and then aggregated, but excluding any Bank as to which such net MTM Exposure is negative), then (I) such event shall not constitute an Event of Default hereunder or under any other Credit Document, except such event shall constitute an “Event of Default” as such term is used in Sections 2.7, 5.1(f), 5.2(d), 5.2(i), 5.2(1) and 8.4 and this Section 6.2, and (II) the rights and remedies that would otherwise exist, in respect of such event, pursuant to clauses (1), (2) and (4) of Section 6.1 shall not be applicable so long as the Counterparty is in compliance with this Section 6.2, provided that this clause (II) shall not apply to the extent any such event would constitute an Event of Default as a result of a failure to comply with any of Sections 5.1(f), 5.2(d), 5.2(i), 5.2(1) or 8.4 at a time when another event constitutes an “Event of Default”, as such term is used in such Section pursuant to the exception set forth in clause (I) of this sentence. The Counterparty agrees to make the deliveries contemplated by clause (ii) of the foregoing sentence and the deliveries contemplated by clause (iii) of the foregoing sentence, in each case on the days contemplated therein.
     SECTION 6.3 Additional Remedies. Upon the occurrence and during the continuance of any “Event of Default” (as defined in any Qualifying Hedge) with respect to the Counterparty, the Bank party to such Qualifying Hedge shall have all rights and remedies provided therein.
ARTICLE VII
THE AGENTS
     SECTION 7.1 Agents’ Authorization and Action. Each of the Banks hereby appoints and authorizes (i) the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, (ii) the Computation Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Computation Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, (iii) the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (iv) the PV Determination Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the PV Determination Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents (including enforcement of the terms of this Agreement or collection of any amount) no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all Banks; provided, however, that no Agent shall be required to take any action which exposes such Agent to personal liability, is contrary to the Credit Documents or applicable law or is an action within the power or authority of another Agent. Each Agent agrees to give to each Bank and each of the other Agents prompt notice of each notice given to it, in its capacity as such Agent, by any Credit Party pursuant to the terms of this Agreement (other than Section 5.1(b)(xi)) or any other Credit Document. The Administrative Agent will promptly furnish to each Bank all items furnished to the Administrative Agent pursuant to Section 5.1(b). The Computation Agent will furnish to each Bank and the Counterparty by noon (central time) on the Business Day following each day on which the Computation Agent receives a report from the Counterparty pursuant to Section 5.1(b)(x), a report (which report shall be as of the close of business of the same Business Day as to which such report from the Counterparty pursuant to Section 5.1(b)(x) relates) in substantially the form of Exhibit H, but will not be obligated to send to any Bank or Agent any such report received from the Counterparty. The Collateral Agent (i) will promptly notify each Bank if, based on the information contained in the most recent Computation Agent’s report in substantially the form of Exhibit H, the information delivered pursuant to Section 5.1(b)(xi) and the relevant S&P and Moody’s ratings, a Bank has not provided the Bank Credit Support required by the ISDA Master Agreement to which such Bank is a party, which notice shall include the name of such Bank, the Applicable Credit Support Threshold for such Bank, the amount of Bank Credit Support so required and the amount of Bank Credit Support with respect to such Bank then held in the Collateral Account, (ii) if, based on the information contained in the most recent Computation Agent’s report in substantially the form of Exhibit H, a Present Value Deficiency exists, will promptly notify each Bank that compliance with the second sentence of Section 2.7 is required as a result of such Present Value Deficiency, (iii) if a notice pursuant to clause (ii) of this sentence has been given and thereafter, based on the information contained in the most recent Computation Agent’s report in substantially the form of Exhibit H, no Present Value Deficiency exists, will promptly notify each Bank that such compliance is no longer required as a result of the Present Value Deficiency that resulted in such notice (but without limiting any further requirement of compliance with the second sentence of Section 2.7 if a Present Value Deficiency subsequently exists), and (iv) will notify the Computation Agent no later than 5:00 p.m. (central time) on each Business Day of the amount of Acceptable Credit Support then in the Collateral Account.
     SECTION 7.2 Agents’ Reliance, Etc. To the extent that the information provided to the Computation Agent, in its capacity as the Computation Agent, with respect to any Qualifying Hedge is sensitive market information, the Computation Agent agrees to use reasonable business efforts to keep such information confidential and separate and apart from its personnel (or personnel of its subsidiaries and other subsidiaries of the Computation Agent’s ultimate parent) that are engaged in energy trading activities with any Credit Party, except as otherwise provided in any Credit Document. Without limiting other actions that may constitute reasonable business efforts, the Computation Agent will be deemed to have satisfied the requirements of the preceding sentence to the extent it affords such information the same treatment as it affords other similar information in similar circumstances. No Agent nor any director, officer, agent or employee of any Agent shall be liable for any action taken or omitted to be taken by any of them or under or in connection with this Agreement or any other Credit Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for any Credit Party), accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank or Agent and shall not be responsible to any Bank or Agent for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Credit Document; (iii) shall not have any duty to ascertain or to inquire as to the title to any property or as to the satisfaction, performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of any Credit Party Entity or to inspect the property (including the books and records) of any Credit Party Entity; (iv) shall not be responsible to any Bank or Agent for the perfection, priority, existence, sufficiency or value of any security, security interest, guaranty or insurance or for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, email, telex or otherwise) believed by it in its reasonable judgment to be genuine and signed or sent by the proper party or parties; and (vi) may treat a Bank as the obligee of any Obligation at any time owed to such Bank, until such Agent receives a Transfer Agreement executed by such Bank and all other required parties. Without limiting the generality of the foregoing, insofar as the Administrative Agent is concerned, each Bank shall be deemed to have consented to, approved and accepted and to be satisfied with each matter required under Section 3.1 of this Agreement, unless the officer of the Administrative Agent responsible for the transactions contemplated by the Credit

Documents shall have received written notice from such Bank prior to such Bank entering into any Qualifying Hedge specifying its objection thereto; provided that this sentence is solely for the benefit of the Administrative Agent (and not any Credit Party) and shall not amend, waive or otherwise modify Section 3.1, Section 6.1(b) or any other provision applicable to any Credit Party.
     SECTION 7.3 Rights. With respect to its Qualifying Hedges, each of Citibank, Citigroup Energy Inc. and Calyon New York shall have the same rights and powers under the Credit Documents as any other Bank and may exercise the same as though it was not an Agent. Citibank, Citigroup Energy Inc., Calyon New York and the respective affiliates of each may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, any Person who may do business with or own, directly or indirectly, securities of any Credit Party and any other Person, all as if Citibank, Citigroup Energy Inc. and Calyon New York were not Agents, in each case without any duty to account therefor to the Banks. In the event that Citibank or any of its affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of Citibank (or any of its affiliates) in its capacity as an Agent for the benefit of any Bank under any Credit Document (other than Citibank or an affiliate of Citibank) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
     SECTION 7.4 Indemnification. Each Bank agrees to indemnify each Agent (to the extent not reimbursed by the Credit Parties), from and against such Bank’s Ratable Portion of all claims, damages, losses, liabilities, costs, fees and expenses (including reasonable fees and disbursements of external counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Credit Document or any action taken or omitted by any Agent under this Agreement or any other Credit Document, including any of the foregoing incurred in connection with any action taken under Section 5.1(f) (expressly including any such claim, damage, loss, liability, cost, fee or expense attributable to the ordinary, sole or contributory negligence of such Agent, but excluding any such claim, damage, loss, liability, cost, fee or expense attributable to the gross negligence or willful misconduct of such Agent). It is the intent of the parties hereto that each Agent shall, to the extent provided in this Section 7.4, be indemnified for its own ordinary, sole or contributory negligence. Without limitation of the foregoing, each Bank agrees to reimburse each Agent promptly upon demand for such Bank’s Ratable Portion of any out-of-pocket expenses (including external counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document to the extent that such Agent is not reimbursed for such expenses by the Credit Parties.
     SECTION 7.5 Successor Agents. (a) The Administrative Agent may resign at any time as Administrative Agent under this Agreement by giving written notice thereof to the Banks, the other Agents and the Counterparty and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, with the consent of the Counterparty (which consent shall not be unreasonably withheld and shall not be required if an Event of Default under Section 6.1(a) or 6.1(e) exists), a successor Administrative Agent, which shall be a Bank or a Designated Affiliate of a Bank. If no successor Administrative Agent shall have been so appointed by the Required Banks with such consent (if required), and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Administrative Agent, then the retiring Administrative

Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a Bank that is a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or a Designated Affiliate of a Bank. Upon the acceptance of any appointment as Administrative Agent under this Agreement by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and shall function as the Administrative Agent under this Agreement, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
     (b) The Computation Agent may resign at any time as Computation Agent under this Agreement by giving written notice thereof to the Banks, the other Agents and the Counterparty and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, with the consent of the Counterparty (which consent shall not be unreasonably withheld and shall not be required if an Event of Default under Section 6.1(a) or 6.1(e) exists), a successor Computation Agent, which shall be a Bank or a Designated Affiliate of a Bank. If no successor Computation Agent shall have been so appointed by the Required Banks with such consent (if required), and shall have accepted such appointment, within 30 days after the retiring Computation Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Computation Agent, then the retiring Computation Agent may, on behalf of the Banks, appoint a successor Computation Agent, which shall be a Bank that is a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or a Designated Affiliate of a Bank. Upon the acceptance of any appointment as Computation Agent under this Agreement by a successor Computation Agent, such successor Computation Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Computation Agent and shall function as the Computation Agent under this Agreement, and the retiring Computation Agent shall be discharged from its duties and obligations as Computation Agent under this Agreement. After any retiring Computation Agent’s resignation or removal hereunder as Computation Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Computation Agent under this Agreement.
     (c) The Collateral Agent may resign at any time as Collateral Agent under this Agreement by giving written notice thereof to the Banks, the other Agents and the Counterparty and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, with the consent of the Counterparty (which consent shall not be unreasonably withheld and shall not be required if an Event of Default under Section 6.1(a) or 6.1(e) exists), a successor Collateral Agent, which shall be a Bank or a Designated Affiliate of a Bank. If no successor Collateral Agent shall have been so appointed by the Required Banks with such consent (if required), and shall have accepted such appointment, within 30 days after the retiring Collateral Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Collateral Agent, then the retiring Collateral Agent may, on behalf of the Banks, appoint a successor Collateral Agent, which shall be a Bank that is a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or a Designated Affiliate of a Bank. Upon the acceptance of any appointment as Collateral Agent under this Agreement by a successor Collateral Agent, (i) the retiring Collateral Agent shall deliver to such successor Collateral Agent all collateral and letters of credit in the Collateral Account and all assignments and other transfers necessary to transfer such collateral and letters of credit to the successor Collateral Agent, (ii) such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and shall function as the Collateral Agent under this

Agreement, and (iii) the retiring Collateral Agent shall be discharged from its duties and obligations as Collateral Agent under this Agreement and the Security Documents. After any retiring Collateral Agents resignation or removal hereunder as Collateral Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.
     (d) The PV Determination Agent may resign at any time as PV Determination Agent under this Agreement by giving written notice thereof to the Banks, the other Agents and the Counterparty and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, with the consent of the Counterparty (which consent shall not be unreasonably withheld and shall not be required if an Event of Default under Section 6.1(a) or 6.1(e) exists), a successor PV Determination Agent, which shall be a Bank or a Designated Affiliate of a Bank. If no successor PV Determination Agent shall have been so appointed by the Required Banks with such consent (if required), and shall have accepted such appointment, within 30 days after the retiring PV Determination Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring PV Determination Agent, then the retiring PV Determination Agent may, on behalf of the Banks, appoint a successor PV Determination Agent, which shall be a Bank that is a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or a Designated Affiliate of a Bank. Upon the acceptance of any appointment as PV Determination Agent under this Agreement by a successor PV Determination Agent, such successor PV Determination Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring PV Determination Agent and shall function as the PV Determination Agent under this Agreement, and the retiring PV Determination Agent shall be discharged from its duties and obligations as PV Determination Agent under this Agreement. After any retiring PV Determination Agent’s resignation or removal hereunder as PV Determination Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was PV Determination Agent under this Agreement.
     SECTION 7.6 Decisions. Each of the Agents and the Banks acknowledges that it has, independently and without reliance upon any Agent, the Joint Lead Arrangers or any Bank and based on the financial statements referred to in Section 4.1(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and its own decision to enter into this Agreement. Each of the Agents and the Banks (in each case, both on its own behalf and on behalf of its affiliates, directors, officers, employees and agents that are Indemnified Parties) also acknowledges that it will, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Credit Documents.
     SECTION 7.7 Certain Rights of the Agents. If any Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Banks; and it shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank nor any Indemnified Party shall have any right of action whatsoever against any Agent as a result of its acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks. Furthermore, except for action expressly required of an Agent hereunder, such Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be specifically indemnified to its satisfaction by the Banks (ratably, in accordance with their respective Ratable Portions) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     SECTION 7.8 Other Persons. The Joint Lead Arrangers have no duties or obligations under any Credit Document. None of the Joint Lead Arrangers shall have, by reason of this Agreement or the other Credit Documents, a fiduciary relationship in respect of any Bank or any Agent and nothing in this Agreement or other Credit Documents, express or implied, is intended or shall be so construed to impose on any Joint Lead Arranger any obligation in respect of this Agreement or other Credit Documents.
     SECTION 7.9 Additional Rights of Collateral Agent. In the event of any ambiguity or uncertainty hereunder regarding the Collateral Agent or its duties or in any notice, instruction or other communication received by the Collateral Agent hereunder, the Collateral Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Collateral, unless the Collateral Agent receives written instructions, signed by the Counterparty and the Required Banks, which eliminates such ambiguity or uncertainty.
     In the event of any dispute between or conflicting claims by or among the Banks and any other Person with respect to any Collateral, the Collateral. Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Collateral so long as such dispute or conflict shall continue, and the Collateral Agent shall not be or become liable in any way to the Banks for failure or refusal to comply with such conflicting claims, demands or instructions. The Collateral Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Collateral Agent or (ii) the Collateral Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Collateral Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may. deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by the Counterparty.
ARTICLE VIII
MISCELLANEOUS
     SECTION 8.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Credit Document (other than any Confirmation and any amendment, waiver or other modification of any Confirmation), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and the Credit Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Required Banks and by all the Banks directly affected thereby, do any of the following: (a) subject any Bank to any liability, commitment or obligation, (b) reduce any fees or other amounts payable hereunder or under any Credit Document, (c) postpone any date fixed for any payment of any fees or other amounts payable hereunder or under any Credit Document, (d) change the definition of Required Banks, (e) release or limit the liability of any Credit Party, (f) amend or waive any provision of, or consent to any departure by any Credit Party from, Section 2.9 or this Section 8.1 or (g) modify any indemnity; and provided further that no amendment, waiver or consent shall affect the rights or duties of any Agent under any Credit Document, unless in writing and signed by such Agent in addition to the Banks required above to take such action. No amendment or waiver of, or consent relating to, this Agreement or any Credit Document (other than any Confirmation and any amendment, waiver or other modification of any Confirmation) shall be effective until delivered to all Banks.

     SECTION 8.2 Notices, Etc. (a) Except as otherwise provided in Section 8.2(b), all notices and other communications provided for hereunder or under any Security Document shall be in writing (including telecopy communication) and mailed, telecopied or delivered, if to any Bank, as specified opposite its name on Schedule I hereto or specified in any New Bank Agreement or a Transfer Agreement for any assignee Bank delivered pursuant to Section 8.5(a); if to a Credit Party, as specified opposite its name on Schedule II hereto; if to Citibank, as an Agent, to its address at 250 West Street, 10th Floor, New York, New York 10013 (telecopier number: (212) 723-2956), Attention: Director Derivatives Operations, with a copy to Citicorp North America, Inc., 333 Clay Street, Suite 3700, Houston, Texas 77002 (telecopier number: (713) 481-0247), Attention: The Williams Companies, Inc. Account Officer; if to Citigroup Energy Inc., as an Agent, to its address at 2800 Post Oak Blvd., Suite 500, Houston, Texas 77056 (telecopier number: (713) 752-5244) Attention: Legal Department, with a copy to Legal Department, 77 Water Street, 9th Floor, New York, New York 10004 (telecopier number: (212) 657- 1452), Attention: Department Head; if to Calyon New York, as Collateral Agent, to its address at 1301 Avenue of the Americas, New York, New York 10019 (telecopier number: (212) 261-3315), Attention: Collateral Department; if to Calyon New York, as PV Determination Agent, to its address at 1301 Travis Suite 2100 Houston, TX 77002 (Telecopier: (713) 890-8668), Attention: Reservoir Engineer; or, as to any Credit Party, any Bank or any Agent, at such other address as shall be designated by such party in a written notice to the other parties; provided that materials required to be delivered pursuant to Section 5.1(b)(ii), (iii) and (iv) shall be delivered to the Administrative Agent as specified in Section 8.2(b) or as otherwise specified to any Credit Party by the Administrative Agent; provided, further, that any communication that (a) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor, (b) provides notice of any Default or Event of Default or (c) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement or pertains to a Qualifying Hedge shall be in writing (including telecopy communication) and mailed, telecopied or delivered pursuant to this Section 8.2(a). All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when received in the mail, sent by telecopier to any party to the telecopier number as set forth herein or on Schedule I or Schedule II or specified in a New Bank Agreement or a Transfer Agreement for any assignee Bank delivered pursuant to Section 8.5(a) (or other telecopy number specified by such party in a written notice to the other parties hereto) or confirmed by e-mail, respectively, except that notices and communications to any Agent shall not be effective until received by such Agent. Any notice or communication to a Bank hereunder or under any Security Document (but not notices and communications under a Hedge Document) shall be deemed to be a notice or communication to any Designated Affiliate of such Bank. Delivery by telecopier of an executed counterpart of this Agreement, any other Credit Document or any amendment or waiver of any provision of this Agreement or any other Credit Document shall be effective as delivery of a manually executed counterpart thereof.
     (b) The Credit Parties will have the option to provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to this Agreement, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement or pertains to a Qualifying Hedge (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to oploanswebadmin@citigroup.com.
The Credit Parties further agree that the Administrative Agent may make the Communications available to the Banks and the Agents by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Credit Parties acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY ANY CREDIT PARTY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
The Administrative Agent agrees that the receipt of the Communications by such Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Credit Documents. Each of the Banks agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank, for purposes of the Credit Documents. Each of the Banks agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
Nothing herein shall prejudice the right of any Agent or any Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
     SECTION 8.3 No Waiver; Remedies. No failure on the part of any Bank or any Agent to exercise, and no delay in exercising, any right under this Agreement or any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law or in any other Credit Document.
     SECTION 8.4 Costs and Expenses.
     (a) (i) The Counterparty agrees to pay, within 30 days of receipt by the Counterparty of request therefor, all reasonable out-of-pocket costs and expenses of the Joint Lead Arrangers and the Agents in connection with the syndication, preparation, execution, delivery, administration, modification and amendment of this Agreement or any other Credit Document and the other documents to be delivered under this Agreement, including the reasonable fees and out-of-pocket expenses of Bracewell & Giuliani,

LLP, counsel for the Agents, with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and any other Credit Document, and including reasonable fees of counsel relating to review of any New Bank Agreement or any attachment thereto, and (ii) the Counterparty agrees to pay on demand all costs and expenses, if any (including reasonable counsel fees and out-of-pocket expenses), of the Agents and each Bank in connection with the enforcement (after the occurrence and during the continuance of an Event of Default and whether through negotiations (including formal workouts or restructurings), legal proceedings or otherwise) against any Credit Party of any Credit Document.
     (b) The Counterparty agrees, to the fullest extent permitted by law, to indemnify and hold harmless each Agent, the Joint Lead Arrangers and each Bank and each of their respective affiliates, directors, officers, employees and agents (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, fees and expenses made by one Bank (or its successors or assignees) against another Bank) arising out of, related to or in connection with (i) any Credit Document or any other document or instrument delivered in connection herewith, (ii) any violation by any Credit Party or any Subsidiary of any Credit Party of any Environmental Law or any other law, rule, regulation or order, (iii) any Qualifying Hedge or the use or proposed use of any Qualifying Hedge, (iv) any transaction in which any Qualifying Hedge is used or (v) any investigation, litigation or proceeding, whether or not any of the Indemnified Parties is a party thereto, related to or in connection with any of the foregoing or any Credit Document (expressly including any such claim, damage, loss, liability, cost, fee or expense attributable to the ordinary, sole or contributory negligence of such Indemnified Party, but excluding any such claim, damage, loss, liability, cost, fee or expense sought to be recovered by any Indemnified Party to the extent such claim, damage, loss, liability, cost, fee or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or the gross negligence or willful misconduct of the affiliates, advisors, directors, officers, employees or agents of such Indemnified Party). It is the intent of the parties hereto that each Indemnified Party shall, to the extent provided in this Section 8.4(b), be indemnified for its own ordinary, sole or contributory negligence.
     (c) Without prejudice to the survival of any other agreement of the Counterparty hereunder, the agreements and obligations of the Counterparty contained in Section 2.3 and this Section 8.4 shall survive the payment in full of all amounts payable hereunder and under the other Credit Documents and the occurrence of the Termination Date.
     SECTION 8.5 Binding Effect: Transfers.
     (a) This Agreement shall become effective when (i) it shall have been executed by the Credit Parties and the Agents and (ii) each Bank listed on the signature pages hereof has delivered an executed counterpart hereof to the Administrative Agent, has sent to the Administrative Agent a facsimile copy of its signature hereon or of its signature on a signature page hereof or has notified the Administrative Agent that such Bank has executed this Agreement and thereafter shall be binding upon and inure to the benefit of the Credit Parties, the Banks, the Agents and their respective successors and assigns; provided that the Credit Parties shall not have the right to assign any of their rights hereunder or any interest herein without the prior written consent of the Banks. Each Bank shall transfer all of its rights and obligations under this Agreement to the same Person to which it has transferred all of its Qualifying Hedges pursuant to Section 7 of the ISDA Master Agreement to which it is a party or pursuant to the written consent of the Counterparty, with the transfer of such rights and obligations to occur simultaneously with such transfer pursuant to such Section 7 or pursuant to such consent. Each such transfer of such rights and obligations shall be evidenced by a Transfer Agreement executed by the transferor Bank, the transferee, the Administrative Agent and the Computation Agent. Upon such execution, from and after the effective date specified in each Transfer Agreement (which shall not be on or prior to the date on which all required parties have executed), (x) the assignee thereunder shall be a party hereto as a “Bank” and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Transfer Agreement, have the rights and obligations of a Bank hereunder (including obligations to the Agents pursuant to Section 7.4) and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Transfer Agreement, relinquish its rights and be released from its obligations under this Agreement, except for rights and obligations which continue after repayment of the Obligations or termination of this Agreement pursuant to the express terms of this Agreement and such Bank shall cease to be a party hereto, except as to such rights and obligations. No Bank will transfer any Qualifying Hedge pursuant to this Section 8.5(a) to any Person other than to another Bank, a Designated Affiliate of a Bank or to a Person that becomes a Bank party hereto contemporaneously with such transfer.
     (b) By executing and delivering a Transfer Agreement, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Transfer Agreement, such assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith, the perfection, priority, existence, sufficiency or value of any security, guaranty or insurance or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith, (ii) such assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or any other Person or the performance or observance by any Credit Party or any other Person of any of its respective obligations under the Credit Documents or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and its own decision to enter into such Transfer Agreement; (iv) such assignee will, independently and without reliance upon any Agent, such assignor or any other Bank and based on such financial statements and such other documents and information as it shall deem appropriate at the time, continue to make its own credit analysis and its own decisions in taking or not taking action under this Agreement, any of the other Credit Documents or any other instrument or document, (v) such assignee appoints and authorizes the Administrative Agent to act as Administrative Agent on its behalf and to exercise such powers and discretion under this Agreement, any other Credit Document or any other document executed in connection herewith or therewith as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) such assignee appoints and authorizes the Computation Agent to act as Computation Agent on its behalf and to exercise such powers and discretion under this Agreement, any other Credit Document or any other document executed in connection herewith or therewith as are delegated to the Computation Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such assignee appoints and authorizes the Collateral Agent to act as Collateral Agent on its behalf and to exercise such powers and discretion under this Agreement, any other Credit Document or any other document executed in connection herewith or therewith as are delegated to the Collateral Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; (viii) such assignee appoints and authorizes the PV Determination Agent to act as PV Determination Agent on its behalf and to exercise such powers and discretion under this Agreement, any other Credit Document or any other document executed in connection herewith or therewith as are delegated to the PV Determination Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (ix) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.
     (c) The Administrative Agent shall maintain a copy of each Transfer Agreement delivered to it and a register for the recordation of the names and addresses of each Bank and the outstanding Qualifying Hedges (the “Register”). The entries in the Register made pursuant to this Section 8.5(c) shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Agents, and the Banks may treat as a Bank each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Credit Party, any Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a Transfer Agreement or a New Bank Agreement, the Administrative Agent shall record the information contained therein in the Register and give prompt notice thereof to the Banks and other Agents.
     (e) Each Bank may sell participations to one or more banks or other entities (other than the Credit Parties or any of their Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of the Obligations held by it); provided, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Obligations for all purposes of this Agreement, (iv) the Credit Parties, the Agents, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, (v) all amounts payable under this Agreement shall be calculated as if such Bank had not sold such participation, and (vi) the terms of any such participation shall not restrict such Bank’s ability to consent to any departure by any Credit Party herefrom without the approval of the participant, except that the approval of the participant may be required to the extent that such amendment, waiver or consent would reduce any amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of any amount payable hereunder, in each case to the extent subject to such participation.
     SECTION 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Additionally, as contemplated by Sections 8-110(e)(1) and 9-304(b)(1) of the New York Uniform Commercial Code, it is agreed that New York is the Collateral Agent’s jurisdiction for purposes of the New York Uniform Commercial Code.
     SECTION 8.7 Interest. It is the intention of the parties hereto that each Agent and each Bank shall conform strictly to usury laws applicable to it, if any. Accordingly, if the transactions with any Agent or any Bank contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in any Credit Document or any other agreement entered into in connection with or as security for any Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by such Agent, or such Bank, as the case may be, under any Credit Document or under any other agreement entered into in connection with or as security for any Credit Document shall under no circumstances exceed the maximum amount allowed by such applicable law and any excess shall be canceled automatically and, if theretofore paid, shall at the option of such Agent, or such Bank, as the case may be, be credited by such Agent or such Bank, as the case may be, on the principal amount of the obligations owed to such Agent or such Bank, as the case may be, by the applicable Credit Party or refunded by such Agent or such Bank, as the case may be, to the applicable Credit Party, and (ii) in the event that the maturity of any obligation payable to such Agent or such Bank, as the case may be, is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Agent or such Bank, as the case may be, may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Agent or such Bank, as the case may be, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of such Agent or such Bank, as the case may be, be credited by such Agent or such Bank, as the case may be, on the principal amount of the obligations owed to such Agent or such Bank, as the case may be, by the applicable Credit Party or refunded by such Agent or such Bank, as the case may be, to the applicable Credit Party.
     SECTION 8.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of a counterpart of a signature page hereof by telecopier shall be as effective as delivery of an original executed counterpart hereof.
     SECTION 8.9 Survival of Agreements, Representations and Warranties, Etc. All warranties, representations and covenants made by any Credit Party or any Authorized Officer of any Credit Party herein or in any certificate or other document delivered in connection with this Agreement shall be considered to have been relied upon by the Banks and the Agents and shall survive the execution and delivery of any Credit Document, regardless of any investigation.
     SECTION 8.10 Confidentiality. Each Bank agrees that it will not disclose without the prior consent of the Counterparty (other than to employees, auditors, accountants, counsel or other professional advisors of any Agent or any Bank) any information with respect to the Credit Parties, which is furnished pursuant to this Agreement; provided that any Bank may disclose any such information (1) as has become generally available to the public, (2) as may be required or appropriate in any report, statement or testimony submitted to or required by any regulatory body having or claiming to have jurisdiction over such Bank or submitted to or required by the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (3) as may be required or appropriate in response to any summons or subpoena in connection with any litigation, (4) in order to comply with any law, order, regulation or ruling applicable to such Bank, (5) to the prospective transferee or grantee in connection with any contemplated transfer of any interest herein by such Bank; provided that such prospective transferee executes an agreement with or for the benefit of the Counterparty containing provisions substantially identical to those contained in this Section 8.10, (6) in connection with the exercise of any remedy by such Bank following an Event of Default, (7) in connection with any litigation involving such Bank pertaining to this Agreement or any of the other Credit Documents or any other document delivered in connection herewith, (8) to any Bank, any Designated Affiliate of a Bank or any Agent, (9) to any affiliate of any Bank; provided that such affiliate has agreed with or for the benefit of the Credit Parties to be bound by provisions substantially identical to those contained in this Section 8.10 or (10) to TWC or any of its Subsidiaries.
     SECTION 8.11 Waiver of Jury Trial. The Credit Parties, the Agents and the Banks hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Credit Document or any of the transactions contemplated hereby.
     SECTION 8.12 Severability. In the event any one or more of the provisions contained in this Agreement, any New Bank Agreement or any document that amends, waives or otherwise modifies this Agreement or any New Bank Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 8.13 Forum Selection and Consent to Jurisdiction; Damages. Any litigation based hereon, or arising out of, under, or in connection with, any Credit Document, or any course of conduct, course of dealing, statements (whether oral or written) or actions of any Agent, any Bank or any Credit Party in connection herewith or therewith may be brought and maintained in the courts of the State of New York sitting in the County of New York or in the United States District Court for the Southern District of New York; provided, however, that any suit seeking enforcement against any security may be brought, at the Collateral Agent’s option, in the courts of any jurisdiction where such security may be found. The Credit Parties irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York at the address for notices specified in accordance with Section 8.2. The Credit Parties hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which they may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that any Credit Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Credit Party hereby irrevocably waives to the fullest extent permitted by law such immunity in respect of its obligations under the Credit Documents. Each of the Credit Parties, the Agents and the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.13 any exemplary or punitive damages.
     SECTION 8.14 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.1 to authorize the Administrative Agent to take any action pursuant to Section 6.1, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Credit Party against any and all of the Obligations of such Credit Party now or hereafter existing, irrespective of whether or not such Bank shall have made any demand under this Agreement or any other Credit Document and although such Obligations may be unmatured. Each Bank agrees promptly to notify such Credit Party and the Administrative Agent after such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 8.14 are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.
     SECTION 8.15 Separateness. The Credit Parties acknowledge that the Banks are entering into the transactions contemplated by this Agreement in reliance upon each Credit Party’s identity as a legal entity that is separate from each other Credit Party, each affiliate thereof and each other Person. Each Credit Party agrees to maintain itself as a separate legal entity.
ARTICLE IX
GUARANTY
     SECTION 9.1 Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees the punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Obligations. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts which constitute part of the Obligations even if such Obligations are declared unenforceable or not allowable in a bankruptcy, reorganization, or similar proceeding involving the Counterparty or any guarantor of any portion of the Obligations (collectively such guarantors together with the Guarantor and the Counterparty are referred to herein as the “Obligors”). This Article IX constitutes a guarantee of payment, and the Guarantor is primarily liable for the payment of the Obligations. In the event that the Administrative Agent wishes to enforce the guarantee contained in this Section 9.1 against the Guarantor, it shall make written demand for payment from the Guarantor, provided that no such demand shall be required if the Guarantor is in bankruptcy, liquidation, or other insolvency proceedings of if doing so would otherwise violate any stay, order or law, and provided further that failure by the Administrative Agent to make such demand shall not affect the Guarantor’s obligations under this Agreement. The Guarantor shall make each payment to be made by it hereunder promptly following demand therefor.
     SECTION 9.2 Limit of Liability. The liabilities and obligations of the Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render the Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
     SECTION 9.3 Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid and performed strictly in accordance with the Credit Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Obligations or the rights of any Person with respect thereto. The obligations of the Guarantor under this Agreement are independent of the Obligations in each and every particular, and a separate action or actions may be brought and prosecuted against any other Obligor, or any other Person, regardless of whether any other Obligor or any other Person is joined in any such action or actions. The liability of the Guarantor under this Agreement shall be absolute and unconditional irrespective of:
     (a) The lack of validity or unenforceability of the Obligations or any Credit Document (other than this Agreement against the Guarantor) for any reason whatsoever, including that the act of creating the Obligations is ultra vires, that the officers or representatives executing the documents creating the Obligations exceeded their authority, that the Obligations violate usury or other laws, or that any Obligor has defenses to the payment of the Obligations, including breach of warranty, statute of frauds, bankruptcy, statute of limitations, lender liability, or accord and satisfaction;
     (b) Any change in the time, manner, or place of payment or delivery of, or in any term of, any of the Obligations, any increase, reduction, extension, or rearrangement of the Obligations, any amendment, supplement, or other modification of the Credit Documents, or any waiver or consent granted under the Credit Documents, including waivers of the payment and performance of the Obligations;
     (c) Any release, exchange, subordination, waste, or other impairment (including negligent, willful, unreasonable, or unjustifiable impairment) of any collateral securing payment of the Obligations; the failure of any Agent, any Bank or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale, or other handling of any collateral; the fact that any Lien or assignment related to any collateral for the Obligations shall not be properly perfected, or shall prove to be unenforceable or subordinate to any other Lien or assignment;
     (d) Any full or partial release of any Obligor (other than the full or partial release of the Guarantor);
     (e) The failure to apply or the manner of applying payments, collateral or the proceeds of collateral against the Obligations;
     (f) Any change in the existence, organization or structure of any Obligor; any change in the shareholders, directors, or officers of any Obligor, or the insolvency, bankruptcy, liquidation, or dissolution of any Obligor or any defense that may arise in connection with or as a result of any such insolvency, bankruptcy, liquidation or dissolution;
     (g) The failure to give notice of any extension of credit made by any Bank or other Person to any Obligor, notice of acceptance of any guaranty contemplated by this Agreement, notice of any amendment, supplement, or other modification of any Credit Document, notice of the execution of any document or agreement creating new Obligations, notice of any default or event of default, however denominated, under the Credit Documents, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing of suit, notice of any Person’s transfer of Obligations, notice of the financial condition of or other circumstances regarding any Obligor, notice of any Present Value Deficiency or any other notice of any kind;
     (h) Any payment or grant of collateral by any Obligor to any Bank, Agent or other Person being held to constitute a preference under bankruptcy laws, or for any reason any Bank, Agent or other Person is required to refund such payment or release such collateral;
     (i) Any other action taken or omitted which affects the Obligations, whether or not such action or omission prejudices the Guarantor or increases the likelihood that the Guarantor will be required to pay the Obligations pursuant to the terms hereof;
     (j) The fact that all or any of the Obligations cease to exist by operation of law, including by way of discharge, limitation or tolling thereof under applicable bankruptcy laws;
     (k) Any claim or right of set-off that the Guarantor may have; and
     (l) Any other circumstances which might otherwise constitute a defense available to, or a discharge of any Obligor or other surety (other than the termination of this Article IX in accordance with Section 9.5).
     SECTION 9.4 Certain Rights and Waivers.
     (a) Notice and Other Remedies. The Guarantor hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate, and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Bank, Agent or other Person protect, secure, perfect or insure any security interest or other Lien or any property subject thereto or exhaust any right to take any action against any Obligor or any other Person or any collateral.
     (b) Waiver of Subrogation and Contribution: Indemnity.
          (i) Until such time as the Obligations are irrevocably paid in full and each guaranty granted in this Article IX is terminated in accordance with Section 9.5, the Guarantor hereby irrevocably waives any claim or other rights which it may acquire against any Obligor that arise from the Guarantor’s obligations under this Agreement or any other Credit Document or the payment thereof, including any right of subrogation (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509), reimbursement, exoneration, contribution or indemnification, or any right to participate in any claim or remedy of any Bank, Agent or other Person against any Obligor, or any collateral which any Bank, Agent or other Person now has or hereafter acquires. if any amount shall be paid to the Guarantor in violation of the preceding sentence and the Obligations shall not have been paid in full or any guaranty granted in this Article IX shall not have been terminated in accordance with Section 9.5, such amount shall be held in trust for the benefit of the obligees of the Obligations and shall promptly be paid to the Administrative Agent to be applied to the Obligations, whether matured or unmatured, in accordance with Section 2.2(a) and Section 2.9. The Guarantor acknowledges that it will receive direct and indirect benefits from the arrangements contemplated by the Credit Documents and that the waiver set forth in this Section 9.4(b) is knowingly made in contemplation of such benefits.
          (ii) The Guarantor agrees that, to the extent that any Credit Party makes payments to the Administrative Agent or any other obligee of the Obligations, or the Administrative Agent or any such obligee receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the obligations of the Guarantor hereunder shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. The Guarantor shall indemnify each Agent, each Bank, each Joint Lead Arranger and each affiliate thereof and their respective directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, penalties, actions, judgments, suits, costs, disbursements, claims or damages to which any of them may become subject, insofar as such losses, liabilities, penalties, actions, judgments, suits, costs, disbursements, claims or damages arise out of or result from (1) any actual or proposed use by the Counterparty, or any affiliate of the Counterparty, of any Qualifying Hedge, (2) any breach by the Guarantor of any provision of any Credit Document, (3) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (4) any Environmental claim or requirement of Environmental Laws concerning or relating to the presently or previously-owned or operated properties, or the operations or business, of the Guarantor or any of its Subsidiaries, and the Guarantor shall reimburse each Agent, each Bank, each Joint Lead Arranger and each affiliate thereof and their respective directors, officers, employees and agents, upon demand, for any reasonable out-of-pocket expenses (including reasonable legal fees) incurred in connection with any such investigation, litigation or other proceeding; and such indemnification and reimbursement obligations expressly include any such losses, liabilities, penalties, actions, judgments, suits, costs, disbursements, claims, damages, or expenses incurred by reason of the negligence (other than gross negligence) of the Person being indemnified, but exclude any such losses, liabilities, penalties, actions, judgments, suits, costs, disbursements, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.
          (iii) The Administrative Agent shall have the sole and absolute right to make demands, file suits and claims, engage in other proceedings and exercise any other rights or remedies available to collect amounts owed pursuant to the terms of the guaranties and indemnities set forth in this Article IX and shall do so on the instructions of the Required Banks, subject to Article VII, and the Administrative Agent shall not need the consent of any other Agent, any Bank or any other Person (other than the Required Banks) to do so.
     (c) Modifications and Amendment to the Credit Documents. The parties to the Credit Documents shall have the right to amend or modify such Credit Documents without affecting the rights provided for in this Article IX.
     SECTION 9.5 Continuing Guaranty. This Article IX is a continuing guaranty and shall (a) remain in full force and effect until the indefeasible payment in full and termination of the Obligations, the termination of all Qualifying Hedges, the removal by the Counterparty of all Banks as parties to the Credit Agreement and the giving of notice to the Administrative Agent by the Counterparty of such matters, (b) be binding upon the Guarantor and its respective successors and assigns, (c) inure to the benefit of each of the Agents, Banks and Joint Lead Arrangers and their respective successors, transferees and permitted assigns, and (d) not be terminated by the Guarantor or any other Person.

Without limiting the generality of the foregoing clause (c), any Bank may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement and the assignee shall thereupon become vested with all the benefits in respect thereof granted to such Bank herein or otherwise, provided that such assignment shall be subject to the limitations on assignments set forth in this Agreement. Upon the indefeasible payment in full and termination of the Obligations, the termination of all Qualifying Hedges, the removal by the Counterparty of all Banks as parties to the Credit Agreement and the giving of notice to the Administrative Agent by the Counterparty of such matters, each guaranty granted by this Article IX shall terminate. Upon any such termination hereof, the Administrative Agent will, at the Guarantor’s expense, execute and deliver to the Guarantor such documents as the Guarantor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COUNTERPARTY:
WILLIAMS PRODUCTION RMT COMPANY

By:	/s/ Gary R. Belitz
	Name:	Gary R. Belitz
	Title:	Vice President — Finance & Accounting
GUARANTOR:
WILLIAMS PRODUCTION COMPANY, LLC

By:	/s/ Gary R. Belitz Authorized Officer
ADMINISTRATIVE AGENT:
CITIBANK, N.A., as Administrative Agent and as Computation Agent

By:	/s/ [ILLEGIBLE] Authorized Officer
COMPUTATION AGENT:
CITIGROUP ENERGY INC., as Computation Agent

By:	/s/ [ILLEGIBLE] Authorized Officer
COLLATERAL AGENT and PV DETERMINATION AGENT:
CALYON NEW YORK BRANCH, as Collateral Agent and as PV Determination Agent

By:	/s/ Danell Stanley
Authorized Officer
Danell Stanley
Managing Director

By:	/s/ Michael D. Willis
Authorized Officer
Michael D. Willis
Director
Signature Page to Credit Agreement

BANKS:
CITIBANK, N.A.

By:	/s/ [ILLEGIBLE] Authorized Officer
CALYON

By:	/s/ [ILLEGIBLE] Authorized Officer

By:	/s/ [ILLEGIBLE] Authorized Officer
Signature Page to Credit Agreement

SCHEDULE I
BANK INFORMATION

Name of Bank	Address for Notices
Citibank, N.A.	Citibank, N.A.
250 West Street
10th Floor
New York, New York 10013
Attn: Director Derivatives Operations
Telecopier: (212) 723-2956

with copies to:

Citicorp North America, Inc.
333 Clay Street, Suite 3700
Houston, Texas 77002
Telecopier: (713) 481-0247
Attn: The Williams Companies, Inc.
Account Officer

Calyon	Calyon
Broadwalk House, 5 Appold Street
London EC2A 2DA, England
Telecopier: (44) 20 7114 6433
Telephone: (44) 20 7214 7007
Attn: Legal Department

SCHEDULE II
NOTICE INFORMATION FOR CREDIT PARTIES

Name of Credit Party	Address for Notices
Williams Production RMT Company	Williams Production RMT Company
One Williams Center, Suite 5000
Tulsa, Oklahoma 74172
Attention: Assistant Treasurer
Telecopier: (918) 573-2065
Telephone: (918) 573-2148

with a copy to:

Williams Production RMT Company
One Williams Center, Suite 5000
Tulsa, Oklahoma 74172
Attention: General Counsel
Telecopier: (918) 573-4503
Telephone: (918) 573-2613

Williams Production Company, LLC	Williams Production Company, LLC
One Williams Center, Suite 5000
Tulsa, Oklahoma 74172
Attention: Assistant Treasurer
Telecopier: (918) 573-2065
Telephone: (918) 573-2148

with a copy to:

Williams Production Company, LLC
One Williams Center, Suite 5000
Tulsa, Oklahoma 74172
Attention: General Counsel
Telecopier: (918) 573-4503
Telephone: (918) 573-2613

SCHEDULE III
Applicable Credit Support Threshold
     The Applicable Credit Support Threshold for each Bank is based upon the lower rating from S&P and Moody’s with respect to such Bank’s senior unsecured long-term Dollar-denominated debt or deposit obligations. For example, if the relevant debt or deposit obligations of a Bank are rated AA by S&P and A1 by Moody’s, an Applicable Credit Support Threshold of $50,000,000 will apply. If a Bank has a rating issued by only one of Moody’s and S&P, such single rating shall control. If any Bank is Unrated, the Applicable Credit Support Threshold for such Bank will be zero. If a Bank has designated a Designated Affiliate and the Acceptable Bank Guaranty contemplated by Section 2.1(e) has been executed by a direct or indirect parent of such Bank, then the S&P and Moody’s ratings of such parent shall be used as the relevant ratings applicable to such Bank.

S&P Rating	AA- or Higher	Lower than AA-, but higher than or equal to A-	Lower than A-

Moody’s Rating	Aa3 or higher	Lower than Aa3, but higher than or equal to A3	Lower than A3

Applicable Credit Support Threshold	$75,000,000	$50,000,000	0

SCHEDULE IV
LIMITED PERMITTED LIENS
(a)	The Lien of taxes, customs duties or other governmental charges or assessments that are not at the time determined (or, if determined, are not at the time delinquent), or that are delinquent but the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP, if required by such principles, have been provided on the books of the relevant entity;
(b)	Liens on deposits placed in the Collateral Account, provided that such Liens secure only the Obligations; and

(c)	Other non-consensual, immaterial Liens.

SCHEDULE V
GENERAL PERMITTED LIENS
(a)	Liens on property that is not owned by any Credit Party Entity on the Effective Date and that is subject to any Capital Lease;
(b)	Liens on cash, short term investments and letters of credit given to secure bids, tenders, trade contracts, leases or government contracts or to secure or in lieu of surety and appeal bonds or performance and return of money bonds, in each case to secure obligations arising in the ordinary course of business of a Credit Party Entity.
(c)	Liens on cash, short term investments and letters of credit given to secure public or statutory obligations and deposits as security for the payment of taxes, other governmental assessments or other similar governmental charges, in each case to secure obligations of a Credit Party Entity arising in the ordinary course of business;

(d)	Liens in favor of a Credit Party Entity other than those granted by a Credit Party;
(e)	Liens securing Debt (“Refinancing Indebtedness”) incurred to refund, extend, refinance or otherwise replace Debt secured by a Lien permitted hereunder; provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Debt so refunded, extended, refinanced or otherwise replaced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses and other obligations incurred in connection therewith) at the time of such refunding, extension, refinancing or replacement and (ii) the Liens securing the Refinancing Indebtedness are limited to substantially the same collateral that secured, at the time of such refunding, extension, refinancing or replacement, the Debt so refunded, extended, refinanced or replaced;
(f)	Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;
(g)	Liens securing Non-Recourse Debt of a Non-Recourse Subsidiary on the assets (and the income and proceeds therefrom) of such Non-Recourse Subsidiary that are developed, operated and/or constructed with the proceeds of (i) such Non-Recourse Debt or investments in such Non-Recourse Subsidiary or (ii) Non-Recourse Debt or investments referred to in clause (i) refinanced in whole or in part by such Non-Recourse Debt, provided that the aggregate fair market value of assets on which Liens may be granted pursuant to this paragraph (g) (or on which Liens may be granted to secure any Refinancing Indebtedness that relates (whether through one or more refundings, extensions, refinancings or other replacements) to any amount originally secured pursuant to this paragraph (g)) shall not exceed $250 million;
(h)	Liens on the investments held by a Credit Party Entity in (i) a joint venture securing Debt and other obligations of such joint venture, or (ii) a Non-Recourse Subsidiary securing Non- Recourse Debt of such Non-Recourse Subsidiary;
(i)	Any mortgage created or assumed by a Credit Party Entity on oil, gas, coal or other mineral or timber property, owned or leased by such Credit Party Entity to secure loans for the purposes of developing such properties, including any interest of the character commonly referred to as a “production payment”, provided that no Credit Party Entity shall assume or guarantee such loans or otherwise be liable in respect thereto, provided further that the aggregate fair market value (determined as of the Effective Date) of assets that are owned by any Credit Party Entity on the Effective Date and on which Liens have been granted pursuant to this paragraph (i) (or pursuant to paragraph (e) in the case of any Refinancing Indebtedness that relates (whether through one or more refundings, extensions, refinancings or other replacements) to any amount originally secured by any such assets pursuant to this paragraph (i)) shall not exceed $150 million;
(j)	Liens that do not secure any Other Present Value Obligation and that are created by operating agreements, unitization agreements, pooling agreements and production sales contracts, in each case entered into by a Credit Party Entity in the ordinary course of its business, securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business.
(k)	Liens on assets of a Credit Party or any of its Subsidiaries not permitted by paragraphs (a) through (j) above (including Liens on accounts receivable and related asset proceeds arising in connection with a receivables financing and Liens on property subject to any Capital Lease not otherwise permitted by paragraph (a)) securing Debt in a principal amount that at the time of such incurrence, together with (1) all other Debt outstanding at the time of such incurrence and secured by Liens on assets of such Credit Party or any of its Subsidiaries pursuant to this paragraph (k), (2) all Refinancing Indebtedness secured by assets of such Credit Party or any of its Subsidiaries outstanding at such time that relates (whether through one or more refundings, extensions, refinancings or other replacements) to any amount originally secured pursuant to this paragraph (k) and (3) the aggregate amount of all Attributable Obligations of such Credit Party and its Subsidiaries, do not exceed $40 million.
Each of the foregoing paragraphs (a) through (k) shall also be deemed to permit (i) appropriate Uniform Commercial Code and other similar filings to perfect the Liens permitted by such paragraph and (ii) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, the property permitted to be encumbered under such paragraph, but subject to the same restrictions and limitations herein set forth as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions and rights secure only the specified obligations, and in the amount, that such property is permitted to secure).

EXHIBIT A
OPINION OF
IN-HOUSE COUNSEL

James J. Bender	One Williams Center
Senior Vice President and	Tulsa, Oklahoma 74172
General Counsel
918/573-8705
918/573-5942 fax
jim.bender@williams.com
February 23, 2007
To:
Citibank, N.A., as Administrative Agent
1301 Fannin St., Suite 2300
Houston, Texas 77002
Citigroup Energy Inc., as Computation Agent for the Banks
2800 Post Oak Blvd.
Houston, Texas 77002
Calyon New York Branch, as Collateral Agent
and PV Determination Agent for the Banks, and
Joint Lead Arranger and Co-Book Runner
1301 Avenue of the Americas
New York, New York 10019
Citigroup Global Markets Inc., as Joint lead Arranger and
Co-Book Runner
390 Greenwich Street
New York, New York 10013
And
The financial institutions listed on Schedule A hereto.
Re: Williams Production RMT Company Credit Agreement dated as of February 23. 2007
Ladies and Gentlemen:
     I am the General Counsel of The Williams Companies, Inc., a Delaware corporation (“Williams”), and in such capacity I am charged with general supervisory responsibilities for the legal affairs of Williams and its subsidiaries, including Williams Production RMT Company, a Delaware corporation (the “Company”), Williams Production Company, LLC, a Delaware limited liability company (“WPC”) and Williams Power Company, Inc., a Delaware corporation (“Williams

02/23/07

Power”). This opinion is delivered to you pursuant to Section 3.1(d)(i) of the Credit Agreement, dated as of February 23, 2007 (the “Credit Agreement”), by and among the Company, WPC, the banks, financial institutions and other institutional lenders listed on the signature pages thereto as Banks, Citibank, N.A. (“Citibank”), as Administrative Agent, and Citigroup Energy Inc. (“CEI’), as Computation Agent, and Calyon New York Branch, (“Calyon”) as Collateral Agent and PV Determination Agent. (The Company, Williams, WPC and Williams Power are sometimes referred to herein individually as a “Williams Entity” and collectively as the “Williams Entities.”) Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.
     In connection with the opinions expressed herein, I, or attorneys reporting to me, have examined and relied upon copies of the following documents:
(a)	the Credit Agreement;

(b)	the Security Agreement dated as of February 23, 2007, between the Company and Calyon;

(c)	the Subordination Agreement dated as of February 23, 2007, between the Company, as subordinated creditor, WPC, as debtor, and the Administrative Agent;

(d)	the Subordination Agreement dated as of February 23, 2007, between WPC, as subordinated creditor, the Company, as debtor, and the Administrative Agent;

(e)	; the Subordination Agreement dated as of February 23, 2007, between the Williams Power and Williams, as the subordinated creditors, and the Company and WPC, as the debtors, and the Administrative Agent;

(f)	the ISDA 2002 Master Agreement, dated as of February 23, 2007, between the Company and Calyon;

(g)	the ISDA 2002 Master Agreement, dated as of February 23, 2007, between the Company and CEI;

(h)	the Novation Agreement dated as of February 23, 2007, between the Company, Citibank and CEI;

(i)	the letter agreement dated as February 23, 2007, between Calyon and the Company regarding Pre-Existing Transactions;

(j)	the Uncommitted Hedge Facility Agent’s Fee Letter, dated February 23, 2007, between Citigroup Global Markets Inc. (“CGMI”) and the Company;

02/23/07

(k)	the Uncommitted Hedge Facility Agent’s Fee Letter, dated February 2311, 2007, between Calyon and the Company;

(l)	the Uncommitted Hedge Facility Fee Letter, dated February 23, 2007, between CGMI, Calyon. and the Company;

(m)	a Certificate of the Secretary of State of the state of the jurisdiction of formation of each Williams Entity dated as of a recent date attesting to the continued corporate or limited liability company existence and good standing of each of the Williams Entities in that state;

(n)	the Certificate of Incorporation or Formation and By-Laws, or Operating Agreement, as the case may be, of each of the Williams Entities, and all amendments thereto; and

(o)	such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.
     The documents listed in clauses (a) through (I) above shall be referred to individually as a “Transaction Agreement” and collectively as the “Transaction Agreements.”
     In connection with this opinion, I or other attorneys acting under my supervision have (i) investigated such questions of law, (ii) examined such corporate documents and records of each of the Williams Entities and certificates of public officials, and (iii) received such information from officers and representatives of each of the Williams Entities and made such investigations as I or other attorneys under my supervision have deemed necessary or appropriate for the purposes of this opinion. As to certain matters of fact material to the opinions expressed herein, I have relied on the representations made in the Transaction Agreements. I have not, nor have other attorneys under my supervision, conducted independent investigations or inquiries to determine the existence of matters, actions, proceedings, items, documents, facts, judgments, decrees, franchises, certificates, permits, or the like and have made no independent search of the records of any court, arbitrator, or governmental authority affecting any Person, and no inference as to my knowledge thereof shall be drawn from the fact of my representation of any party or otherwise.
     In rendering the opinions herein, I have assumed without independent verification the authenticity of all documents submitted to me as original and the conformity with the authentic originals of all documents submitted to me as copies.
     Based upon and subject to the foregoing and the other qualifications, limitations, and assumptions set forth below and upon such other matters as I have deemed appropriate, I am of the opinion that:
1.	Each of the Williams Entities is duly incorporated or otherwise validly formed, and is validly existing in good standing under the laws of its respective jurisdiction of formation or incorporation. Each of the Williams Entities is qualified as a foreign

02/23/07

corporation or limited liability company, as the case may be, and in good standing under the laws of each jurisdiction .where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that a failure to so qualify or be in good standing would not, in the aggregate, (i) result in a material adverse effect on the performance by any of the Williams Entities of its obligations under the Transaction Agreements or (ii) materially adversely affect any right or remedy of any addressee hereof.

2.	The execution, delivery, and performance by each of the Williams Entities of the Transaction Agreements to which it is a party (a) have been duly authorized by all necessary corporate or limited liability company action of each of the Williams Entities, (b) are within the corporate or limited liability company power and authority of each of the Williams Entities, and (c) do not contravene the respective certificate of incorporation or formation or the By-Laws or Operating Agreement, as the case may be, of any Williams Entity.

3.	The execution, delivery, and performance by each of the Williams Entities of the Transaction Agreements to which it is a party do not contravene any law, rule, regulation, order, judgment or decree applicable to any of the Williams Entities. To my knowledge, the execution, delivery, and performance by the Company or WPC of the Transaction Agreements to which it is a party do not result in a breach of, or constitute a default under, any material agreement to which the Company or WPC is a party or by which it is bound and will not result in or require the creation or imposition of any Lien prohibited by the Credit Agreement, except that this opinion is not given as to the Scheduled Contracts as defined and referred to in the opinion of Gibson, Dunn & Crutcher LLP of even date herewith, and except as would not have a Material Adverse Effect.

4.	Each Transaction Agreement has been duly and validly executed and delivered by each of the Williams Entities that is shown as being a party to such Transaction Agreement.

5.	No authorization, consent, approval, license, permission or registration of or with any governmental authority or, to my knowledge, any other person or entity, which has not been obtained or is not in full force and effect, is required in connection with the execution, delivery and performance by each of Williams Entities of the Transaction Agreements to which it is a party, except to the extent that a failure to obtain such would not, in the aggregate, (i) result in a material adverse effect on the performance by any of the Williams Entities of its respective obligations under the Transaction Agreements or (ii) materially adversely affect any right or remedy of any addressee hereof.

6.	There is no action, suit or proceeding pending or, to the best of my knowledge, threatened against any of the Williams Entities before any court or arbitrator or any

02/23/07

governmental body, agency or official (a) with respect to the Transaction Agreements to which it is a party, or (b) except as set forth specifically regarding such Williams Entity in the Public Filings (as defined below) or as disclosed in the Transaction Agreements, in which I believe there is a reasonable possibility of an adverse decision, judgment, decree, injunction, order, or award of any court or government body that I believe could reasonably be expected to, in the aggregate, (i) result in a material adverse effect on the performance by any of the Williams Entities of its respective obligations under the Transaction Agreements to which it is a party or (ii) materially adversely affect any right or remedy of any addressee hereof. As used in this paragraph, “Public Filings” means all documents which Williams has filed pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the date of this opinion.
     The opinions expressed in this letter are subject to the following additional exceptions, qualifications and limitations:
A.	My opinion in paragraph 1 with respect to whether each of the Williams Entities is duly incorporated or otherwise validly existing, qualified in good standing is based solely on certificates, dated as of a recent date from the Secretary of State of the State of the jurisdiction of formation or qualification of each such Williams Entity, certifying as to such matters.

B.	I express no opinion as to the effect on the opinions herein stated of compliance or non-compliance by any of the Banks or the Agents with any applicable state, federal, or other laws or regulations applying only to banks, or the legal or regulatory status of any Bank or Agent.

C.	Qualification of any statement or opinion herein by the use of the words “to my knowledge” means that during the course of representation in connection with the transactions contemplated by the Transaction Agreements, no information has come to the attention of me or attorneys reporting to me that would give me or such attorneys current actual knowledge of the existence of facts or matters so qualified. I have not undertaken any investigation to determine the existence of facts, and no inference as to my knowledge thereof shall be drawn from the fact of the representation by me or attorneys reporting to me of any party or otherwise.

D.	The opinions herein expressed are limited to the matters expressly set forth in this opinion letter, and no opinion is implied or may be inferred beyond the matters expressly so stated.

E.	Without limiting the generality of and subject to the paragraph below, in rendering my opinions herein I have considered only those laws, statutes, rules and regulations that, in my experience, are customarily applicable to transactions of the character contemplated by the Transaction Agreements.

02/23/07

     I am admitted to practice law in the States of Oklahoma and Colorado, and the opinions expressed herein are based upon and limited exclusively to the Delaware General Corporation Law and the Delaware Limited Liability Company Act and the laws of the United States of America insofar as any of such laws are applicable. I render no opinion with respect to any other laws.
     This opinion may not be used or relied upon by, quoted, transmitted to, filed, published or communicated to any person or entity other than the addressees hereof for any purpose whatsoever without my prior written consent in each instance. Copies of this opinion may not be provided to any person other than the addressees, provided that the addressees may provide copies of this opinion (i) to bank examiners and other regulatory authorities should they so request, (ii) to the independent auditors and attorneys of the addressees, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any addressee is a party arising out of the transactions contemplated by the Transaction Agreements, (v) to the proposed permitted assignee of or participant in the interest of any addressee under the Transaction Agreements, or (vi) to any person to the extent required by law. This opinion speaks as of its date, and I undertake no, and hereby expressly disclaim any, duty to advise you or any other person entitled to rely hereon as to any changes of fact or law coming to my attention after the date hereof
[Remainder of page left intentionally blank]

Very truly yours,
James J. Bender, Esq.
Signature Page to Bender Opinion

SCHEDULE A
Citigroup Global Markets Inc. and Calyon New York Branch, as Joint Lead Arrangers and Co-Book Runners
All Banks from time to time parties to the Credit Agreement
All Agents from time to time parties to the Credit Agreement

EXHIBIT B
OPINION OF GIBSON, DUNN & CRUTCHER

February 23, 2007

(212) 351-4000
97394-00048
(212) 351-4035
Citibank, N.A., as Administrative Agent for the
Banks party to the Credit
Agreement referred to below
1301 Fannin Street
Suite 2300
Houston, Texas 7702
Citigroup Energy Inc., as Computation Agent for the Banks
2800 Post Oak Blvd.
Suite 500
Houston, Texas 77002
Calyon New York Branch, as Collateral Agent and
PV Determination Agent for the Banks and
Joint Lead Arranger and co-book runner
1301 Avenue of the Americas
New York, New York 10019
Citigroup Global Markets Inc., as Joint Lead Arranger and
co-book runner
390 Greenwich Street
New York, New York 10013

The Banks listed on Schedule A hereto
Re:	Williams Production RMT Company — Credit Agreement dated as of February 23, 2007
Ladies and Gentlemen:
          We have acted as counsel to The Williams Companies, Inc., a Delaware corporation (“TWC”), Williams Production RMT Company, a Delaware corporation (the

“Counterparty”), Williams Production Company, LLC, a Delaware limited liability company (the “Guarantor”), and Williams Power Company, Inc., a Delaware corporation (“Williams Power”), in connection with the preparation of:
     (i) the Credit Agreement dated as of February 23, 2007 (the “Credit Agreement”) by and among the Counterparty, the Guarantor, certain banks party thereto (the “Banks”), Citibank, N.A., as Administrative Agent (the “Administrative Agent”), Citigroup Energy Inc., as Computation Agent, and Calyon New York Branch, as Collateral Agent (the “Collateral Agent”) and as PV Determination Agent;
     (ii) the Security Agreement dated as of February 23, 2007 (the “Security Agreement”) by and between the Counterparty and the Collateral Agent;
     (iii) the financing statement on Form UCCl naming the Counterparty as debtor to be filed in the office of the Secretary of State of Delaware (the “Financing Statement”);
     (iv)
the
Subordination Agreement, dated as of February 23, 2007, between the Counterparty, as the subordinated creditor, the Guarantor, as the debtor, and the Administrative Agent;
     (v)
the
Subordination Agreement, dated as of February 23, 2007, between the Guarantor, as the subordinated creditor, the Counterparty, as the debtor, and the Administrative Agent;
     (vi)
the
Subordination Agreement, dated as of February 23, 2007, between Williams Power and TWC, as the subordinated creditors, the Counterparty and the Guarantor, as the debtors, and the Administrative Agent;
     (vii)
the
ISDA 2002 Master Agreement, dated as of February 23, 2007, between Calyon and the Counterparty;
     (viii)
the
ISDA 2002 Master Agreement, dated as of February 23, 2007, between Citigroup Energy Inc. and the Counterparty;
     (ix)
the
Novation Agreement, dated as of February 23, 2007, between the Counterparty, Citibank, N.A., as transferor, and Citigroup Energy Inc., as transferee;
     (x) the Letter Agreement, dated February 23, 2007, between Calyon and the Counterparty regarding pre-existing transactions;
     (xi) the Uncommitted Hedge Facility Agent’s Fee Letter, dated February 23, 2007, between Citigroup Global Markets Inc. and the Counterparty;
     (xii) the Uncommitted Hedge Facility Agent’s Fee Letter, dated February 23, 2007, between Calyon New York Branch and the Counterparty; and

     (xiii) the Uncommitted Hedge Facility Fee Letter, dated February 23, 2007, between Citigroup Global Markets Inc., Calyon New York Branch and the Counterparty.
                    Each capitalized term used and not defined herein has the meaning assigned to that term in the Credit Agreement. The documents listed in clauses (i), (ii) and (iv) through (xiii) above are collectively referred to herein as the “Financing Documents.” WPC, the Counterparty, the Guarantor and Williams Power are collectively referred to herein as the “Obligors.” The Counterparty’s right, title and interest in the personal property collateral described in the Security Agreement is referred to herein as the “UCC Collateral.” The Uniform Commercial Code as enacted and in effect in the State of New York is referred to herein as the “NYUCC.” The Uniform Commercial Code as enacted and in effect in the State of Delaware is referred to herein as the “DUCC.” The States of New York and Delaware are referred to herein as the “Perfection States,” and the NYUCC and the DUCC are each referred to herein as a “UCC.” All references or sections or other subparts of the NYUCC include references to the equivalent provisions of the DUCC, unless the context otherwise requires. All terms defined in a UCC are used herein as defined therein.
                    We have assumed without independent investigation that:
a)	The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

b)	There are no agreements or understandings between or among any of the parties to the Financing Documents or third parties that would expand, modify or otherwise affect the terms of the Financing Documents or the respective rights or obligations of the parties thereunder or that would modify, release, terminate, subordinate or delay the attachment of the security interest and liens granted thereunder;

c)	The Counterparty will have at all times relevant to this opinion rights in the UCC Collateral within the meaning of Section 9-203(b)(2) of the NYUCC;

d)	Each Obligor is a validly existing corporation or limited liability company in good standing under the laws of the State of Delaware and has all requisite corporate or limited liability company power to execute, deliver and perform its obligations under the Financing Documents to which it is a party;

e)	The execution and delivery by each Obligor of the Financing Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate or limited liability company action; and

f)	Each Financing Document has been duly executed and delivered by each Obligor party thereto.
                    In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Obligors in the Financing Documents, certificates of officers of the Obligors copies of which are attached hereto (collectively, the “Officers’ Certificate”) or certificates obtained from public officials and others.
                    Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:
                    1. Each Financing Document constitutes a legal, valid and binding obligation of each Obligor party thereto, enforceable against it in accordance with its terms.
                    2. The execution, delivery and performance by any Obligor of the Financing Documents to which it is a party do not and will not violate, or require any filing with or approval of any governmental authority or regulatory body of the State of New York or the United States of America under, any law or regulation of the State of New York or the United States of America applicable to such Obligor that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Financing Documents, or the Delaware General Corporation Law or the Delaware Limited Liability Company Act, except for filings required for the perfection of Liens created under the Financing Documents.
                    3. None of TWC, the Counterparty or the Guarantor is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
                    4. The Counterparty has granted a valid security interest in favor of the Collateral Agent in the UCC Collateral described in the Security Agreement securing the performance of the obligations purported to be secured thereby, to the extent a security interest can be created therein under Article 9 of the NYUCC. Upon the filing of the Financing Statement with the office of the Secretary of State of Delaware, such security interest in such UCC Collateral will be perfected to the extent security interests therein can be perfected by the filing of UCCl financing statements under Article 9 of the DUCC.
                    5. The execution, delivery and performance by each Obligor of the Financing Documents to which it is a party do not and will not, based solely upon review of the documents which are listed on Schedule B hereto (each a “Scheduled Contract”), result in a material breach of or default under any Scheduled Contract.
                    6. The Credit Agreement is effective to perfect the security interest in the Collateral Account by control (as defined in Section 9-104(a)(2) of the NYUCC). Such security interest in the Collateral Account is prior in right to all other security interests therein created under Article 9 of the NYUCC that are not perfected by control.
          7. The Credit Agreement is effective to perfect the security interests in the Collateral Account and the securities entitlements therein (together, the “Securities Account Collateral”) by control (as defined in Section 8-106 of the NYUCC). Such security interests in the Securities Account Collateral are prior in right to all other security interests therein created under Article 9 of the NYUCC that are not perfected by control.
     The foregoing opinions are subject to the following exceptions, qualifications and limitations:
          A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of paragraph 2 above, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and, to the limited extent set forth below, the DUCC. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law and the Delaware Limited Liability Company Act as presently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraph 2. Furthermore, we have not obtained an opinion of counsel admitted in Delaware with respect to the perfection of the security interest in the UCC Collateral. We have, however, examined the applicable provisions of the DUCC as currently in effect, as those provisions appear in the Uniform Commercial Code Reporting Service, Section Two State UCC Variations Binder, published by West Group (updated as of September 2006) (the “UCC Reporting Service”), and our opinions in paragraph 4 above, to the extent such opinions involve conclusions as to the perfection of such security interest under the laws of the State of Delaware, are based solely on such review. This opinion is limited to the effect of the present state (or, to the extent relating to the DUCC, the state of such laws as reflected in the UCC Reporting Service) of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws (or reflected in updates of the UCC Reporting Service after September 2006) or the interpretations thereof or such facts. Except as expressly set forth in paragraph 3 above, we express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.
          B. Our opinions set forth in paragraphs 1, 4, 6 and 7 are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

          C. We express no opinion regarding the effectiveness of (i) any waiver (whether or not stated as such) under the Financing Documents of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) any waiver (whether or not stated as such) contained in the Financing Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the gross negligence or willful misconduct of the indemnified party; (iv) any provision in any Financing Document waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal Court; (vi) any waiver of the right to jury trial; (vii) any provision purporting to establish evidentiary standards; (viii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others; or (ix) the availability of damages or other remedies not specified in the Financing Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities, expenses, fees or other amounts).
          D. We express no opinion as to (i) any waivers or variations of rights of a debtor, including a guarantor, or duties of a secured party under provisions referred to in Section 9-602 of the NYUCC or (ii) any provision in the Security Agreement (A) that may be deemed to permit the Collateral Agent or any other person to sell or otherwise foreclose upon any UCC Collateral, or to apply the proceeds thereof, except in compliance with the NYUCC, applicable laws of the United States and other applicable state and local laws, or (B) that may be deemed to impose on the Collateral Agent standards for the care of the UCC Collateral in the possession or control of the Collateral Agent that would violate Section 9-207 or 9-208 of the NYUCC or to render such standards inapplicable.
          E. Our opinion is subject to the effect of Section 552 of the United States Bankruptcy Code (limiting security interests in property acquired after the commencement of a case under the United States Bankruptcy Code). We call to your attention that under the provisions of the NYUCC certain third parties, such as protected purchasers of securities or certain purchasers of security entitlements or financial assets, could acquire an interest in the UCC Collateral free of the security interests of the Banks and the Collateral Agent, even though such security interests are perfected.
          F. We express no opinion with respect to (i) the existence, non-existence or value of any UCC Collateral, (ii) any part of the UCC Collateral that is or may be such that a security interest therein is not covered by Article 9 of the NYUCC by virtue of Section 9-109, (iii) except as expressly provided in paragraphs 6 and 7 as to UCC Collateral in the form of deposit accounts, securities entitlements and securities accounts, the perfection of the security interests in any portion of the UCC Collateral, including deposit accounts, goods covered by a certificate of title (such as automobiles), patents, trademarks, copyrights, letter-of-credit rights and money, to the extent that filing of a financing statement is not or may not be sufficient to perfect a security interest therein (whether as a result of requirements for control or possession of such collateral, the applicability of preemptive United States laws or of certificate of title statutes or otherwise) and (iv) the law governing perfection of the security interests by filing under Section 9-301 of the UCC.
          G. We express no opinion with respect to (i) the adequacy or accuracy of the descriptions of the UCC Collateral contained in the Security Agreement, in the Financing Statement or in any document prepared in connection therewith, except for the legal adequacy of descriptions of UCC Collateral to the extent that such descriptions consist of the collateral types defined in the NYUCC (other than commercial tort claims) or (ii) the enforceability or perfection of any security interest in the proceeds of any UCC Collateral other than pursuant to Section 9-315 of the UCC of the relevant Perfection States.
          H. We express no opinion with respect to the priority (and therefore no opinion as to the respective rights of any creditor, encumbrancer or other third party as against the rights of the Banks and the Collateral Agent) of any security interest in the UCC Collateral, except as expressly set forth in paragraphs 6 and 7.
          I. Perfection of the security interests generally will be terminated under the circumstances described in Sections 9-316, 9-507, 9-508 and 9-515 of the NYUCC, unless appropriate action is taken as provided therein. Without limitation, (i) all the financing statements filed must be continued at prescribed intervals by the timely filing of continuation statements and (ii) a new or amended financing statement may be required to be filed to retain any security interest perfected by the filing of a financing statement in the event the Counterparty changes its name, identity or location (as determined under the NYUCC).
          J. In rendering our opinions expressed in paragraph 5 insofar as they require interpretation of Scheduled Contracts, we express no opinion with respect to the compliance by any Obligor with, or any financial calculations or data in respect of, financial covenants or tests included in any Scheduled Contract.
          K. With reference to our opinions in paragraph 6 above, we have assumed without independent investigation that (i) the Collateral Agent is and at all times hereafter will be the “bank” (as defined in NYUCC Section 9-102(a)(8)) with which the Collateral Account is maintained, (ii) the Collateral Account will at all relevant times constitute a “deposit account” within the meaning of Section 9-102(29) of the NYUCC that is established and maintained in accordance with the Credit Agreement and (iii) the Credit Agreement will remain in full force and effect at all relevant times.
          L. We express no opinion with respect to the ownership or quantity of funds from time to time credited to the Collateral Account. In this connection, we call to your attention that (i) a transferee of funds from a deposit account, absent collusion, takes the funds free and clear of any security interest, whether or not in violation of the Financing Documents and (ii) the Banks’ security interest in the Deposit Account may be subject to rights of recoupment or set-off by, or a security interest in the Collateral Account in favor of, the Collateral Agent, except to the extent that those rights are validly waived.
          M. With reference to our opinions in paragraph 7 above, we have assumed without independent investigation that (i) the Collateral Agent is and at all times hereafter will be acting in the capacity of a “securities intermediary” (as defined in NYUCC Section 8-102(a)(14)) for the Counterparty and the Securities Account Collateral, (ii) the Collateral Account will at all relevant times constitute a “securities account” within the meaning of Section 8-501(a) of the NYUCC that is established and maintained in accordance with the Credit Agreement and (iii) the Credit Agreement will remain in full force and effect at all relevant times.
          N. We express no opinion with respect to the ownership or quantity of financial assets from time to time credited to the Collateral Account. In this connection, we call to your attention that certain events, including without limitation (i) a sale or other disposition of any such financial assets by the Collateral Agent or the Counterparty to third parties, whether or not in violation of the Financing Documents or the Credit Agreement, (ii) the failure by the Collateral Agent to acquire free of adverse claims, or its failure to maintain, sufficient financial assets in a quantity corresponding to the aggregate of all securities entitlements established in favor of its entitlement holders (including in respect of financial assets that are credited to the Collateral Account), or (iii) a bankruptcy, insolvency or similar event with respect to any securities intermediary through which any such financial assets are established or held (including the Collateral Agent), could result in a reduction in the quantity or value or elimination of the Securities Account Collateral. Pursuant to Section 9-328(c) of the NYUCC, the Banks’ security interest in the Collateral Account may be subordinate to a security interest now or hereafter held by the Collateral Agent in any of the Securities Account Collateral.
     This opinion is rendered to the Joint Lead Arrangers, the Agents and the Banks (the “Financing Parties”) in connection with the Financing Documents and may not be relied upon by any person other than the Financing Parties or by the Financing Parties in any other context. The Financing Parties may not furnish this opinion or copies hereof to any other person except (i) to bank examiners and other regulatory authorities to the extent required by law or otherwise requested, (ii) to the independent auditors and attorneys of the Financing Parties, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any Financing Party is a party arising out of the transactions contemplated by the Financing Documents, or (v) to the proposed permitted assignee of or participant in the interest of any Financing Party under the Financing Documents. This opinion may not be quoted without the prior written consent of this Firm.
Very truly yours,

SCHEDULE A
BANKS
Citibank, N.A.
Calyon

SCHEDULE B
SCHEDULED CONTRACTS
1.	Senior Debt Indenture by and among The Williams Companies, Inc. and JPMorgan Chase Bank (as successor to Bank One Trust Company (formerly known as The First National Bank of Chicago)), as Trustee, dated as of November 10, 1997, as supplemented by the Fourth Supplemental Indenture dated as of January 17, 2001 relating to debt issued under such Indenture in the aggregate principal amount of $400,000,000, the Fifth Supplemental Indenture dated as of January 17, 2001 relating to debt issued under such Indenture in the aggregate principal amount of $700,000,000, the Sixth Supplemental Indenture, dated as of January 14, 2002 relating to debt issued under such Indenture in the aggregate principal amount of $1,000,000,000, the Seventh Supplemental Indenture, dated as of March 19, 2002 relating to debt issued under such Indenture in the aggregate principal amount of $650,000,000 (for the 8.125% Notes) and $850,000,000 (for the 8.75% Notes), the Eighth Supplemental Indenture, dated as of June 3, 2002 relating to debt issued under such Indenture in the aggregate principal amount of $1,400,000,000, the Ninth Supplemental Indenture, dated as of June 10, 2003 relating to debt issued under such Indenture in the aggregate principal amount of $800,000,000 and the Tenth Supplemental Indenture, dated as of August 17, 2004, an amendment to the Ninth Supplemental Indenture.

2.	Senior Indenture, by and among The Williams Companies, Inc., (formerly known as Williams Holdings of Delaware, Inc.) and Citibank, N.A., Trustee, dated as of February 1, 1996, as amended by the First Supplemental Indenture, dated as of July 31, 1999, by and among Williams Holdings of Delaware, Inc., The Williams Companies, Inc. and Citibank, N.A.

3.	Subordinated Indenture among The Williams Companies, Inc. and JPMorgan Chase Bank as Trustee, dated as of May 28, 2003 relating to debt issued under such Indenture in the aggregate principal amount of $300,000,000.

4.	Senior Indenture by and among The Williams Companies, Inc. (successor to MAPCO Inc.) and Bank One Trust Company, N.A. (formerly known as The First National Bank of Chicago), Trustee, dated as of February 25, 1997, and supplemented by Supplemental Indenture No. 1 dated as of March 5, 1997 in the aggregate principal amount of $100,000,000 (for the 7.25% Notes), Supplemental Indenture No. 2 dated as of March 5, 1997 in the aggregate principal amount of $100,000,000 (for the 7.70% Debentures), the Third Supplemental Indenture dated as of March 31, 1998, and the Fourth Supplemental Indenture dated as of July 31, 1999.

5.	Indenture among Barrett Resources Corporation and Bankers Trust Company as Trustee, dated as of February 1, 1997 in the aggregate principal amount of

$150,000,000 and supplemented by the First Supplemental Indenture dated 2001, the Second Supplemental Indenture dated August 2, 2001, and the Third Supplemental Indenture dated as of May 20, 2004.

6.	$400,000,000 Credit Agreement, dated as of January 20, 2005, by and among The Williams Companies, Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereto as lenders, and Citibank, N.A. as Agent.

7.	$100,000,000 Credit Agreement, dated as of January 20, 2005, by and among The Williams Companies, Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereto as lenders, and Citibank, N.A. as Agent.

8.	$500,000,000 Credit Agreement, dated as of September 20, 2005, by and among The Williams Companies, Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereto as lenders, and Citibank, N.A. as Agent.

9.	$200,000,000 Credit Agreement, dated as of September 20, 2005, by and among The Williams Companies, Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereto as lenders, and Citibank, N.A. as Agent.

10.	$1,500,000,000 Credit Agreement, dated as of May 1, 2006, by and among The Williams Companies, Inc., Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation, Williams Partners L.P., certain lenders, Citibank, N.A., as agent, and Citibank, N.A., Bank of America, National Association and JPMorgan Chase Bank, N.A., as issuing banks.

WILLIAMS POWER COMPANY, INC.
OFFICERS’ CERTIFICATE
     The undersigned, Thomas G. Noulles and William E. Hobbs, do hereby certify to Gibson, Dunn & Crutcher LLP (“Gibson, Dunn & Crutcher”), in their capacities as officers of Williams Power Company, Inc., a Delaware corporation (“Williams Power”), in connection with the Credit Agreement dated as of February 23, 2006 (the “Credit Agreement”) by and among Williams Production RMT Company, as Borrower, Williams Production Company, LLC, as Guarantor, certain banks (the “Banks”), Citibank, N.A., as administrative agent, Citigroup Energy Inc., as computation agent, and Calyon New York Branch, as collateral agent and as PV determination agent (each an “Agent”), as follows:
          1. We are the duly elected and incumbent Assistant Secretary and Senior Vice President, respectively, of Williams Power and are authorized to execute this Certificate on behalf of Williams Power.
          2. We have asked such questions regarding the meaning of any of the provisions of this Certificate as we have considered necessary.
          3. Prior to the date hereof, Williams Power has delivered to Gibson, Dunn & Crutcher true and correct copies of the most-current formation documents and by-laws for Williams Power, including all amendments and restatements, and such documents have not been amended or otherwise modified since the date shown on the face of such documents or the most recent such amendment or restatement.
          4. Prior to the date hereof, Williams Power has delivered to Gibson, Dunn & Crutcher copies of all resolutions and other similar action passed by the board of directors of Williams Power related to the transactions contemplated by the Credit Agreement.
          5. Schedule B to the GDC Opinion lists all material indentures, material credit agreements and other material borrowings to which Williams Power is a party.
          6. To the best of our knowledge, each and all of the representations and warranties as to factual matters relating to Williams Power contained in the Financing Documents are true and correct in all material respects as of the date of such agreement and as of the date hereof.
          7. To the best of our knowledge, there are no agreements or understandings between or among any Agent, any Bank, Williams Power or third parties that would expand, modify or otherwise affect the terms of the Financing Documents referred to in the GDC Opinion or the respective rights or obligations of the parties thereunder.
     Capitalized terms used herein and not defined herein have the meanings given to such terms in the Credit Agreement. This Certificate may be executed in two or more counterparts. A copy of this Certificate executed and delivered by facsimile transmission shall be valid for all purposes.
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     IN WITNESS WHEREOF, the undersigned have executed this Certificate as of February 23,2006.

Name:	Thomas G. Noulles
Title:	Assistant Secretary

Name:	William E. Hobbs
Title:	Senior Vice President

THE WILLIAMS COMPANIES, INC.
WILLIAMS PRODUCTION RMT COMPANY
WILLIAMS PRODUCTION, LLC
OFFICERS’ CERTIFICATE
     The undersigned, Brian K. Shore and Rodney J. Sailor, do hereby certify to Gibson, Dunn & Crutcher LLP (“Gibson, Dunn & Crutcher”), in their capacities as officers of Williams Production RMT Company, a Delaware corporation (the “Counterparty”), and on behalf of The Williams Companies, Inc., a Delaware corporation (“TWC”), and Williams Production Company, LLC, a Delaware limited liability company (“WPC”), in connection with the Credit Agreement dated as of February 23, 2006 (the “Credit Agreement”) by and among the Counterparty, as Borrower, WPC, as Guarantor, certain banks (the “Banks”), Citibank, N.A., as administrative agent, Citigroup Energy Inc., as computation agent, and Calyon New York Branch, as collateral agent and as PV determination agent (each an “Agent”), as follows:
          1. We are the duly elected and incumbent Secretary and Treasurer, respectively, of the Counterparty, are officers of TWC and WPC and are authorized to execute this Certificate on behalf of the Counterparty, TWC and WPC.
          2. We have asked such questions regarding the meaning of any of the provisions of this Certificate as we have considered necessary.
          3. Prior to the date hereof, the Counterparty, TWC and WPC have delivered to Gibson, Dunn & Crutcher true and correct copies of the most-current formation documents and by-laws or operating agreements for the Counterparty, TWC and WPC, including all amendments and restatements, and such documents have not been amended or otherwise modified since the date shown on the face of such documents or the most recent such amendment or restatement.
          4. Prior to the date hereof, the Counterparty, TWC and WPC have delivered to Gibson, Dunn & Crutcher copies of all resolutions and other similar action passed by the respective board of directors of the Counterparty, TWC and WPC related to the transactions contemplated by the Credit Agreement.
          5. Schedule B to the GDC Opinion lists all material indentures, material credit agreements and other material borrowings to which the Counterparty, TWC, WPC or any parent of the Counterparty, TWC or WPC is a party.
          6. To the best of our knowledge, neither the Counterparty, TWC nor WPC is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “ICA”), on the basis that it is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities, as provided in Section 3(b)(l) of the ICA.
          7. To the best of our knowledge, each and all of the representations and warranties as to factual matters relating to the Counterparty, TWC and WPC contained in the Financing Documents are true and correct in all material respects as of the date of such agreement and as of the date hereof.
          8. To the best of our knowledge, there are no agreements or understandings between or among any Agent, any Bank, the Counterparty, TWC, WPC or third parties that would expand, modify or otherwise affect the terms of the Financing Documents referred to in the GDC Opinion or the respective rights or obligations of the parties thereunder.
          9. The encumbrances and restrictions in Section 5.2(e) of the Credit Agreement on the ability of the Credit Party Entities (i) to pay, directly or indirectly, dividends or make any other distributions in respect of their Equity Interests (as defined in the TWC Principal Credit Facility) or pay any Debt (as defined in the TWC Principal Credit Facility) or other obligation owed, to TWC or any Subsidiary of TWC or (ii) to make loans or advances to TWC or a Subsidiary thereof, are customary and are not more restrictive in any material respect, taken as a whole, than the encumbrances and restrictions that were in Section 6.6 of the Term Loan Agreement, dated as of May 30, 2003, among Williams Production Holdings LLC, the Counterparty, Lehman Brothers Inc. and Banc of America Securities LLC, as joint advisors, joint lead arrangers and joint book runners, Bank of America, N.A., as documentation agent, and Lehman Commercial Paper Inc., as administrative agent.
     Capitalized terms used herein and not defined herein have the meanings given to such terms in the Credit Agreement. This Certificate may be executed in two or more counterparts. A copy of this Certificate executed and delivered by facsimile transmission shall be valid for all purposes.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned have executed this Certificate as of February 23, 2006.

Name:	Brian K. Shore
Title:	Secretary

Name:	Rodney J. Sailor
Title:	Treasurer

EXHIBIT C
SECURITY AGREEMENT
     This Security Agreement, dated as of February 23, 2007 (as it may be modified, supplemented or amended from time to time in accordance with its terms, the “Security Agreement”), is between Williams Production RMT Company, a Delaware corporation (the “Grantor”), and Calyon New York Branch, as collateral agent (the “Collateral Agent”) for the benefit of the Financial Institutions.
PRELIMINARY STATEMENTS
     A. The Grantor and Williams Production Company, LLC, a Delaware limited liability company, have entered into a Credit Agreement dated as of February 23, 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”) with Citibank, N.A., Calyon New York Branch and others. From time to time, additional parties may be added to, or parties may be deleted from, the Credit Agreement on the terms set forth therein. The Agents, Banks and each of their respective successors and permitted assigns are collectively referred to herein as the “Financial Institutions”.
     B. The Credit Agreement provides for collateral to be held by the Collateral Agent for the benefit of the Financial Institutions under certain circumstances.
     Therefore, pursuant to the terms of the Credit Agreement and to induce the Financial Institutions to enter into the Credit Agreement, the Grantor hereby agrees with Collateral Agent for the benefit of the Financial Institutions as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The following terms shall have the meanings specified below (such meanings to be equally applicable to both the singular and plural forms of the terms defined), and capitalized terms used in this Security Agreement but not defined herein shall have the meanings set forth for such terms in the Credit Agreement
     “Applicable Law” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Grantor, the Collateral Agent, the Financial Institutions, the Collateral or the Credit Documents, in each case as in effect from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any judicial order, decree or judgment applicable to the Grantor, the Collateral Agent, the Financial Institutions, the Collateral or the Credit Documents.
     “Collateral” has the meaning set forth in Section 2.1 of this Security Agreement.
     “Proceeds” means “proceeds” as that term is defined in the UCC, and includes, but is not limited to, all proceeds of any or all of the Collateral, including without limitation (a) any and all proceeds of, and all claims for, any insurance, indemnity, warranty or guaranty payable from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of a Governmental Authority), (c) all proceeds received or receivable when any or all of the Collateral is collected, sold, exchanged or otherwise disposed, whether voluntarily, involuntarily, in foreclosure or otherwise, and (d) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
     “Secured Obligations” shall mean the Obligations.
     “UCC” shall mean the Uniform Commercial Code in effect in the State of New York, as amended from time to time.
ARTICLE II
SECURITY INTERESTS
     Section 2.1 Pledge, Assignment and Grant of Security Interests. As collateral security for the prompt and complete payment and performance when due of all Secured Obligations, the Grantor hereby assigns and pledges to Collateral Agent for the benefit of the Financial Institutions, and hereby grants to the Collateral Agent for the benefit of the Financial Institutions, a lien on and continuing security interest in, to and under the following (all items referred to in this Section 2.1, whether now owned or hereafter acquired and wherever located and whether now existing or hereafter arising, collectively, the “Collateral”):
(a)	all Property from time to time delivered to the Collateral Agent pursuant to Section 2.7 of the Credit Agreement;

(b)	all right, title and interest of the Grantor in or to any Property from time to time delivered to the Collateral Agent pursuant to Section 2.10 of the Credit Agreement;

(c)	all letters of credit from time to time delivered to the Collateral Agent and all Property from time to time paid or delivered to the Collateral Agent pursuant to or in connection with any letter of credit, this Security Agreement or any other Credit Document (including, without limitation, payments pursuant to Section 6.1 of the Credit Agreement);

(d)	all right, title or interest of the Grantor in or to any obligation of a Bank to make any payment or delivery under a Qualifying Hedge;

(e)	all right, title and interest of the Grantor in or to any obligation of the Collateral Agent to deposit into or return to the Collateral Account any cash, securities or other Property;

(f)	all investments of, additions to, all substitutions and replacements for and all Proceeds of or derived from any of the Property referred to in this Section 2.1;

(g)	all insurance, indemnities, warranties, guaranties and similar rights pertaining to any of the Collateral; and

(h)	any and all Proceeds of any Collateral.
     Section 2.2 After-Acquired Property. The security interest pledged, assigned and granted to Collateral Agent pursuant to this Security Agreement is intended to extend to all Collateral that is the subject of this Security Agreement, whether now owned or hereafter acquired at any time, irrespective of whether such Collateral is in transit or in the Grantor’s, Collateral Agent’s or any other Person’s constructive, actual or exclusive possession.
     Section 2.3 Obligations Independent. The obligations of the Grantor under this Security Agreement are independent of the obligations of the Guarantor or any other Person, and a separate action or actions may be brought and prosecuted against the Grantor to enforce this Security Agreement, irrespective of whether any action is brought against the Guarantor or any other Person or whether the Guarantor or any other Person is joined in any such action or actions.
     Section 2.4 Obligations Absolute. The Grantor agrees that it will perform its obligations hereunder strictly in accordance with the terms of this Security Agreement regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting the Secured Obligations or the rights of any of the Financial Institutions with respect thereto. The liability of the Grantor under this Security Agreement shall be absolute and unconditional irrespective of:
(a)	any lack of validity or enforceability of any Credit Document or letter of credit;

(b)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other liabilities, or any other amendment or waiver of or any consent to departure from any Credit Document or letter of credit, including, without limitation, any increase in the Secured Obligations or any other liabilities resulting from the entering into of any Hedge or otherwise;

(c)	any liquidation, dissolution or termination of existence of, or other change in, any Credit Party or any other Person;

(d)	any bankruptcy, insolvency, receivership or other proceeding involving any Credit Party or any other Person or any defense that may arise in connection with or as a result of any such bankruptcy, insolvency, receivership or other proceeding or otherwise;

(e)	any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any letter of credit or any guaranty for all or any of the Secured Obligations or any other liabilities;

(f)	any manner of application of Collateral, or proceeds thereof or of collections on account of any letter of credit or any guaranty, to all or any of the Secured Obligations or any other liabilities, or any manner of sale or other disposition of any Collateral for all or any of the Secured Obligations or any other liabilities or of any other collateral; or

(g)	any other circumstances (other than those entitling Grantor to a termination of this Security Agreement under Section 7.9) which might otherwise constitute a defense available to, or a discharge of, any Credit Party, a surety or any other Person.
     Section 2.5 Security for Obligations. The security interests and other rights granted pursuant to this Security Agreement secure, and the Collateral is security for, the prompt performance of the Secured Obligations and the prompt payment in full in cash when due, whether at stated maturity, by acceleration or otherwise of the Secured Obligations.
     Section 2.6 Acceptable Security Interest. The Grantor shall promptly take all actions required to cause an Acceptable Security Interest to exist at all times in all Collateral.

     Section 2.7 Grantor Remains Liable. Notwithstanding any other provisions of this Security Agreement to the contrary, (a) the Grantor shall remain liable to perform any and all obligations imposed on the Grantor under the Credit Documents or with respect to the Collateral and to perform any and all duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (b) the exercise by Collateral Agent of any of its rights hereunder shall not release the Grantor from any of its duties or obligations under the Credit Documents or with respect to the Collateral and (c) neither Collateral Agent nor any of the other Financial Institutions shall have any obligation or liability under the Credit Documents by reason of this Security Agreement, nor shall Collateral Agent or any other Financial Institution be obligated to perform any of the obligations or duties of the Grantor hereunder or thereunder or to take any action to collect or enforce any claim for payment that constitutes Collateral.
     Section 2.8 Power of Attorney. The Grantor hereby constitutes and appoints Collateral Agent as the Grantor’s attorney-in-fact, at Grantor’s cost and expense, to exercise, in Collateral Agent’s discretion, all or any of the following powers, which appointment, being coupled with an interest, shall be irrevocable until this Security Agreement terminates:
(a)	to obtain and adjust insurance under insurance policies relating to the Collateral naming the Grantor as an insured party;

(b)	to receive, take, endorse, sign, assign, deliver and collect, all in Collateral Agent’s name or the Grantor’s name, any and all checks, notes, drafts and other documents or instruments relating to the Collateral;

(c)	to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral;

(d)	to receive, open and dispose of all mail addressed to the Grantor with respect to the Collateral which comes into the possession of Collateral Agent and to notify postal authorities to change the address for delivery thereof to such address as Collateral Agent designates, with a copy of such notice to the Grantor;

(e)	to request from account debtors of the Grantor or other obligors, in the Grantor’s name or Collateral Agent’s name or that of Collateral Agent’s designee, information concerning the Collateral and the amounts owing thereon;

(f)	to transmit to account debtors or other obligors obligated on Collateral a notice of Collateral Agent’s interest therein;

(g)	to notify account debtors or other obligors obligated on Collateral to make payment directly to Collateral Agent; and

(h)	to take or bring, in the Grantor’s name or Collateral Agent’s name, all steps, actions, suits or proceedings deemed by Collateral Agent necessary or desirable to enforce or effect collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any contract pertaining to any Collateral or the rights of Collateral Agent with respect to any of the Collateral.
     Section 2.9 Waiver. The Grantor hereby waives promptness, diligence, notice of acceptance and any other notice (except notices expressly required to be given to the Grantor under this Security Agreement) with respect to any of the Secured Obligations and this Security Agreement and any requirement that Collateral Agent or any other Financial Institution protect, secure, perfect or insure any security interest or other Lien or any Property subject thereto or exhaust any right to take any action against the Grantor or any other Person or any of the Collateral.
     Section 2.10 Subrogation. The Grantor hereby irrevocably waives any and all rights to which it may be entitled (by operation of law or otherwise) by performing its obligations under this Security Agreement to be subrogated to the rights of the Financial Institutions against any Credit Party or any other Person. If any amount shall be paid to the Grantor on account of such subrogation rights, the Grantor agrees to hold such amount or such payment, as the case may be, in trust for the benefit of the Financial Institutions, and the Grantor agrees to forthwith pay such amount or such payment, as the case may be, to the Collateral Agent to be held as Collateral or credited against and applied upon the Secured Obligations, whether matured or unmatured, in the same order as provided in Section 5.4 hereof.
     Section 2.11 Financing Statements and Registrations. The Grantor authorizes Collateral Agent to file in such jurisdictions as determined by Collateral Agent any financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by Applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Grantor, represents and warrants, as of the date hereof and as of each date that a Qualifying Hedge is entered into, that the Grantor’s (a) chief executive office address is its address for notices under the Credit Agreement, (b) state of organization and exact legal name, as reflected in its certificate of incorporation, is as set forth in the first paragraph hereof and (c) organization number is 3388640, except in each case as the Grantor has otherwise notified the Collateral Agent after the date hereof.
ARTICLE IV
ADDITIONAL PROVISIONS
     Section 4.1 Payments.
(a)	Notices. The Grantor agrees that, upon the request of Collateral Agent, it will notify each party to any Collateral of the assignment thereof to Collateral Agent, instruct each of them that all payments due or to become due and all amounts payable to the Grantor under such Collateral shall, until this Security Agreement has been terminated in accordance with Section 7.9 hereof, be made to Collateral Agent, and, if requested by Collateral Agent and reasonably feasible, obtain a written consent and acknowledgement from them in form and substance reasonably acceptable to Collateral Agent.

(b)	Non-Payment to Collateral Agent. Until this Security Agreement has been terminated in accordance with Section 7.9 hereof, if the Grantor shall receive or otherwise have possession of any Collateral, the Grantor shall be deemed to hold possession of such Collateral in trust for the benefit of the Financial Institutions, shall segregate such Collateral from all other Property of the Grantor, and shall forthwith transmit and deliver such Collateral to the Collateral Agent in the same form as so received (with any necessary endorsement).
     Section 4.2 Direction to Account Parties. The Grantor agrees that it shall be bound by any collection, compromise, forgiveness, extension or other action taken by Collateral Agent with respect to the Collateral. Upon the occurrence and during the continuance of an Event of Default, without notice to or assent from the Grantor, Collateral Agent may apply any or all amounts then or thereafter deposited with it to the Secured Obligations in accordance with the order provided in Section 5.4 hereof. The costs and expenses (including reasonable attorneys’ fees) of collection, whether incurred by the Grantor or Collateral Agent, shall be borne by the Grantor.
     Section 4.3 Contract Rights. The Grantor’s grant, pursuant to Section 2.1 of this Security Agreement, of a security interest in and on the Collateral includes, but is not limited to:
(a)	all (i) of the Grantor’s rights to payment under the Collateral and (ii) payments due and to become due to the Grantor under the Collateral, in each case whether as contractual obligations, damages or otherwise;

(b)	all of the Grantor’s claims, rights, powers or privileges and remedies under the Collateral; and

(c)	all of the Grantor’s rights under the Collateral to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, waiver or approval together with full power and authority with respect to the Collateral to demand, receive, enforce or collect any of the foregoing rights or any property which is the subject of the Collateral, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action which, in the opinion of Collateral Agent, may be necessary or advisable in connection with any of the foregoing.
     Section 4.4 Certain Remedies; Possession. Collateral Agent may enforce all remedies, rights, powers and privileges of the Grantor under any Collateral and/or substitute itself or any nominee or trustee in lieu of the Grantor as party to any of the Collateral. The Grantor shall have no right to possession of, or control over, any Collateral.
ARTICLE V
REMEDIES
     Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have all the rights and remedies of a secured party under the laws which govern the creation, perfection or enforcement of security interests hereunder to enforce this Security Agreement and the security interests contained herein, and, in addition, Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, in addition to its other rights and remedies hereunder, including without limitation under Section 5.2 hereof, do any of the following to the extent permitted by Applicable Law:
(a)	personally, or by trustees or attorneys, immediately take possession of the Collateral or any part thereof, from the Grantor or any other Person who then has possession of any part thereof with or without notice or process of any Applicable Law, and for that purpose may enter upon the Grantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Grantor, and

(b)	take possession of the Collateral or any part thereof, by directing the Grantor in writing to deliver the same to Collateral Agent at any place or places designated by Collateral Agent, in which event the Grantor shall at its own expense forthwith cause the same to be moved to the place or places so designated by Collateral Agent and there be delivered to Collateral Agent.
To the extent permitted by Applicable Law, the Grantor’s obligation to deliver the Collateral is of the essence of this Security Agreement and, accordingly, upon application to a court of equity having jurisdiction, Collateral Agent shall be entitled to obtain a decree requiring specific performance by the Grantor of said obligation.
     Section 5.2 Disposition of the Collateral. Any Collateral of which Collateral Agent has taken possession under or pursuant to Section 5.1 of this Security Agreement and any other Collateral, whether or not so possessed by Collateral Agent, may, upon the occurrence and during the continuance of an Event of Default, to the extent permitted by Applicable Law, be sold, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as Collateral Agent may, in compliance with any requirements of Applicable Law, determine to be commercially reasonable. Any such disposition shall be made upon not less than ten days’ written notice to the Grantor specifying the time such disposition is to be made and, if such disposition shall be a public sale, specifying the place of such sale. Any such sale may be adjourned by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by Applicable Law, Collateral Agent or any Financial Institution may itself bid for and become the purchaser of the Collateral or any item thereof offered for sale at a public auction without accountability to the Grantor (except to the extent of any surplus money received as provided in this Security Agreement).
     Section 5.3 Waiver.
(a)	Except as otherwise provided in this Security Agreement, the Grantor hereby waives, to the extent permitted by Applicable Law, notice or judicial hearing in connection with Collateral Agent’s taking possession or Collateral Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the Grantor would otherwise have under any Applicable Law, and the Grantor hereby further waives, to the fullest extent permitted by Applicable Law:
(i)	all damages occasioned by such taking of possession of any Collateral except to the extent attributable to the gross negligence or willful misconduct of the Collateral Agent or its agents;

(ii)	all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Collateral Agent’s rights hereunder; and

(iii)	all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Applicable Law in order to prevent or delay the enforcement of this Security Agreement or the absolute sale of the Collateral or any portion thereof.

(b)	To the extent permitted by Applicable Law, any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Grantor therein and thereto.
     Section 5.4 Application of Proceeds. The Collateral and all proceeds of any sale, collection or other disposition of the Collateral or any part thereof shall be applied (i) first, to payment of all reasonable costs, fees and expenses, including, without limitation, indemnity payments owing to, and reasonable attorneys’ fees and expenses incurred by, the respective Agents (including, without limitation, those expenses incurred by the Collateral Agent in exercising the remedies hereunder), (ii) second, to the payment of the Secured Obligations (ratably based on the sum of (I) respective amounts of the Secured Obligations owed to the Banks and Agents (a) following termination of all Qualifying Hedges pursuant to clause (2) of Section 6.1 of the Credit Agreement or (b) if such termination is not effected pursuant to such clause (2) and the Required Banks elect that this clause (b) apply, following termination of all Qualifying Hedges pursuant to the other terms of the Credit Documents, and (II) an amount estimated in good faith by the Collateral Agent to be the amount of all other Secured Obligations that may arise thereafter (which other Secured Obligations shall be paid from time to time ratably by the Collateral Agent to the Banks and Agents entitled thereto) and (iii) third, the remainder, if any, shall be paid to the Grantor or such other Persons as may be entitled thereto. Grantor shall be liable for any deficiency remaining after any collection, sale or other disposition.
     Section 5.5 Remedies Cumulative; No Waiver. Each and every right, power and remedy hereby specifically given to Collateral Agent shall be in addition to every other right, power and remedy specifically given under this Security Agreement, under any other Credit Document, under any letter of credit or now or hereafter existing at law or in equity, or by Applicable Law, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by Collateral Agent. All such rights, powers and remedies shall be cumulative, and the exercise or the partial exercise of one shall not be deemed a waiver of the right to exercise any other. No delay or omission of Collateral Agent in the exercise any of its rights, remedies and powers or partial or single exercise thereof and no renewal or extension of any of the Secured Obligations, shall impair any such right, remedy or power or shall constitute a waiver thereof.
     Section 5.6 Discontinuance of Proceedings. In case Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Security Agreement by foreclosure, sale, entry, or otherwise, and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to Collateral Agent, then, in every such case, the Grantor, Collateral Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral, subject to the security interest created under this Security Agreement, and all rights, remedies and powers of Collateral Agent shall continue as if no such proceeding had been instituted.
ARTICLE VI
CONCERNING COLLATERAL AGENT
     Section 6.1 Collateral Agent’s Rights. The provisions of Article VII of the Credit Agreement shall inure to the benefit of Collateral Agent in respect of this Security Agreement and shall be binding upon the parties hereto.

     Section 6.2 Action by Nominees. Notwithstanding anything to the contrary in this Security Agreement, any and all of the rights, powers and remedies of Collateral Agent under this Security Agreement may be exercised by any agent, Person or nominee acting on behalf of the Collateral Agent, which may assign or delegate all or any part of its rights and obligations under this Security Agreement to any one or more agents, Persons or other nominees.
     Section 6.3 Limitation on Duty of Collateral Agent in Respect of Collateral. Collateral Agent shall have no duty as to any Collateral in its possession or control (other than to comply with mandatory provisions of law and for its gross negligence or willful misconduct) or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Collateral Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by Collateral Agent, unless Collateral Agent was grossly negligent in the selection thereof. The Collateral Agent will not be obligated to invest or pay interest on any of the Collateral, except as provided in Section 2.12 of the Credit Agreement.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Notices. Except as otherwise specified herein, all notices, requests, demands, consents, instructions or other communications hereunder shall be given in accordance with the terms of Section 8.2 of the Credit Agreement.
     Section 7.2 Amendments; Waivers. Any amendment or waiver to this Security Agreement or any provision hereof shall only be effective to the extent such amendment or waiver (a) complies with all of those requirements set forth in Section 8.1 of the Credit Agreement and (b) is executed by the Persons that would be required to execute a like amendment of the Credit Agreement. Furthermore, all amendments and waivers to this Security Agreement will be subject to the limitations and restrictions applicable to amendments and waivers of the Credit Agreement.
     Section 7.3 Successors and Assigns. This Security Agreement shall be binding upon and inure to the benefit of the Grantor, Collateral Agent and the other Financial Institutions and their respective successors and permitted assigns.
     Section 7.4 Survival. All agreements, statements, representations and warranties made by the Grantor herein or in any certificate or other instrument delivered by the Grantor or on the behalf of the Grantor under this Security Agreement shall be considered to have been relied upon by Collateral Agent and the other Financial Institutions and shall survive the execution and delivery of this Security Agreement and the other Credit Documents regardless of any investigation made by Collateral Agent or any other Financial Institution or on their behalf.
     Section 7.5 Headings Descriptive. The headings of the various articles, sections and paragraphs of this Security Agreement are for convenience of reference only, do not constitute a part hereof and shall not affect the meaning or construction of any provision hereof.
     Section 7.6 Severability. In the event any one or more of the provisions contained in this Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     Section 7.7 Governing Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     Section 7.8 Collateral Agent May Perform. If the Grantor fails to perform any agreement contained herein, Collateral Agent may itself perform, or cause the performance of, such agreement, and the reasonable expenses of Collateral Agent incurred in connection therewith shall be payable by the Grantor.
     Section 7.9 Termination; Release. When all of the Secured Obligations have been irrevocably paid and performed in full, all Qualifying Hedges have been terminated, the Grantor removes all Banks as parties to the Credit Agreement and notifies the Collateral Agent of all such facts, this Security Agreement shall terminate (except as provided in Section 7.10 of this Security Agreement), and Collateral Agent, at the expense of the Grantor, will promptly execute and deliver to the Grantor the proper instruments acknowledging the termination of this Security Agreement, and will duly assign, transfer and deliver to the Grantor or, in the case of Bank Collateral that is not Retained Bank Collateral, the Bank entitled thereto (without recourse and without any representation or warranty of any kind), such of the Collateral as may be in the possession of Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Security Agreement or the Credit Agreement, and shall take such other action, at the Grantor’s expense, as the Grantor may reasonably request to effectuate the foregoing. To the extent any Collateral is sold or otherwise disposed as permitted under this Security Agreement, such Collateral (unless sold or otherwise disposed to a Credit Party Entity) shall be sold or otherwise disposed free and clear of the Liens created hereby (which Liens shall be automatically released upon such permitted sale or other disposition), and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in order to effect the foregoing.
     Section 7.10 Reinstatement. This Security Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by any Financial Institution in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by any Financial Institution, including, without limitation, as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party or any other Person, the appointment of any intervenor or conservator of, or trustee or similar official for, any Credit Party or any other Person or any substantial part of its Collateral, or otherwise, all as though such amounts had not been received.
     Section 7.11 Counterparts. This Security Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Electronic delivery of an executed counterpart of a signature page to this Security Agreement shall be as effective as delivery of an original executed counterpart of this Security Agreement.
     Section 7.12 No Third Party Beneficiaries. The agreements of the parties hereto are solely for the benefit of the Grantor, the Collateral Agent and the other Financial Institutions, and no Person (other than the parties hereto and the Financial Institutions) shall have any rights hereunder.
     Section 7.13 Information. The Grantor will furnish to Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Collateral Agent may reasonably request, all in reasonable detail.

     Section 7.14 Costs and Expenses. The Grantor shall pay on demand to Collateral Agent the amount of any and all reasonable expenses that Collateral Agent may incur in connection with this Security Agreement in accordance with Section 8.4 of the Credit Agreement.
     Section 7.15 Other Security. The Collateral Agent, in its sole discretion and without notice to or demand upon the Grantor and without otherwise affecting the obligations applicable hereunder from time to time, may take and hold other collateral (in addition to the Collateral) for payment of any Secured Obligations, or any part thereof, and may exchange, enforce or release such other collateral or any part thereof, and may accept and hold any endorsement or guarantee of payment of the Secured Obligations or any part thereof, and may release or substitute any endorser or guarantor or any other Person granting security for or in any way obligated upon any Secured Obligations, or any part thereof. The Grantor waives and releases any and all right to require Collateral Agent to collect any of the Secured Obligations from any specific item or items of Collateral or other collateral or from any other party liable as guarantor or in any other manner in respect of any of the Secured Obligations or from any letter of credit.
     Section 7.16 Additional Rights of Collateral Agent. In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Collateral Agent hereunder, the Collateral Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Collateral, unless the Collateral Agent receives written instructions, signed by the Grantor and the Required Banks, which eliminates such ambiguity or uncertainty.
     In the event of any dispute between or conflicting claims by or among the Grantor and any other Person with respect to any Collateral, the Collateral Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Collateral so long as such dispute or conflict shall continue, and the Collateral Agent shall not be or become liable in any way to the Grantor for failure or refusal to comply with such conflicting claims, demands or instructions. The Collateral Agent shall be entitle to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Collateral Agent or (ii) the Collateral Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Collateral Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by the Grantor.
     IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

COLLATERAL AGENT: CALYON NEW YORK BRANCH, solely in its capacity as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

GRANTOR: WILLIAMS PRODUCTION RMT COMPANY, a Delaware corporation

By:
Name:
Title:

EXHIBIT D

YR200_ WILLIAMS RESERVES		DATE:	02/13/0_
USING FLAT PRICING		TIME:	13:47:23
GRAND TOTAL		FILE:	AATEST
***EXAMPLE***		PROP:	51
	R E S E R V E S A N D E C O N O M I C S	STID:	BASE
		.CMD:	CURRENT:
.OUT:
AS OF DECEMBER 31, 200_

					PRICES		OPERATIONS, M$					10.00 PCT
END	GROSS PRODUCTION		NET PRODUCTION		OIL	GAS	NET OPER	SEV+ADV	NET OPER	CAPITAL	CASH FLOW	CUM. DISC
MO-YR	OIL, MBBL	GAS, MMCF	OIL, MBBL	GAS, MMCF	$/B	$/M	REVENUES	TAXES	EXPENSES	COSTS, M$	BTAX, M$	BTAX, M$
12-07
12-08
12-09
12-10
12-11

12-12
12-13
12-14
12-15
12-16

12-17
12-18
12-19
12-20
12-21

12-22
12-23
12-24
12-25
12-26

12-27
12-28
12-29
12-30
12-31

12-32
12-33
12-34
12-35
12-36

S TOT	.000	.000	.000	.000	.00	.00	.000	.000	.000	.000	.000	.000

REM.	.000	.000	.000	.000	.00	.00	.000	.000	.000	.000	.000	.000

TOTAL	.000	.000	.000	.000	.00	.00	.000	.000	.000	.000	.000	.000

CUM.	.000	.000		NET OIL REVENUES (M$)				.000	PRESENT WORTH PROFILE
				NET GAS REVENUES (M$)				.000	DISC	PW OF NET	DISC	PW OF NET
ULT.	.000	.000		TOTAL REVENUES (M$)				.000	RATE	BTAX, M$	RATE	BTAX, M$

BTAX RATE OF RETURN (PCT)			.00	PROJECT LIFE (YEARS)				-2.900	.0	.000	30.0	.000
BTAX PAYOUT			12/31/200_	DISCOUNT RATE (PCT)				10.000	2.0	.000	35.0	.000
BTAX PAYOUT (DISC)			12/31/200_	GROSS OIL WELLS				.000	5.0	.000	40.0	.000
BTAX NET INCOME/INVEST			.00	GROSS GAS WELLS				1.000	8.0	.000	45.0	.000
BTAX NET INCOME/INVEST (DISC)			.00	GROSS WELLS				1.000	10.0	.000	50.0	.000
									12.0	.000	60.0	.000
INITIAL W.I. FRACTION			1.000000	INITIAL NET OIL FRACTION				.000000	15.0	.000	70.0	.000
FINAL W.I. FRACTION			1.000000	FINAL NET OIL FRACTION				.000000	18.0	.000	80.0	.000
PRODUCTION START DATE			1/01/0_	INITIAL NET GAS FRACTION				.800000	20.0	.000	90.0	.000
MONTHS IN FIRST LINE			12.00	FINAL NET GAS FRACTION				.800000	25.0	.000	100.0	.000

EXHIBIT E
[Form of ISDA Master Agreement]

International Swaps and Derivatives Association, Inc.
2002 MASTER AGREEMENT
dated as of February 23, 2007
and Williams Production RMT Company
have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this 2002 Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions. This 2002 Master Agreement and the Schedule are together refereed to as this “Master’ Agreement”.
Accordingly, the parties agree as follows:
1. Interpretation
(a) Definitions. The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.
(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.
(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.
2. Obligations
(a) General Conditions.
(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement
(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other condition specified in this Agreement to be a condition precedent for the purpose of this Section 2(a)(iii).
(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the Scheduled Settlement Date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.
(c) Netting of Payments. If on any date amounts would otherwise be payable:-
(i) in the same currency; and
(ii) in respect of the same Transaction,
by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.
the parties may elect in respect of two or more Transactions that a net amount and payment obligation will be determined in respect of all amounts payable on the same date in the same currency in respect of those Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or any Confirmation by specifying that “Multiple Transaction Payment Netting” applies to the Transactions identified as being subject to the election (in which case clause (ii) above will not apply to such Transactions). If Multiple Transaction Payment Netting is applicable to Transactions, it will apply to those Transactions with effect from the starting date specified in the Schedule or such Confirmation, or, if a starting date is not specified in the Schedule or such Confirmation, the starting date otherwise agreed by the parties in writing. This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.
(d) Deduction or Withholding, for Tax.
(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:
(1) promptly notify the other party (“Y”) of such requirement;
(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and
(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:
(A) Other failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or
(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or, brought with respect to a party to this Agreement) or (II) a Change in Tax Law.
(ii) Liability. If.-
(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);
(2) X does not so deduct or withhold; and
(3) a liability resulting from such Tax is assessed directly against X, then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).
3. Representations
Each party makes the representations contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) and, if specified in the Schedule as applying, 3(g) to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement). If any “Additional Representation” is specified in the Schedule or any Confirmation as applying, the party or parties specified for such Additional Representation will make and, if applicable, be deemed to repeat such Additional Representation at the time or times specified for such Additional Representation.
(a) Basic Representations.
(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;
(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;
(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and
(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.
(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it, any of its Credit Support Providers or any of its applicable Specified Entities any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or, its ability to perform its obligations under this Agreement or such Credit Support Document
(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.
(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true
(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.
(g) No Agency. It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

4. Agreements
Each party agrees with the other that, so long as either party has or, may have any obligation under this Agreement or under any Credit Support Document to which it is a party:-
(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under clause (iii) below, to such government or taxing authority as the other party reasonably directs: -
(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;
(ii) any other documents specified in the Schedule or any Confirmation; and
(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.
(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.
(c) Comply With Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.
(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.
(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled or considered to have its seat, or where an Office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”), and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.
5. Events of Default and Termination Events
(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes (subject to Sections 5(c) and 6(e)(iv)) an event of default (an “Event of Default”) with respect to such party:-
(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) required to be made by it if such failure is not remedied on or before the first Local Business Day in the case of any such payment or the first Local Delivery Day in the case of any such delivery after, in each case, notice of such failure is given to the party;
(ii) Breach of Agreement; Repudiation of Agreement.
(1) Failure by the party to comply with or, perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied within 30 days after notice of such failure is given to the party; or
(2) the party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Master Agreement, any Confirmation executed and delivered by that party or any Transaction evidenced by such a Confirmation (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);
(iii) Credit Support Default.
(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;
(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document, or any security interest granted by such party or such Credit Support Provider to the other party pursuant to any such Credit Support Document, to be in full force and effect for the purpose of this Agreement (in each case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or
(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);
(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or 3(f)) made or repeated or deemed to have been made or repeated by the party or, any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default Under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:-
(1) defaults (other than by failing to make a delivery) under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;
(2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or, any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one Local Business Day);
(3) defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, all transactions outstanding under the documentation applicable to that Specified Transaction; or
(4) disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction or any credit support arrangement relating to a Specified Transaction that is, in either, case, confirmed or, evidenced by a document or other confirming evidence executed and delivered by that party, Credit Support Provider or Specified Entity (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);
(vi) Cross-Default. If “Cross-Default” is specified in the Schedule as applying to the party, the occurrence or existence of:-
(1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (2) below, is not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable; or
(2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (1) above, of not less than the applicable Threshold Amount;
(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:-

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment arrangement or composition with or for the benefit of its creditors; (4)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or’ against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of; or acquiescence in, any of the foregoing acts; or
(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganises, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganisation, reincorporation or reconstitution:-
(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party; or
(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under, this Agreement
(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes (subject to Section 5(c)) an Illegality if the event is specified in clause (i) below, a Force Majeure Event if the event is specified in clause (ii) below, a Tax Event if the event is specified in clause (iii) below, a Tax Event Upon Merger if the event is specified in clause (iv) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to clause (v) below or an Additional Termination Event if the event is specified pursuant to clause (vi) below:-
(i) Illegality. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to an event or circumstance (other than any action taken by a party or, if applicable, any Credit Support Provider of such party) occurring after a Transaction is entered into, it becomes unlawful under any applicable law (including without limitation the laws of any country in which payment, delivery or compliance is required by either party or any Credit Support Provider, as the case may be), on any day, or it would be unlawful if the relevant payment, delivery or compliance were required on that day (in each case, other than as a result of a breach by the party of Section 4(b)):-
(1) for the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction to perform any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or
(2) for such party or any Credit Support Provider of such party (which will be the Affected Party) to perform any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, to receive a payment or delivery under such Credit Support Document or to comply with any other material provision of such Credit Support Document;
(ii) Force Majeure Event. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, by reason of force majeure or act of state occurring after a Transaction is entered into, on any day:-
(1) the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction is prevented from performing any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, from receiving a payment or delivery in respect of such Transaction or from complying with any other material provision of this Agreement relating to such Transaction (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such Office so to perform, receive or comply (or it would be impossible or impracticable for such Office so to perform, receive or comply if such payment, delivery or compliance were required on that day); or
(2) such party or any Credit Support Provider of such party (which will be the Affected Party) is prevented from performing any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, from receiving a payment or delivery under such Credit Support Document or from complying with any other material provision of such Credit Support Document (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply (or it would be impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply if such payment, delivery or compliance were required on that day), so long as the force majeure or act of state is beyond the control of such Office, such party or such Credit Support Provider, as appropriate, and such Office, party or Credit Support Provider could not, after using all reasonable efforts (which will not require such party or Credit Support Provider to incur a loss, other than immaterial, incidental expenses), overcome such prevention, impossibility or impracticability;
(iii) Tax Event. Due to (1) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (2) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Settlement Date (A) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 9(h)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));
(iv) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Settlement Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets (or any substantial part of the assets comprising the business conducted by it as of the date of this Master Agreement) to, or reorganising, reincorporating or reconstituting into or as, another entity (which will be the Affected Party) where such action does not constitute a Merger Without Assumption;
(v) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, a Designated Event (as defined below) occurs with respect to such party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute a Merger Without Assumption, and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party). A “Designated Event” with respect to X means that:-
(1) X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the date of this Master Agreement) to, or reorganises, reincorporates or reconstitutes into or as, another entity;
(2) any person, related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or
(3) X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into or exchangeable for debt or preferred stock or (B) in the case of entities other than corporations, any other form of ownership interest; or
(vi) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties will be as specified for such Additional Termination Event in the Schedule or such Confirmation).
(c) Hierarchy of Events.
(i) An event or circumstance that constitutes or gives rise to an Illegality or a Force Majeure Event will not, for so long as that is the case, also constitute or give rise to an Event of Default under Section 5(a)(i), 5(a)(ii)(1) or 5(a)(iii)(1) insofar as such event or circumstance relates to the failure to make any payment or delivery or a failure to comply with any other material provision of this Agreement or a Credit Support Document, as the case may be.
(ii) Except in circumstances contemplated by clause (i) above, if an event or circumstance which would otherwise constitute or give rise to an Illegality or a Force Majeure Event also constitutes an Event of Default or any other Termination Event, it will be treated as an Event of Default or such other Termination Event, as the case may be, and will not constitute or give rise to an Illegality or a Force Majeure Event.
(iii) If an event or circumstance which would otherwise constitute or give rise to a Force Majeure Event also constitutes an Illegality, it will be treated as an Illegality, except as described in clause (ii) above, and not a Force Majeure Event.
(d) Deferral of Payments and Deliveries During Waiting Period. If an Illegality or a Force Majeure Event has occurred and is continuing with respect to a Transaction, each payment or delivery which would otherwise be required to be made under that Transaction will be deferred to, and will not be due until:-
(i) the first Local Business Day or, in the case of a delivery, the first Local Delivery Day (or the first day that would have been a Local Business Day or Local Delivery Day, as appropriate, but for the occurrence of the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event) following the end of any applicable Waiting Period in respect of that Illegality or Force Majeure Event, as the case may be; or
(ii) if earlier, the date on which the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event ceases to exist or, if such date is not a Local Business Day or, in the case of a delivery, a Local Delivery Day, the first following day that is a Local Business Day or Local Delivery Day, as appropriate
(e) Inability of Head or Home Office to Perform Obligations of Branch. If (i) an Illegality or a Force Majeure Event occurs under Section 5(b)(i)(1) or 5(b)(ii)(1) and the relevant Office is not the Affected Party’s head or home office, (ii) Section 1D(a) applies, (iii) the other party seeks performance of the relevant obligation or compliance with the relevant provision by the Affected Party’s head or home office and (iv) the Affected Party’s head or home office fails so to perform or comply due to the occurrence of an event or circumstance which would, if that head or home office were the Office through which the Affected Party makes and receives payments and deliveries with respect to the relevant Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and such failure would otherwise constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) with respect to such party, then, for so long as the relevant event or circumstance continues to exist with respect to both the Office referred to in Section 5(b)(i)(1) or 5(b)(ii)(1), as the case may be, and the Affected Party’s head or home office, such failure will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1)
6. Early Termination; Close-Out Netting
(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon. the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).
(b) Right to Terminate Following Termination Event.
(i) Notice. If a Termination Event other than a Force Majeure Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction, and will also give the other party such other information about that Termination Event as the other party may reasonably require. If a Force Majeure Event occurs, each party will, promptly upon becoming aware of it, use all reasonable efforts to notify the other party, specifying the nature of that Force Majeure Event, and will also give the other party such other information about that Force Majeure Event as the other party may reasonably require.
(ii) Transfer to Avoid Termination Event. If a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another, of its Offices or Affiliates so that such Termination Event ceases to exist.
If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer, within 30 days after the notice is given under Section 6(b)(i).
Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii) Two Affected Parties. If a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice of such occurrence is given under Section 6(b)(i) to avoid that Termination Event.
(iv) Right to Terminate.
(1) If:-
(A) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or
(B) a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there are two Affected Parties, or the Non-affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, if the relevant Termination Event is then continuing, by not more than 20 days notice to the other party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.
(2) If at any time an Illegality or a Force Majeure Event has occurred and is then continuing and any applicable Waiting Period has expired:-
(A) Subject to clause (B) below, either party may, by not more than 20 days notice to the other party, designate (I) a day not earlier than the day on which such notice becomes effective as an Early Termination Date in respect of all Affected Transactions or (II) by specifying in that notice the Affected Transactions in respect of which it is designating the relevant day as an Early Termination Date, a day not earlier than two Local Business Days following the day on which such notice becomes effective as an Early Termination Date in respect of less than all Affected Transactions. Upon receipt of a notice designating an Early Termination Date in respect of less than all Affected Transactions, the other party may, by notice to the designating party, if such notice is effective on or before the day so designated, designate that same day as an Early Termination Date in respect of any or all other Affected Transactions.
(B) An Affected Party (if the Illegality or Force Majeure Event relates to performance by such party or any Credit Support Provider of such party of an obligation to make any payment or delivery under, or to compliance with any other material provision of, the relevant Credit Support Document) will only have the right to designate an Early Termination Date under Section 6(b)(iv)(2)(A) as a result of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2) following the prior designation by the other party of an Early

Termination Date, pursuant to Section 6(b)(iv)(2)(A), in respect of less than all Affected Transactions.
(c) Effect of Designation.
(i) If notice designating an Early Termination Date is given under Section 6(a) or 6(b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.
(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date will be determined pursuant to Sections 6(e) and 9(h)(ii).
(d) Calculations, Payment Date.
(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculations), (2) specifying (except where there are two Affected Parties) any Early Termination Amount payable and (3) giving details of the relevant account to which any amount payable to it is to be paid In the absence of written confirmation from the source of a quotation or market data obtained in determining a Close-out Amount, the records of the party obtaining such quotation or market data will be conclusive evidence of the existence and accuracy of such quotation or market data.
(ii) Payment Date. An Early Termination Amount due in respect of any Early Termination Date will, together with any amount of interest payable pursuant to Section 9(h)(ii)(2), be payable (1) on the day on which notice of the amount payable is effective in the ease of an Early Termination Date which is designated or occurs as a result of an Event of Default and (2) on the day which is two Local Business Days after the day on which notice of the amount payable is effective (or, if there are two Affected Parties, after the day on which the statement provided pursuant to clause (i) above by the second party to provide such a statement is effective) in the case of an Early Termination Date which is designated as a result of a Termination Event.
(e) Payments on Early Termination. If an Early Termination Date occurs, the amount, if any, payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to Section 6(f).
(i) Events of Default. If the Early Termination Date results from an Event of Default, the Early Termination Amount will be an amount equal to (1) the sum of (A) the Termination Currency Equivalent of the Close-out Amount or Close-out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be, and (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (2) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If the Early Termination Amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of the Early Termination Amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:-
(1) One Affected Party. Subject to clause (3) below, if there is one Affected Party, the Early Termination Amount will be determined in accordance with Section 6(e)(i), except that references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and to the Non-affected Party, respectively.
(2) Two Affected Parties. Subject to clause (3) below, if there are two Affected Parties, each party will determine an amount equal to the Termination Currency Equivalent of the sum of the Close-out Amount or Close-out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be, and the Early Termination Amount will be an amount equal to (A) the sum of (I) one-half of the difference between the higher amount so determined (by party “X”) and the lower amount so determined (by party “Y”) and (II) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to Y. If the Early Termination Amount is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of the Early Termination Amount to Y.
(3) Mid-Market Events. If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with clause (1) or (2) above, as appropriate, except that, for the purpose of determining a Close-out Amount or Close-out Amounts, the Determining Party will:-
(A) if obtaining quotations from one or more third parties (or from any of the Determining Party’s Affiliates), ask each third party or Affiliate (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document and (II) to provide mid-market quotations; and
(B) in any other case, use mid-market values without regard to the creditworthiness of the Determining Party.
(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because Automatic Early Termination applies in respect of a party, the Early Termination Amount will be subject to such adjustments as are appropriate and permitted by applicable law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).
(iv) Adjustment for Illegality or Force Majeure Event. The failure by a party or any Credit Support Provider of such party to pay, when due, any Early Termination Amount will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) if such failure is due to the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event. Such amount will (1) accrue interest and otherwise be treated as an Unpaid Amount owing to the other party if subsequently an Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions and (2) otherwise accrue interest in accordance with Section 4(h)(ii)(2).

(v) Pre Estimate.. The parties agree that an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.
(f) Set-Off. Any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer”), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the Non-affected Party, as the case may be (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects X will give notice to the other party of any set-off effected under this Section 6(f).
For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.
If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.
Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).
7. Transfer
Subject to Section 6(b)(ii) and to the extent permitted by applicable law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security of otherwise) by either party without the prior written consent of the other party, except that:-
(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and
(b) a party may make such a transfer of all or any part of its interest in any Early Termination Amount payable to it by a Defaulting Party, together with any amounts payable on or with respect to that interest and any other rights associated with that interest pursuant to Sections 8, 9(h) and 11.
Any purported transfer that is not in compliance with this Section 1 will be void.
8. Contractual Currency
(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other, than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.
(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in clause (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purpose of such judgment or order and the rate of exchange at which such party is able, acting in good faith and using commercially reasonable procedures in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party.
(c) Separate Indemnities. To the extent permitted by applicable law, the indemnities in this Section 8 constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.
(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.
9. Miscellaneous
(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter. Each of the parties acknowledges that in entering into this Agreement it has not relied on any oral or written representation, warranty or, other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.
(b) Amendments. An amendment, modification or waiver in respect of this Agreement will only be effective if in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.
(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.
(e) Counterparts and Confirmations.
(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.
(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation will be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes, by an exchange of electronic messages on an electronic messaging system or by an exchange of e-mails, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex, electronic message or e-mail constitutes a Confirmation.
(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.
(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.
(h) Interest and Compensation.
(i) Prior to Early Termination. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction:-
(1)  Interest on Defaulted Payments. If a party defaults in the performance of any payment obligation, it will, to the extent permitted by applicable law and subject to Section 6(c), pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (3)(B) or (C) below), at the Default Rate.
(2) Compensation for Defaulted Deliveries. If a party defaults in the performance of any obligation required to be settled by delivery, it will on demand (A) compensate the other party to the extent provided for in the relevant Confirmation or elsewhere in this Agreement and (B) unless otherwise provided in the relevant Confirmation or elsewhere in this Agreement, to the extent permitted by applicable law and subject to Section 6(c), pay to the other party interest (before as well as after, judgment) on an amount equal to the fair market value of that which was required to be delivered in the same currency as that amount, for the period from (and including) the originally scheduled date for delivery to (but excluding) the date of actual delivery (and excluding any period in respect of which interest or compensation in respect of that amount is due pursuant to clause (4) below), at the Default Rate. The fair market value of any obligation referred to above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party that was entitled to take delivery.
(3) Interest on Deferred Payments. If:-
(A) a party does not pay any amount that, but for Section 2(a)(iii), would have been payable, it will, to the extent permitted by applicable law and subject to Section 6(c) and clauses (B) and (C) below, pay interest (before as well as after judgment) on that amount to the other party on demand (after such amount becomes payable) in the same currency as that amount, for the period from (and including) the date the amount would, but for Section 2(a)(iii), have been payable to (but excluding) the date the amount actually becomes payable, at the Applicable Deferral Rate;
(B) a payment is deferred pursuant to Section 5(d), the party which would otherwise have been required to make that payment will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the amount of the deferred payment to the other, party on demand (after such amount becomes payable) in the same currency as the deferred payment, for the period from (and including) the date the amount would, but for Section 5(d), have been payable to (but excluding) the earlier, of the date the payment is no longer deferred pursuant to Section 5(d) and the date during the deferral period upon which an Event of Default or Potential Event of Default with respect to that party occurs, at the Applicable Deferral Rate; or
(C) a party fails to make any payment due to the occurrence of an Illegality or a Force Majeure Event (after giving effect to any deferral period contemplated by clause (B) above), it will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as the event or circumstance giving rise to that Illegality or Force Majeure Event continues and no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the date the party fails to make the payment due to the occurrence of the relevant Illegality or Force Majeure Event (or, if later, the date the payment is no longer deferred pursuant to Section 5(d)) to (but excluding) the earlier of the date the event or circumstance giving rise to that illegality or Force Majeure Event ceases to exist and the date during the period upon which an Event of Default or Potential Event of Default with respect to that party occurs (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (B) above), at the Applicable Deferral Rate.
(4) Compensation for Deferred Deliveries. If-
(A) a party does not perform any obligation that, but for Section 2(a)(iii), would have been required to be settled by delivery;
(B) a delivery is deferred pursuant to Section 5(d); or
(C) a party fails to make a delivery due to the occurrence of an Illegality or a Force Majeure Event at a time when any applicable Waiting Period has expired, the party required (or that would otherwise have been required) to make the delivery will, to the extent permitted by applicable law and subject to Section 6(c), compensate and pay interest to the other party on demand (after, in the case of clauses (A) and (B) above, such delivery is required) if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.
(ii) Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of a Transaction:-
(1) Unpaid Amounts. For the purpose of determining an Unpaid Amount in respect of the relevant Transaction, and to the extent permitted by applicable law, interest will accrue on the amount of any payment obligation or the amount equal to the fair market value of any obligation required to be settled by delivery included in such determination in the same currency as that amount, for the period from (and including) the date the relevant obligation was (or would have been but for Section 2(a)(iii) or 5(d)) required to have been performed to (but excluding) the relevant Early Termination Date, at the Applicable Close-out Rate.
(2) Interest on Early Termination Amounts. If an Early Termination Amount is due in respect of such Early Termination Date, that amount will, to the extent permitted by applicable law, be paid together with interest (before as well as after judgment) on that amount in the Termination Currency, for the period from (and including) such Early Termination Date to (but excluding) the date the amount is paid, at the Applicable Close-out Rate.
(iii) Interest Calculation. Any interest pursuant to this Section 9(h) will be calculated on the basis of daily compounding and the actual number of days elapsed.
10. Offices; Multibranch Parties
(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to and agrees with the other party that, notwithstanding the place of booking or its jurisdiction of incorporation or organisation, its obligations are the same in terms of recourse against it as if it had entered into the Transaction through its head or home office, except that a party will not have recourse to the head or home office of the other party in respect of any payment or delivery deferred pursuant to Section 5(d) for so long as the payment or delivery is so deferred. This representation and agreement will be deemed to be repeated by each party on each date on which the parties enter into a Transaction.
(b) If a party is specified as a Multibranch Party in the Schedule, such party may, subject to clause (c) below, enter into a Transaction through, book a Transaction in and make and receive payments and deliveries with respect to a Transaction through any Office listed in respect of that party in the Schedule (but not any other Office unless otherwise agreed by the parties in writing).
(c) The Office through which a party enters into a Transaction will be the Office specified for that party in the relevant Confirmation or as otherwise agreed by the parties in writing, and, if an Office for that party is not specified in the Confirmation or otherwise agreed by the parties in writing, its head or home office. Unless the parties otherwise agree in writing, the Office through which a party enters into a Transaction will also be the Office in which it books the Transaction and the Office through which it makes and receives payments and deliveries with respect to the Transaction Subject to Section 6(b)(ii), neither party may change the Office in which it books the Transaction or the Office through which it makes and receives payments or deliveries with respect to a Transaction without the prior written consent of the other party.
11. Expenses
A Defaulting Party will on demand indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, execution fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.
12. Notices
(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or 6 may not be given by electronic messaging system or e-mail) to the address or number or in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:-
     (i) if in writing and delivered in person or by courier, on the date it is delivered;
     (ii) if sent by telex, on the date the recipient’s answerback is received;
     (iii) if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);
     (iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted;
     (v) if sent by electronic messaging system, on the date it is received; or
     (vi) if sent by e-mail, on the date it is delivered,
unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.
(b) Change of Details. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it.
13. Governing Law and Jurisdiction
(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.
(b) Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:
(i) submits:-
(1) if this Agreement is expressed to be governed by English law, to (A) the non-exclusive jurisdiction of the English courts if the Proceedings do not involve a Convention Court and (B) the exclusive jurisdiction of the English courts if the Proceedings do involve a Convention Court; or
(2) if this Agreement is expressed to be governed by the laws of the State of New York, to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City;
(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the tight to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party; and
(iii) agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.
(c) Service of Process. Each party irrevocably appoints the Process Agent, if any, specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party The parties irrevocably consent to service of process given in the manner provided for notices in Section 12(a)(i), 12(a)(iii) or 12(a)(iv). Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.
(d) Waiver of Immunities. Each party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14. Definitions
As used in this Agreement:-
“Additional Representation” has the meaning specified in Section 3 “Additional Termination Event” has the meaning specified in Section 5(b) “Affected Party” has the meaning specified in Section 5(b).
“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Force Majeure Event, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event (which, in the case of an Illegality under Section 5(b)(i)(2) of a Force Majeure Event under Section 5(b)(ii)(2), means all Transactions unless the relevant Credit Support Document references only certain Transactions, in which case those Transactions and, if the relevant Credit Support Document constitutes a Confirmation for a Transaction, that Transaction) and (b) with respect to any other Termination Event, all Transactions.
“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.
“Agreement” has the meaning specified in Section 1(c).
“Applicable Close-out Rate” means:-
(a) in respect of the determination of an Unpaid Amount:-
(i) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;
(ii) in respect of obligations payable or, deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate;
(iii) in respect of obligations deferred pursuant to Section 5(d), if there is no Defaulting Party and for so long as the deferral period continues, the Applicable Deferral Rate; and
(iv) in all other cases following the occurrence of a Termination Event (except where interest accrues pursuant to clause (iii) above), the Applicable Deferral Rate; and
(b) in respect of an Early Termination Amount:-
(i) for the period from (and including) the relevant Early Termination Date to (but excluding) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable:-
(1) if the Early Termination Amount is payable by a Defaulting Party, the Default Rate;
(2) if the Early Termination Amount is payable by a Non-defaulting Party, the Non-default Rate; and
(3) in all other cases, the Applicable Deferral Rate; and

(ii) for the period from (and including) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable to (but excluding) the date of actual payment:-
(1) if a party fails to pay the Early Termination Amount due to the occurrence of an event or circumstance which would, if it occurred with respect to a payment or delivery under a Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and for so long as the Early Termination Amount remains unpaid due to the continuing existence of such event or circumstance, the Applicable Deferral Rate;
(2) if the Early Termination Amount is payable by a Defaulting Party (but excluding any period in respect of which clause (1) above applies), the Default Rate;
(3) if the Early Termination Amount is payable by a Non-defaulting Party (but excluding any period in respect of which clause (1) above applies), the Non-default Rate; and
(4) in all other cases, the Termination Rate.
“Applicable Deferral Rate” means:-
(a) for the purpose of Section 9(h)(i)(3)(A), the rate certified by the relevant payer to be a rate offered to the payer by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market;
(b) for purposes of Section 9(h)(i)(3)(B) and clause (a)(iii) of the definition of Applicable Close-out Rate, the rate certified by the relevant payer to be a rate offered to prime banks by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer after consultation with the other party, if practicable, for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market; and
(c) for purposes of Section 9(h)(i)(3)(C) and clauses (a)(iv), (b)(i)(3) and (b)(ii)(1) of the definition of Applicable Close-out Rate, a rate equal to the arithmetic mean of the rate determined pursuant to clause (a) above and a rate per annum equal to the cost (without proof or, evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount.
“Automatic Early Termination” has the meaning specified in Section 6(a).
“Burdened Party” has the meaning specified in Section 5(b)(iv).
“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs after the parties enter into the relevant Transaction.
“Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Determining Party that are or, would be realised under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that would, but for, the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii)) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.
Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions, Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.
Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out-of-pocket expenses referred to in Section 11 ate to be excluded in all determinations of Close-out Amounts.
In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information:-
(i) quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;
(ii) information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or
(iii) information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.
The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or, relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilised. Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.
Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:-
(a)	application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and

(b)	application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.
“Confirmation” has the meaning specified in the preamble.
“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.
“Contractual Currency” has the meaning specified in Section 8(a).
“Convention Court” means any court which is bound to apply to the Proceedings either Article 17 of the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters or Article 17 of the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters.
“Credit Event Upon Merger” has the meaning specified in Section 5(b).
“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.
“Credit Support Provider” has the meaning specified in the Schedule.
“Cross-Default” means the event specified in Section 5(a)(vi).
“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum
“Defaulting Party” has the meaning specified in Section 6(a).
“Designated Event” has the meaning specified in Section 5(b)(v).
“Determining Party” means the party determining a Close-out Amount.
“Early Termination Amount” has the meaning specified in Section 6(e).
“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).
“electronic messages” does not include e-mails but does include documents expressed in markup languages, and “electronic messaging system” will be construed accordingly.

“English law” means the law of England and Wales, and “English” will be construed accordingly.
“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.
“Force Majeure Event” has the meaning specified in Section 5(b).
“General Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits).
“Illegality” has the meaning specified in Section 5(b).
“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).
“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority), and “unlawful” will be construed accordingly.
“Local Business Day” means (a) in relation to any obligation under Section 2(a)(i), a General Business Day in the place or places specified in the relevant Confirmation and a day on which a relevant settlement system is open or operating as specified in the relevant Confirmation or, if a place or a settlement system is not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) for the purpose of determining when a Waiting Period expires, a General Business Day in the place where the event or, circumstance that constitutes or gives rise to the Illegality or Force Majeure Event, as the case may be, occurs, (c) in relation to any other payment, a General Business Day in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment and, if that currency does not have a single recognised principal financial centre, a day on which the settlement system necessary to accomplish such payment is open, (d) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), a General Business Day (or a day that would have been a General Business Day but for the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event) in the place specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (e) in relation to Section 5(a)(v)(2), a General Business Day in the relevant locations for performance with respect to such Specified Transaction.
“Local Delivery Day” means, for purposes of Sections 5(a)(i) and 5(d), a day on which settlement systems necessary to accomplish the relevant delivery are generally open for business so that the delivery is capable of being accomplished in accordance with customary market practice, in the place specified in the relevant Confirmation or, if not so specified, in a location as determined in accordance with customary market practice for the relevant delivery.
“Master Agreement” has the meaning specified in the preamble.

“Merger Without Assumption” means the event specified in Section 5(a)(viii).
“Multiple Transaction Payment Netting” has the meaning specified in Section 2(c) “Non-affected Party” means, so long as there is only one Affected Party, the other party.
“Non-default Rate” means the rate certified by the Non-defaulting Party to be a rate offered to the Non-defaulting Party by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the Non-defaulting Party for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market.
“Non-defaulting Party” has the meaning specified in Section 6(a).
“Office” means a branch or office of a party, which may be such party’s head or home office.
“Other Amounts” has the meaning specified in Section 6(f).
“Payee” has the meaning specified in Section 6(f).
“Payer” has the meaning specified in Section 6(f).
“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Proceedings” has the meaning specified in Section 13(b).
“Process Agent” has the meaning specified in the Schedule.
“rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.
“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.
“Schedule” has the meaning specified in the preamble.
“Scheduled Settlement Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.
“Specified Entity” has the meaning specified in the Schedule.
“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.
“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.
“Stamp Tax” means any stamp, registration, documentation or similar tax.
“Stamp Tax Jurisdiction” has the meaning specified in Section 4(c).
“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.
“Tax Event” has the meaning specified in Section 5(b).
“Tax Event Upon Merger ” has the meaning specified in Section 5(b).
“Terminated Transactions” means, with respect to any Early Termination Date, (a) if resulting from an Illegality or a Force Majeure Event, all Affected Transactions specified in the notice given pursuant to Section 6(b)(iv), (b) if resulting from any other Termination Event, all Affected Transactions and (c) if resulting from an Event of Default, all Transactions in effect either immediately before the effectiveness of the notice designating that Early Termination Date or, if Automatic Early Termination applies, immediately before that Early Termination Date.
“Termination Currency” means (a) if a Termination Currency is specified in the Schedule and that currency is freely available, that currency, and (b) otherwise, euro if this Agreement is expressed to be governed by English law or United States Dollars if this Agreement is expressed to be governed by the laws of the State of New York.
“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or; if the relevant Close-out Amount is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.
“Termination Event” means an Illegality, a Force Majeure Event, a Tax Event, a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.
“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.
“Threshold Amount” means the amount, if any, specified as such in the Schedule “Transaction” has the meaning specified in the preamble.
“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii) or due but for Section 5(d)) to such party under Section 2(a)(i) or 2(d)(i)(4) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date, (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii) or 5(d)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (OT would have been) required to be delivered and (c) if the Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions, any Early Termination Amount due prior to such Early Termination Date and which remains unpaid as of such Early Termination Date, in each case together with any amount of interest accrued or other compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(l) or (2), as appropriate. The fair market value of any obligation referred to in clause (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under Section b(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties.
“Waiting Period” means:-
(a) in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and
(b) in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of eight Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

Williams Production RMT Company

By:		By:

	Name:		Name:
	Title:		Title:
	Date:		Date:

By:

Name:
Title:
Date:

ISDA
International Swaps and Derivatives Association, Inc.
SCHEDULE
to the
2002 Master Agreement
dated as of February 23, 2006
between
____________________________ (“Party_A”)
and
Williams Production RMT Company (“Party_B”)
Part I
TERMINATION PROVISIONS
In this Agreement:
(a) “Specified Entity” means in relation to Party A for the purpose of:
Section 5(a)(v): Not Applicable
Section 5(a)(vi): Not Applicable
Section 5(a)(vii): Not Applicable
Section 5(b)(iv): Not Applicable
in relation to Party B for the purpose of:
Section 5(a)(v): Not Applicable
Section 5(a)(vi): Not Applicable
Section 5(a)(vii): any Material Subsidiary (as defined in the Credit Agreement) of Party B
Section 5(b)(iv): Not Applicable
(b) The “Cross Default” provisions of Section 5(a)(vi) of this Agreement will not apply to either Party A or Party B.
(c) The “Credit Event Upon Merger” provisions of Section 5(b)(v) of this Agreement will not apply to either Party A or Party B.
(d) The “Automatic Early Termination provision of Section 6(a) will not apply to Party A or Party B; provided, however, where the Event of Default specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or to the extent analogous thereto, (8), is governed by a system of law which does not permit termination to take place after the occurrence of the relevant Event of Default, then the Automatic Early Termination provision of Section 6(a) will apply to Party A and Party B.
(e) “Termination Currency” means United States Dollars.

(f) “Additional Termination Event” will not apply.
Part 2.
TAX REPRESENTATIONS
(a) Party A and Party B each make the following representations:
It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.
(b) For the purpose of Section 3(f) of this Agreement, Party A makes the following representations:
It is a __________ organized under the laws of _______, its U.S. federal taxpayer identification number is ____________, and ____________________.
(c) For the purpose of Section 3(f) of this Agreement, Party B makes the following representations.
It is a corporation organized under the laws of the State of Delaware, its U.S. federal taxpayer identification number is 73-1613076, the payments received by it or to be received by it are for its own account, and it will not act through an Office outside the United States of America with respect to any Transaction.
[To be modified for each Lender. Some Lenders may act through an Office outside of the United States]
Part 3
AGREEMENT TO DELIVER DOCUMENTS
For the purpose of Section 4(a) of this Agreement, each party agrees to deliver the following documents, as applicable:
(a)	Tax forms, documents or certificates to be delivered are:

Each of Party B and, if Party A is organized under the laws of a jurisdiction outside the United States, Party A agrees to complete, execute and deliver to the other party, (i) United States Internal Revenue Service Form (a) W-9 in the case of Party B and (b) [W-8ECI or W-8BEN] in the case of Party A, or any successor of such form upon execution of this Agreement and thereafter promptly upon reasonable demand and promptly upon learning that any such forms previously provided to the other party have become obsolete or incorrect, and (ii) any other document required or reasonably requested to allow the other party to make payments under this Agreement without any deduction or withholding for or on the amount of any Tax or with such deduction or withholding at a reduced rate promptly upon reasonable demand and promptly upon learning that any such forms previously provided to the other party have become obsolete or incorrect.

(b)	Other documents to be delivered are: With respect to Party A — none. With respect to Party B — each document and certificate required by the Credit Agreement to be delivered by Party B or required by any Credit Support Document with respect to Party B.

Part 4
MISCELLANEOUS
(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:
Address for notices or communications to Party A:
Attention: Facsimile No.:

For Transaction Confirmations: Attention: Facsimile No.: Telephone No.:
A copy of any notice sent to Party A pursuant to Section 5 or 6 of this Agreement must also be sent to

Address for notices or communications to Party B:
Williams Production RMT Company One Williams Center, Suite 5000 Tulsa, Oklahoma 74172 Attention: Assistant Treasurer Facsimile No.: (918) 573-2065 Telephone No.: (918) 573-2148
A copy of any notice sent to Party B pursuant to Section 5 or 6 of this Agreement must also be sent to
Williams Production RMT Company One Williams Center, Suite 5000 Tulsa, Oklahoma 74172 Attention: General Counsel Facsimile No.: (918) 573-4503 Telephone No.: (918) 573-2613
(b)	Process Agent. For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent: Not Applicable
Party B appoints as its Process Agent: Not Applicable

(c)	Offices. The provisions of Section 10(a) of this Agreement will apply to this Agreement.

(d)	Multibranch Party. Party A is a Multibranch Party and may enter into a Transaction through any of the following Offices: _________________________. Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A unless otherwise specified in a Confirmation in relation to the relevant Transaction.

(f)	Credit Support Document(s):
(i)	With respect to Party A — the ISDA Credit Support Annex attached hereto.

(ii)	With respect to Party B — the Credit Agreement and the Security Documents (as defined in the Credit Agreement).
(g)	Credit Support Provider(s):

Credit Support Provider means with respect to Party A: none; and with respect to Party B: the Guarantor (as defined in the Credit Agreement).
(h) Governing Law. This Agreement as well as any matter arising out of, relating to or incidental to this Agreement, will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine other than § 5-1401 of the New York General Obligations Laws).
(i) Netting of Payments. For Scheduled Settlement Dates, with regard to payments due on that date, Multiple Transaction Payment Netting will apply to the following groups of Transactions, each of which shall be treated separately for purposes of payment netting: (x) Gas Transactions (other than options on physical Gas); (y) options on physical gas; and (z) to the extent operationally feasible, financially-settled Transactions in Commodities. In addition, a party wishing to net payments across any of such groups of Transactions and/or payments with respect to other types of Transactions on a particular Scheduled Settlement Date may cause such to occur by notifying the other party in writing, not less than one Local Business Day in advance of the applicable Scheduled Settlement Date, that with regard to payments due on that date, Multiple Transaction Payment Netting will apply to such groups of Transactions and/or other transactions as are specified in the notice. Except to the extent that such advance written notice shall have been given, Multiple Transaction Payment Netting will not apply for purposes of Section 2(c) of this Agreement across any of such groups of Transactions or with respect to any other types of Transactions.
(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.

(k)	Absence of Litigation. For the purpose of Section 3(c) of this Agreement:
          “Specified Entity” means in relation to Party A, none.
          “Specified Entity” means in relation to Party B, each Subsidiary (as defined in the Credit Agreement) of Party B.
(l)	No Agency. The provisions of Section 3(g) of this Agreement will apply to this Agreement.

(m)	Additional Representation will apply. For the purpose of Section 3 of this Agreement, the following will constitute Additional Representations:
(1)	Relationship Between Parties. Each party will be deemed to represent to the other party on the Effective Date and on each date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):-
(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(iv)	No Employee Benefit Assets. The assets that are used, directly or indirectly, in connection with the execution, delivery and performance of this Agreement and the Transactions entered into pursuant hereto are legally and beneficially owned by such party and are not held by it, directly or indirectly, for the benefit of or under any form of any employee benefit or other plan, trust plan, pension plan, individual retirement accounts or other type of similar plans.

(v)	Risk Management. Party B alone represents that this Agreement has been, and each Transaction hereunder has been or will be, as the case may be, entered into for the purpose of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with its line of business (including financial intermediation services) and not for the purpose of speculation.
(2) Credit Agreement and Security Documents. Party B will be deemed to represent to Party A on each date on which Party B enters into a Transaction that each of the representations and warranties contained in the Credit Agreement and each of the representations and warranties contained in any Security Document are correct in all material respects on and as of such date, before and after giving effect to such Transaction, as though made on and as of’ such date (unless such representation and warranty speaks solely as of a particular date or a particular period, in which case, as of such date or for such period). Party A will be deemed to represent to Party B on each date on which they enter into a Transaction that each of the representations and warranties contained in any security agreement or other security instrument executed by Party A pursuant to this Agreement are correct in all material respects on and as of such date, before and after giving effect to such Transaction, as though made on and as of such date (unless such representation and warranty speaks solely as of a particular date or a particular period, in which case, as of such date or for such period).
(n) Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction, and (ii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the “Non-Recording Party”), the Recording Party shall, in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non- Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular Transaction is under review and warrants further retention.
(o) Section 5(a)(viii). Section 5(a)(viii) of this Agreement is hereby replaced in its entirety with the following:
(viii) Credit Agreement Default. The occurrence of any Credit Agreement Default Event (any such occurrence shall be deemed to be an Event of Default hereunder with respect to Party B and not with respect to Party A).
(p) Section 6(e)(v). Section 6(e)(v) of this Agreement is hereby amended by adding the words “or in the Credit Agreement” immediately after the word “Agreement” in such Section.
(q) Section 7. Section 7 of this Agreement is hereby amended (i) by adding the words “and the Administrative Agent” immediately after the words “consent of the other party” in such Section, and (ii) inserting immediately before the semicolon set forth in Section 7(a) of this Agreement the following: “; provided, with respect to Party B, that such consolidation, amalgamation, merger or transfer is not in relation to a Change of Control Event, as defined in the Credit Agreement”.

(r) Section 8(a). Section 8(a) of this Agreement is hereby amended to read in its entirety as follows:
(a) Payment in the Contractual Currency. Each payment under this Agreement will be made only in United States Dollars (the “Contractual Currency”). Any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency.
(s) Section 9(a). Section 9(a) of this Agreement is hereby amended to read in its entirety as follows:
     (a) Entire Agreement. This Agreement and the Credit Agreement constitute the entire agreement and understanding of the parties with respect to their subject matter. Each of the parties acknowledges that in entering into this Agreement and the Credit Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement or the Credit Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement or the Credit Agreement will limit or exclude any liability of a party for fraud.
(t) Section 14. Section 14 of this Agreement is hereby amended by adding the following four definitions:
     “Bank” has the meaning specified in the preamble of this Agreement.
     “Credit Agreement” means the Credit Agreement dated as of February 23, 2007 among Party B, Citibank, N.A., Calyon New York Branch and others, as amended or otherwise modified from time to time.
     “Credit Agreement Default Event” means the occurrence of any “Event of Default” as that term is defined in the Credit Agreement.
     “Security Document” has the meaning specified in the Credit Agreement.
Part 5
OTHER PROVISIONS
     (a) Additional Representations. Section 3 of this Agreement is hereby amended by adding at the end thereof the following Subparagraphs (h), (i), (j) and (k):
(h) Eligible Contract Participant and Eligible Commercial Entity. It constitutes an “eligible contract participant” as such term is defined Section la(12) of the Commodity Exchange Act, as amended. It is an “eligible commercial entity” within the meaning of Section l(a)(11) of the Commodity Exchange Act, as amended.
(i) Standardization and Creditworthiness. (x) The economic terms of this Agreement, any Credit Support Document to which it is a party, and each Transaction have been individually tailored and negotiated by it; (y) it has received and reviewed financial information concerning the other party and has had a reasonable opportunity to ask questions of and receive answers and information from the other party concerning such other party, this Agreement, such Credit Support Document, and such Transaction, and (z) the creditworthiness of the other party was a material consideration in its entering into or determining the terms of this Agreement, such Credit Support Document, and such Transaction.
(j) Line of Business. It has entered into this Agreement (including each Transaction hereunder) in conjunction with its line of business (including financial intermediation services) or the financing of its business.
(k) Bankruptcy Code Representation. The parties hereto intend that this Agreement shall be a “master agreement” for purposes of 11 U.S.C. 101(53B) and 12 U.S.C. 1821 (e)(8)(d)(vii) or any successor provisions.
(b) ISDA Definitions. Unless otherwise specified in a Confirmation, this Agreement, each Confirmation and each Transaction incorporates, and is subject to and governed by the 2000 ISDA Definitions (the

“Swap Definitions”) as published by the International Swaps and Derivatives Association, Inc. In the event of any inconsistency between the provisions of this Agreement and the Definitions, this Agreement will prevail. The parties agree that the definitions and provisions contained in Annexes 1 to 16 and Section 6 of the 2002 Master Agreement Protocol published by the International Swaps and Derivatives Association, Inc. on July 15, 2003 are incorporated into and apply to this Agreement.
     (c) Accounts. If a Confirmation does not state the account to which payments are to be made, they shall be made in United States Dollars to the following accounts:
Party A
Payment:
For the Account of:
Account No/CHIPS UID:
Fed. ABA No.:
Party B
Payment:
For the Account of:
Account No/CHIPS UID:
Fed. ABA No.:
     (d) Existing Transactions. Any transaction entered into between Party A and Party B prior to the date of this Agreement shall not be a “Transaction” and shall not be governed by this Agreement.
     (e) Procedures for Entering into Transactions. The parties hereby amend Section 9(e)(ii) of this Agreement by adding the following sentences at the end thereof: “On or promptly following the date on which the parties reach agreement on the terms of a Transaction as contemplated by the first sentence of this Section 9(e)(ii), Party A will send to Party B a Confirmation. Party B will promptly thereafter confirm the accuracy of (in the manner required by this Section 9(e)(ii)), or request the correction of, such Confirmation (in the latter case, indicating how it believes the terms of such Confirmation should be correctly stated and such other terms which should be added to or deleted from such Confirmation so that it correctly reflects the agreement with respect to the Transaction referred to in the Confirmation). If any dispute shall arise as to whether an error exists in a Confirmation, the parties shall in good faith make reasonable efforts to resolve the dispute. If Party B fails to accept or dispute the Confirmation in the manner set forth above within two Local Business Days after it was received by Party B, its failure shall constitute its acknowledgment that the Confirmation correctly reflects the parties’ agreement on the terms of the Transaction referred to therein, absent manifest error. The requirement of this Section 9(e)(ii)and elsewhere in this Agreement that the parties exchange Confirmations shall for all purposes be deemed satisfied by a Confirmation sent and an acknowledgment deemed given as provided herein”.
     (f) Set-Off. The parties hereby amend Section 6(f) of this Agreement by deleting the phrase beginning in the sixth line which reads “any other amounts (“Other Amounts”) payable by the Payee to the Payer” and replacing it with the following: “any other amounts (“Other Amounts”) payable by the Payee and/or, if the Payee is Party A, its Affiliates (in each case to the extent payable by the Payee or such Affiliates under any “Qualifying Hedge” (as defined in the Credit Agreement)) to the Payer and/or, if the Payer is Party A, its Affiliates (in each case to the extent payable to the Payer or such Affiliates under any “Qualifying Hedge” (as defined in the Credit Agreement))”.
     (g) Severability. Except as otherwise provided in Sections 5(b)(i) or 5(b)(ii) of this Agreement, any provision of this Agreement (including any Transaction hereunder) which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be invalid to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Transaction or affecting the validity or enforceability of such provision in any other jurisdiction unless such invalidity shall substantially impair the benefits of the remaining portions of this Agreement or such Transaction or changes the reciprocal obligations of the parties. The parties hereto shall endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

     (h) Confidentiality. The contents of this Agreement and all other documents relating to this Agreement, and any information made available by one party or its Credit Support Provider to the other party or its Credit Support Provider with respect to this Agreement is confidential and shall not be disclosed to any third party (nor shall any public announcement disclosing the contents of this Agreement be made by either party), except for such information (i) as may become generally available to the public, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any applicable law, order, regulation, ruling, or accounting disclosure rule or standard, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not, to the knowledge of the party receiving such information, violate its obligations to the other party or its Credit Support Provider in making such disclosure, (iv) with respect to Party A, at the request of a bank examiner in connection with an examination of Party A or its affiliates, (v) as may be furnished to the disclosing party’s Affiliates, and to each of such person’s auditors, attorneys, advisors or lenders which are required to keep the information that is disclosed in confidence, or (vi) referred to in Section 8.10 of the Credit Agreement that may be disclosed pursuant to such Section 8.10. With respect to information provided with respect to a Transaction, this obligation shall survive for a period of one year following the expiration or termination of such Transaction. With respect to information provided with respect to this Agreement, this obligation shall survive for a period of one year following the expiration or termination of this Agreement.
     (i) Limitation of Rate. Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the Default Rate, Non-default Rate, or Termination Rate exceed the Highest Lawful Rate. For purposes hereof, “Highest Lawful Rate” shall mean, with respect to each party, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the subject indebtedness under the law applicable to such party which is presently in effect or, to the extent allowed by law, may hereafter be in effect and which allows a higher maximum non-usurious interest rate than applicable law presently allows.
     (j) Imaged Documents. Any document generated by the Parties with respect to this Agreement, including this Agreement, may be imaged and stored electronically (“Imaged Documents”). Imaged Documents may be introduced as evidence in any proceeding as if such were original business records and neither Party shall contest the admissibility of Imaged Documents as evidence in any proceeding.
     (k) LIMITATION OF LIABILITY. NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES (OTHER THAN ANY SUCH DAMAGES OWING TO A THIRD PARTY PURSUANT TO INDEMNITY OBLIGATIONS RELATED TO A THIRD PARTY CLAIM), WHETHER OR NOT ARISING FROM ITS NEGLIGENCE, TO ANY OTHER PARTY; PROVIDED, HOWEVER, THAT NOTHING IN THIS PROVISION SHALL AFFECT SECTION 6(e) OF THIS AGREEMENT. IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGED AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.
     (l) Waiver of Right to Trial by Jury. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.
Part 6
ADDITIONAL PROVISIONS FOR
COMMODITY DERIVATIVE TRANSACTIONS
The 2005 ISDA Commodity Definitions as published by the International Swaps and Derivatives Association, Inc. and otherwise as amended, supplemented or modified from time to time (the “Commodity Definitions”), are incorporated by reference into this Agreement and the relevant Confirmations with respect to “Transactions”, as defined by the Commodity Definitions, except as otherwise specifically provided in the relevant Confirmation.
Part 7
Physical Gas Transactions
     (a) ISDA North American Gas Annex. The North American Gas Annex to the ISDA Master Agreement published by the International Swaps and Derivatives Association, Inc. (attached hereto as Attachment I-A), as amended, supplemented, replaced or modified from time to time, (the “Gas Annex”) is incorporated by reference in this Agreement and in the relevant Confirmations with respect to “Transactions,” as defined by the Commodity Definitions, in physical gas, except as otherwise specifically provided in the relevant Confirmation. The Commodity Definitions and the provisions of Part 6 are incorporated by reference in the Gas Annex for all purposes. All terms used in this Part 7 that are not otherwise defined shall have the meanings given to them in the Gas Annex.
(b) Amendments to the Gas Annex.
(i) FERC Standard of Review; Certain Covenants and Waivers. Clause (j) of the Gas Annex is amended by the addition of the following as clauses (iv)(A), (B), (C) and (D):
     (A) Absent the agreement of all parties to the proposed change, the standard of review for changes to any provision of this Agreement (including all Gas Transactions and/or Confirmations) specifying the rate(s) or other material economic terms and conditions agreed to by the parties herein, whether proposed by a party, a non-party or the Federal Energy Regulatory Commission (“FERC”) acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).
     (B) The parties, for-themselves and their successors and assigns, (y) agree that this “public interest” standard of review shall apply to any proposed changes in any other documents, instruments or other agreements executed or entered into by the parties in connection with this Agreement and (z) hereby expressly and irrevocably waive any rights they can or may have to the application of any other standard of review, including the “just and reasonable” standard, provided that this standard of review and the other provisions of this (j)(iv) shall only apply to proceedings before the FERC or appeals thereof.
     (C) In addition, and notwithstanding the foregoing clauses (j)(iv)(A) and (B), to the fullest extent permitted by applicable law, each party, for itself and its successors and assigns, hereby expressly and irrevocably waives any rights it can or may have, now or in the future, whether under Sections 4 and 5 of the Natural Gas Act or otherwise, to seek to obtain from FERC by any means, directly or indirectly (through complaint, investigation or otherwise), and each hereby covenants and agrees not at any time to seek to so obtain, an order from FERC changing any provision of this Agreement (including any applicable Gas Transactions and/or Confirmations) specifying the rate(s) or other material economic terms and conditions agreed to by the parties, it being the express intent of the parties that, to the fullest extent permitted by applicable law, the “sanctity of contract” principles acknowledged by FERC in its Notice of Proposed Policy Statement (issued August 1, 2002) in Docket No. PL02-7-000, Standard of Review for Proposed Changes to Market-Based Rate Contracts for Wholesale Sales of Electric Energy by Public Utilities (“NPPS”) shall prevail and neither of them shall unilaterally seek to obtain from FERC any relief changing the rate(s) and/or other material economic terms and conditions of their agreement(s), as set forth in this Agreement and in any Gas Transactions or Confirmations, notwithstanding any subsequent changes in applicable law or market conditions that may occur. In the event it were to be determined that applicable law precludes the parties from waiving their rights to seek changes from FERC to their market-based gas sales contracts (including entering into covenants not to do so) then this clause (j)(iv) shall not apply, provided that, consistent with clause (j)(iv) neither party shall seek any such changes except under the “public interest” standard of review and otherwise as set forth in clauses (j)(iv)(A) and (B).

     (D) The Parties agree that in the event that any portion of clause (j)(iv) is determined to be invalid, illegal or unenforceable for any reason, the provisions of clause (j)(iv)(A) shall be unaffected and unimpaired thereby, and shall remain in full force and effect, to the fullest extent permitted by applicable law.
(ii) Cerain Amendments to this Agreement. Clause (j) of the Gas Annex is amended as follows:
     (A) the clause beginning in the second line of Clause (j)(i) with the words “, if the pre-printed form” and ending in the third line of such Clause with the words “Master Agreement form,” shall be deleted; and
     (B) Clause (j)(iii) shall be deleted in its entirety.
(ii) Elective Provisions. Clause (1) of the Gas Annex is amended and restated in its entirety to read as follows:
“(1) Elective Provisions.
1.	(a)(ii) Outstanding Gas Transactions. This Gas Annex shall not apply to any Gas Transaction between the parties that was executed prior to the date this Gas Annex becomes effective.

2.	(a)(iii) Outstanding Gas Credit Support: Not Applicable.

3.	(b)(ii) Performance Obligation (remedy for breach of Firm obligation): Option A: Cover Standard

4.	(e) Taxes: Option A: Buyer Pays At and After Delivery Point

5.	(f)(ii) Payment Date:
Option A: the later of the 25th Day of the Month following Month of delivery or 10 Days after receipt of the invoice by Buyer (provided that if the Payment Date is not a Local Business Day, payment is due on the next Local Business Day following that date).”
6. (k)(xxii) — Alternative to Spot Price Index. The parties have selected the following alternative index as the Spot Price Index:                     . If no index is specified, the Spot Price Index specified in clause (l)(xxi) applies.
(iii) Notice Information for Gas Transactions:

PARTY A All Notices	PARTY B All Notices

As Set forth in Part 4 of this Schedule unless otherwise set forth below:	As Set forth in Part 4 of this Schedule unless otherwise set forth below:
Attn:	Attn:
Phone:	Phone:
Facsimile:	Facsimile:
(iv) Other Provisions/Modifications to this Gas Annex. The following new paragraph is added as clause (n)(i):
“(i) Each party agrees that notwithstanding any provisions of law relating to adequate assurance of future performance, including without limitation Article 2-609 of the UCC, the parties shall only be entitled to request adequate assurance as specifically provided in this Agreement or the Credit Agreement. For purposes of the foregoing, UCC means the Uniform

Commercial Code as adopted by the jurisdiction governing the parties and the Transactions. Section references are to the Model Uniform Commercial Code and are intended to correspond to the same substantive provisions contained in the specific codes adopted in the controlling jurisdictions, to the extent that section references differ.”

EXECUTION PAGE
TO
SCHEDULE
to the
2002 ISDA MASTER AGREEMENT
dated as of February 23, 2006
between
                                                                                   (“Party A”)
and
Williams Production RMT Company (“Party B”)
     IN WITNESS WHEREOF, the parties hereto have executed this document as of the date specified on the first page hereof.

WILLIAMS PRODUCTION RMT COMPANY

By:		By:
	Name:		Name:
	Title:		Title:
	Date:		Date:

ISDA
CREDIT SUPPORT ANNEX
to the Schedule
to the
ISDA Master Agreement
dated as of February 23, 2007,
between

[ ],	and	Williams Production RMT Company,
a [ ] organized and existing		a corporation organized and existing
under the laws of [ ]		under the laws of Delaware
(“Party A”)		(“Party B”)
Paragraph 13. Elections and Variables
(a) Security Interest for “Obligations”. The term “Obligations” shall have the meaning set forth in Paragraph 12.
(b) Credit Support Obligations.
     (i) Delivery Amount, Return Amount and Credit Support Amount; Addition to Paragraph 3 of this Annex.
(A) “Delivery Amount” has the meaning set forth in Paragraph 3(a).
(B) “Return Amount” has the meaning set forth in Paragraph 3(b).
(C) “Credit Support Amount” means for any Valuation Date (i) the Secured Party’s Exposure for that Valuation Date plus (ii) the aggregate of all Independent Amounts applicable to the Pledgor, if any, minus (iii) the Pledgor’s Threshold, if any; provided, however, that (x) in the case where the sum of the Independent Amounts applicable to the Pledgor exceeds zero, the Credit Support Amount will not be less than the sum of all Independent Amounts applicable to the Pledgor and (y) in all other cases, the Credit Support Amount will be deemed to be zero whenever the calculation of the Credit Support Amount yields an amount less than zero.
     (ii) Eligible Collateral. The following items will qualify as “Eligible Collateral” for the party specified:

	Party A	Party B	Valuation Percentage
(A) Cash	[X]	[ ]	100%

(B) Direct United States treasury obligations having a remaining term to maturity of less than one year	[X]	[ ]	100%

11

     (iii) Other Eligible Support. The following items will quality as “Other Eligible Support” for the party specified:
None
     (iv) Thresholds.
(A) “Independent Amount” shall mean $0.00 with respect to Party A.
(B) “Threshold” shall mean, with respect Party A, the amount set forth below opposite the lower of the Credit Ratings in effect on any Valuation Date for Party A or Party’s A’s Credit Support Provider.

Threshold	S&P Credit Rating	Moody’s Credit Rating
U.S. $75,000,000.00	AA- or higher	Aa3 or higher
U.S. $50,000,000.00	A+	A1
U.S. $50,000,000.00	A	A2
U.S. $50,000,000.00	A-	A3
Zero	BBB+ and below, or not rated	Baa1 and below, or not rated
(C) “Minimum Transfer Amount” for purposes of computing a Delivery Amount pursuant to Paragraph 3(a) and a Return Amount pursuant to Paragraph 3(b), as of any date shall mean, with respect to Party A, U.S. $1,000,000.
(D) Rounding. The Delivery Amounts will be rounded up and Return Amounts will be rounded down to the nearest integral multiple of U.S. $10,000.
(c) Valuation and Timing.
     (i) “Valuation Agent” means the Collateral Agent.
     (ii) “Valuation Date” means each Local Business Day.
     (iii) “Valuation Time” means, with respect to the determination of Exposure, Value of Eligible Credit Support and Posted Credit Support, the close of business on the Local Business Day immediately before the Valuation Date or date of calculation, as applicable.
     (iv) “Notification Time” means 10:00 a.m., New York time on a Valuation Date provided, however, that, notwithstanding Paragraph 4(b), if a request for Transfer is made by the Notification Time, then the relevant Transfer shall be made not later than the close of business on such day and, if such request is received after the Notification Time, not later than the close of business on the next Local Business Day following such request. Notwithstanding anything herein to the contrary, with regard to Transfers of Independent Amounts, the relevant Transfer shall be made by the close of business on the second Local Business Day following the Trade Date of the applicable Transaction.
(d) Conditions Precedent and Secured Party’s Rights and Remedies. Each Termination Event specified below with respect to a party will be a “Specified Condition” for that party (the specified party

12

being the Affected Party if a Termination Event or Additional Termination Event occurs with respect to such party):

	Party A	Party B
Illegality	[ ]	[ ]
Tax Event	[ ]	[ ]
Tax Event Upon Merger	[ ]	[ ]
Credit Event Upon Merger	[ ]	[ ]
Additional Termination Events specified in the Schedule to this Agreement	[ ]	[ ]
(e) Substitution.
     (i) “Substitution Date” has the meaning specified in Paragraph 4(d)(ii) of this Annex.
     (ii) The following phrase shall be inserted after the word “Support” and before the period at the end of Paragraph 4(d)(ii): “and in an amount in excess of the Pledgor’s Minimum Transfer Amount”.
(f) Dispute Resolution.
     (i) “Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which notice is given that gives rise to a dispute under Paragraph 5.
(ii)	Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support will be calculated as follows: the sum of (i) (x) the arithmetic mean of the mid market quotations on the relevant date of three nationally recognized principal market makers (which may include an affiliate of Party A) for such security chosen by the Valuation Agent multiplied by the applicable Valuation Percentage or (y) if no quotations are available from such principal market makers on the relevant date, the arithmetic mean of the closing bid prices on the next preceding date multiplied by the applicable Valuation Percentage plus (ii) the accrued interest on such security (except to the extent Transferred to a party pursuant to any applicable provision of this Agreement or included in the applicable price referred to in (i) of this clause) as of such date.

(iii)	Alternative. The provisions of Paragraph 5 will apply.
(g) Holding and Using Posted Collateral.
     (i) Eligibility to Hold Posted Collateral; Custodians. Party B will not be entitled to hold Posted Collateral pursuant to Paragraph 6(b) or to appoint a Custodian for such purposes. Posted Collateral will be delivered to the Collateral Agent pursuant to Section 2.10 of the Credit Agreement.
     (ii) Use of Posted Collateral. The provisions of Section 6(c) will not apply.
(h) Distributions and Interest Amount.
     (i) Interest Rate. The “Interest Rate” will be determined in accordance with Section 2.12(b) of the Credit Agreement.
     (ii) Transfer of Interest Amount. Transfers of the Interest Amount will be made in arrears on the last Local Business Day of each calendar month.

13

     (iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply, provided, however, that the Interest Amount will compound daily.
(i) Other Eligible Support and Other Posted Support.
     (i) “Value” with respect to Other Eligible Support and Other Posted Support means: N/A
     (ii) “Transfer” with respect to Other Eligible Support and Other Posted Support means: N/A
(j) Demands and Notices.
All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, provided, that the address for Party A for such purposes shall be:
and the address for Party B for such purposes shall be:
(k) Other Provisions.
     (i) Custodians. A party shall be eligible to serve as Custodian if and for so long as it (i) is not affiliated with Party A or Party B, (ii) is a trust company or commercial bank with trust powers, organized under the laws of the United States of America or any state thereof and subject to supervision or examination by federal or state authority, having a combined capital surplus of at least $10,000,000,000 and (iii) shall have outstanding long term unsecured unsubordinated debt securities rated at least “A3” by Moody’s and “A-” by S&P. The Collateral Agent shall not act as Party B’s Custodian but instead shall hold Posted Collateral in accordance with the provisions of Section 2.10 of the Credit Agreement.
     (ii) Actions Hereunder. Either party may take any actions hereunder, including liquidation rights, through its Custodian or other agent.
     (iii) Events of Default. Paragraph 7(i) shall be amended and restated in its entirety as follows: “(i) that party fails (or fails to cause its Custodian) to make, when due any Transfer of Eligible Collateral, Posted Collateral or the Interest Amount, as applicable, required to be made by it and that failure continues for one Local Business Day after notice of that failure is given to that party;”
     (iv) Amendments to Definitions. Paragraph 12 of this Annex is hereby amended by adding or amending, as applicable, the following defined terms:
“Local Business Day” is hereby amended by inserting the following in lieu thereof: “Local Business Day” shall mean a day on which commercial banks in New York City are open for business (including dealings in foreign exchange and foreign currency deposits).”

14

“Collateral Agent” shall mean the Collateral Agent serving from time to time under the Credit Agreement.
“Credit Agreement” shall mean the Credit Agreement dated as of February 23, 2007 among Party B, Citibank, N.A., Calyon New York Branch and others, as amended or otherwise modified from time to time
“Credit Rating” shall mean with respect to a party (or its Credit Support Provider, as the case may be) or entity, on any date of determination, the respective ratings then assigned to such party’s (or its Credit Support Provider’s, as the case may be) or entity’s unsecured, senior long-term Dollar-demoninated debt or deposit obligations (not supported by third party credit enhancement) by S&P, Moody’s or any other specified rating agency or agencies.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“New York Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.
     (v) No Posting Obligation by Party B. Notwithstanding anything in this Annex to the contrary, in no event shall Party B be a Pledgor under this Annex. This Annex is provided to Party B by Party A solely for the purpose of securing Party A’s obligations to Party B.
     (vi) Role of Collateral Agent. Notwithstanding anything in this Annex to the contrary, Party A and Party B understand and agree that the Collateral Agent shall hold the Posted Collateral of Party A in accordance with the provisions of the Credit Agreement. Accordingly, Party B shall not have any obligation or liability for the handling of such Posted Collateral, delivery of any Return Amount to Party A, or the payment of any Interest Amount to Party A on account of any Posted Collateral and no failure with respect to any such item shall constitute an Event of Default with respect to Party B under this Annex.
     IN WITNESS WHEREOF, the parties hereto have executed this Annex as of the date first above written.

[ ]	Williams Production RMT Company
(Party A)	(Party B)

By:		By:

	Name:		Name:

	Title:		Title:

	Date:		Date:

15

ISDA NORTH AMERICAN GAS ANNEX
to the Schedule to the
ISDA Master Agreement
dated as of February 23, 2007
between
and
This Gas Annex supplements, forms part of, and is subject to the above-referenced Agreement and is part of the Schedule thereto.
(a)	Physical Gas Transactions under this Agreement; Credit Support Documents
     (i) Physical Gas Transactions under this Agreement. The provisions of this Gas Annex shall apply solely to transactions between the parties for the purchase or sale of physical Gas with delivery points in North America on a Firm or Interruptible basis on a spot or forward basis or as an option to purchase or sell Gas (collectively, “Gas Transactions”). All Gas Transactions will be deemed to have been entered into in accordance with the terms of this Agreement and shall be Transactions for all purposes of this Agreement. A subsequent agreement between the parties to settle a Gas Transaction without involving a physical delivery of Gas shall not affect such Gas Transaction’s status as a Gas Transaction under this Gas Annex. In the event of any inconsistency among or between the other provisions of this Agreement and this Gas Annex, this Gas Annex will govern with respect to Gas Transactions. In the event of any inconsistency between the Confirmation for a Gas Transaction and this Gas Annex, the Confirmation will govern with respect to such Gas Transaction, except as provided in clause (a)(ii) with respect to Outstanding Gas Transactions.
     (ii) Applicability to Outstanding Gas Transactions. Gas Transactions executed by the parties prior to the effectiveness of this Gas Annex and selected under clause (l)(l) (“Outstanding Gas Transactions”) shall be Transactions and shall be subject to the terms and conditions of this Agreement upon effectiveness of this Gas Annex, unless otherwise agreed in writing by the parties with respect to one or more specific Outstanding Gas Transactions. All confirmations evidencing such Outstanding Gas Transactions shall constitute “Confirmations” within the meaning of this Agreement that supplement, form part of and are subject to this Agreement. If any confirmation issued or entered into with respect to one or more Outstanding Gas Transactions pursuant to the terms of a master agreement or in a form that contains provisions that are not directly related to the commercial terms of the Transaction and that are inconsistent with or duplicative of the terms and conditions of this Agreement (such master agreement or the portion of such Confirmation containing such non-commercial terms being referred to herein as the “Prior Master Agreement”), then, notwithstanding any provision of this Agreement to the contrary, the terms of the Schedule and the pre-printed form of this Agreement shall automatically supersede such Prior Master Agreement effective upon the effectiveness of this Gas Annex.
     (iii) Credit Support Documents. If elected under clause (I) as being applicable:
     (A) Outstanding Gas Credit Support. The parties agree that to the extent any collateral, margin, security or other similar form of credit support (such credit support, excluding guarantees, being referred to herein as “Outstanding Gas Credit Support”) is held by a party in connection with the obligations of the other party under Outstanding Gas Transactions, such Outstanding Gas Credit Support shall be deemed to have been delivered in respect of the obligations of the other party under and in connection with this Agreement.
     The parties further agree that with respect to any Outstanding Gas Credit Support that (x) if the parties have entered into a Credit Support Document in connection with this Agreement that governs the provision of collateral, margin, security or other similar form of credit support (such Credit Support Document, an “Existing ISDA Credit Support Document”) then the Outstanding Gas Credit Support shall be deemed to constitute credit support provided under such Existing ISDA Credit Support Document and such Existing ISDA Credit Support Document shall automatically supersede any agreement between the parties pursuant to which the Outstanding Gas Credit Support was provided (the “Outstanding Gas Credit Support Document”) effective as of the date agreed by the parties and (y) if the parties have not entered into an Existing ISDA Credit Support Document, then the Outstanding Gas Credit Support Document constitutes a Credit Support Document with respect to the party that provided such credit support.

     (B) Amendments/Guaranties. The parties agree that they will enter into such amendments to any Outstanding Gas Credit Support Document as may be necessary to give effect to the terms of this clause (a)(iii). To the extent that a guaranty was delivered in connection with a party’s obligations under Outstanding Gas Transactions or a Prior Master Agreement, that party represents and warrants that any amendments necessary to ensure that the guaranty would extend to Transactions subject to this Agreement have been made prior to the effectiveness of this Gas Annex and agrees (x) that such guaranty constitutes a Credit Support Document with respect to the obligations of such party and (y) the guarantor under such guaranty constitutes a Credit Support Provider with respect to the obligations of such party.
(b)	Performance Obligation
(i) Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular Gas Transaction in accordance with the terms of this Gas Annex. Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a Gas Transaction.
(ii) The remedy for the breach of a Firm obligation by a party shall be determined pursuant to the option below that the parties select in clause (l)(3):
Option A Cover Standard: The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s); or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s); or (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available, then the sole and exclusive remedy of the performing party shall be any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller and received by Buyer for such Day(s). Imbalance Charges shall not be recovered under this clause (b)(ii), but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in clause (c)(iii) of this Gas Annex. The amount of such unfavorable difference shall be payable five Local Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.
Option B Spot Price Standard: The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price. Imbalance Charges shall not be recovered under this clause (b)(ii), but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in clause (c)(iii) of this Gas Annex. The amount of such unfavorable difference shall be payable five Local Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.
(iii) Notwithstanding clause (b)(ii) of this Gas Annex, the parties may agree to Alternative Damages in a Confirmation executed in writing by both parties.

(c)	Transportation, Nominations and Imbalances
(i) Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s). Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).
(ii) The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s). Each party shall give the other party timely prior notice, sufficient to meet the requirements of all Transporter(s) involved in the Gas Transaction, of the quantities of Gas to be delivered and purchased each Day. Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.
(iii) The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges. If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Buyer’s receipt of quantities of Gas greater than or less than the Scheduled Gas, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller’s delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer. “Unpaid Amounts” as defined in Section 14 of this Agreement shall include unpaid Imbalance Charges, if any.
(d)	Quality and Measurement
All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of Gas Transactions shall be one MMBtu dry. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.
(e)	Taxes
The Taxes payable by a party shall be determined pursuant to the option below that the parties select in clause (l)(4):
Option A: Buyer Pays At and After Delivery Point: Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.
Option B: Seller Pays Before and At Delivery Point. Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s) and all Taxes at the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof
(f)	Billing, Payment and Audit
(i) Seller shall invoice Buyer for Gas delivered and received in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas. The invoiced quantity will then be adjusted to the actual quantity on the following Month’s billing or as soon thereafter as actual delivery information is available.

(ii) Buyer shall remit the amount due under clause (f)(i) of this Gas Annex, in immediately available funds to the account specified from time to time by Seller, on or before the Payment Date elected in clause (l)(5) of this Gas Annex. In the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this clause (f)(ii).
(iii) In the event payments become due pursuant to clauses (b)(ii) or (b)(iii) of this Gas Annex, the performing party may submit an invoice to the nonperforming party for an accelerated payment setting forth the basis upon which the invoiced amount was calculated. Payment from the nonperforming party will be due five Local Business Days after receipt of invoice.
(iv) If the invoiced party, in good faith, disputes the amount of any such invoice or any part thereof; such invoiced party will pay such amount as it concedes to be correct; provided, however, if the invoiced party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed. In the event the parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this clause (f).
(v) A party shall have the right, at its own expense, upon reasonable notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under this Gas Annex. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to Gas Transactions under this Gas Annex. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery. All retroactive adjustments under clause (f) of this Gas Annex shall be paid in full by the party owing payment within 30 Days of notice and substantiation of such inaccuracy.
(g)	Title, Warranty and Indemnity
(i) Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s).Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and assume any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).
(ii) Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS CLAUSE (g)(ii), ALL OTHER WARRANTIES WITH RESPECT TO GAS, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.
(iii) Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court (“Claims”), from any and all persons, arising from or out of claims of title, personal injury or property damage from said Gas or other charges thereon which attach before title passes to Buyer. Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach after title passes to Buyer.
(iv) Notwithstanding the other provisions of this clause (g) of this Gas Annex, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of clause (d) of this Gas Annex.
(h)	Force Majeure
(i) Except with regard to a party’s obligation to make payment(s) due under clause (f) of this Gas Annex, Section 6 e) of this Agreement and Imbalance Charges under clause (c)(iii) of this Gas Annex, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure. The term “Force Majeure” as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in clause (h)(ii) of this Gas Annex.
(ii) Force Majeure shall include, but not be limited to, the following: (A) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (B) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (C) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (D) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (E) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.
(iii) Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (A) the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (B) the party, claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (C) economic hardship, to include, without limitation, Seller’s ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer’s ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement; (D) the loss of Buyer’s market(s) or Buyer’s inability to use or resell Gas purchased hereunder, except, in either case, as provided in clause (h)(ii) of this Gas Annex; (E) the loss or failure of Seller’s gas supply or depletion of reserves, except, in either case, as provided in clause (h)(ii) of this Gas Annex. The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.
(iv) Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.
(v) The party whose performance is prevented by Force Majeure must provide notice to the other party. Initial notice may be given orally; however, written notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.
(vi) Notwithstanding clauses (h)(ii) and (h)(iii) of this Gas Annex, the parties may agree to alternative Force Majeure provisions in a Confirmation executed in writing by both parties.
If the pre-printed form portion of this Agreement is the 2002 ISDA Master Agreement form, Section 5(b)(ii) of this Agreement shall not apply to any Gas Transaction.
(i)	Limitation of Liability
FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A GAS TRANSACTION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS

OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.
(J)	Certain Amendments to this Agreement for Gas Transactions
(i)	Section 5(a)(i). With respect to all Gas Transactions, the words “or delivery under Section 2(a)(i) or 2(e)” in the second line of Section 5(a)(i) of this Agreement and, if the pre-printed form portion of this Agreement is the 2002 ISDA Master Agreement form, the words “or the first Local Delivery Day in the case of any such delivery” and “, in each case,” in the third and fourth lines of Section 5(a)(i) of this Agreement, are hereby deleted.

(ii)	Section 5(a)(ii). With respect to all Gas Transactions, the words “or delivery under Section 2(a)(i) or 2(e)” in the second line of Section 5(a)(ii) are hereby deleted and the words “or to deliver or receive Gas, the exclusive remedy for which is provided in clause (b)(ii) of the Gas Annex to the Schedule” are hereby added at the end of the parenthetical of Section 5(a)(ii) if the pre-printed form portion of this Agreement is the 1992 ISDA Master Agreement form or Section 5(a)(ii)(l) if the pre-printed form portion of this Agreement is the 2002 ISDA Master Agreement form.

(iii)	Section 5(a)(v,). With respect to all Gas Transactions, (A) if the pre-printed form portion of this Agreement is the 1992 ISDA Master Agreement, the parenthetical “(other than by failing to make a delivery)” is inserted after the word “defaults” in clause (1) of Section 5(a)(v) and the words “or delivery” in clause (2) of Section 5(a)(v) of this Agreement are deleted; and (B) if the pre-printed form portion of this Agreement is the 2002 ISDA Master Agreement, the words “(including any delivery due on the last delivery or exchange date of) a Specified Transaction or” in clause (3) of Section 5(a)(v) of this Agreement are deleted.
(k)	Definitions. For purposes of this Gas Annex, the following definitions apply:
(i)	“Alternative Damages” shall mean such damages, expressed in dollars or dollars per MMBtu, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

(ii)	“British thermal unit” or “Btu” shall mean the International BTU, which is also called the Btu (IT).

(iii)	“Buyer” shall mean the party receiving Gas under a Gas Transaction.

(iv)	“Contract Price” shall mean the amount expressed in U.S. Dollars per MMBtu to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a Gas Transaction.

(v)	“Contract Quantity” shall mean the quantity of Gas to be delivered and taken as agreed to by the parties in a Gas Transaction.

(vi)	“Cover Standard” shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Gas Annex, then the performing party shall use commercially reasonable efforts to (i) if Buyer is the performing party, obtain Gas, (or an alternate fuel if elected by Buyer and replacement Gas is not available),or (ii) if Seller is the performing party, sell Gas, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with: the amount of notice provided by the nonperforming party; the immediacy of the Buyer’s Gas consumption needs or Seller’s Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the nonperforming party.

(vii)	“Day” shall mean a period of 24 consecutive hours, coextensive with a “day” as defined by the Receiving Transporter in a particular transaction.

(viii)	“Delivery Period” shall be the period during which deliveries are to be made as agreed to by the parties in a Gas Transaction.

(ix)	“Delivery Point(s)” shall mean such point(s) as are agreed to by the parties in a Gas Transaction.

(x)	“EFP” shall mean, when used in a Confirmation of a Gas Transaction, the purchase, sale or exchange of natural Gas as the “physical” side of an exchange for physical transaction involving gas futures contracts. EFP shall incorporate the meaning and remedies of “Firm”, provided that a party’s excuse for nonperformance of its obligations to deliver or receive Gas will be governed by the rules of the relevant futures exchange regulated under the U.S. Commodity Exchange Act (7 U.S. Code 1, as amended).

(xi)	“Firm” shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges as set forth in clause (c)(iii) of this Gas Annex related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.

(xii)	“Gas” shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

(xiii)	“Imbalance Charges” shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter’s balance and/or nomination requirements.

(xiv)	“Interruptible” shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges as set forth in clause (c)(iii) of this Gas Annex related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

(xv)	“MMBtu” shall mean one million British thermal units, which is equivalent to one dekatherm.

(xvi)	“Month” shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

(xvii)	“Payment Date” shall mean the payment date for Gas Transactions under this Gas Annex, as specified in clause (l)(5) of this Gas Annex.

(xviii)	“Receiving Transporter” shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.

(xix)	“Scheduled Gas” shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.

(xx)	“Seller” means the party delivering Gas under a Gas Transaction.

(xxi)	“Spot Price” as referred to in clause (b)(ii) of this Gas Annex shall mean the price published as the Spot Price Index for the relevant Day; provided, if there is no single price published as the Spot Price Index for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average of such high and low prices. If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes the relevant Day; and (ii) the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.

(xxii)	“Spot Price Index” shall mean, with respect to a Gas Transaction, unless otherwise specified in the Confirmation for that Transaction, the “Daily Midpoint” price set forth in Gas Daily (published by Platts), or any successor publication, in the column “Daily Price Survey” under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Day or, if an alternative index or price is specified in clause (l)(6) below, such alternative index or price.

(xxiii)	“Transporter(s)” shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular Gas Transaction.

(l)	Elective Provisions
     1. (a)(ii) — Outstanding Gas Transactions. This Gas Annex shall apply to the following pre-existing Gas Transactions pursuant to clause (a)(ii):
           Option A: All Gas Transactions outstanding between the parties as of the date this Gas Annex becomes effective.
           Option B: The Gas Transactions listed in Schedule I to this Gas Annex.
           Option C: None of the Gas Transactions between the parties that were executed prior to the date this Gas Annex becomes effective.
     If none of the above options is selected, Option A shall apply.
     2. (a)(iii) — Outstanding Gas Credit Support
           Outstanding Gas Credit Support held by a party in connection with Outstanding Gas Transactions shall be deemed to have been delivered under and in connection with this Agreement pursuant to clause (a)(iii).
     If not checked, not applicable.
     3. (b)(ii) — Performance Obligation (remedy for breach of Firm obligation)
           Option A: Cover Standard
           Option B: Spot Price Standard
     If neither option is selected, Option A shall apply.
     4. (e) — Taxes
           Option A: Buyer Pays At and After Delivery Point
           Option B: Seller Pays Before and At Deliver Point
     If neither option is selected, Option A shall apply.
     5. (f)(ii) — Payment Date
           Option A: the later of the 25th Day of Month following Month of delivery or 10 Days after receipt of the invoice by Buyer (provided that if the Payment Date is not a Local Business Day, payment is due on the next Local Business Day following that date).
           Option B: the later of the Day of Month following Month of delivery or 10 Days after receipt of the invoice by Buyer (provided that if the Payment Date is not a Local Business Day, payment is due on the next Local Business Day following that date).
           Option C: Notwithstanding anything to the contrary in the Schedule, payments with respect to both Gas Transactions and Power Transactions (as defined separately in the Schedule) will be netted and payable on or before the later of the 20th Day of Month following Month of delivery or 10 Days after receipt of the invoice by Buyer (provided that if the Payment Date is not a Local Business Day, payment is due on the next Local Business Day following that date).
           Option D: Notwithstanding anything to the contrary in the Schedule, payments with respect to both Gas Transactions and Power Transactions (as defined separately in the Schedule) will be netted and payable on or before the later of the 25th Day of Month following Month of delivery or 10 Days after receipt of the invoice by Buyer (provided that if the Payment Date is not a Local Business Day, payment is due on the next Local Business Day following that date).
     If none of the above options is selected, Option A shall apply.
6.	(k)(xxii) — Alternative to Spot Price Index. The parties have selected the following alternative index as the Spot Price Index: If no index is specified, the Spot Price Index specified in clause (l)(xxi) applies.
(m) Notices for Gas Transactions

PARTY A	PARTY B
Invoices:	Invoices:

As set forth in Part 4 of the Schedule unless otherwise set forth below:	Asset forth in Part 4 of the Schedule unless otherwise set forth below:

Attn:	Attn:

Phone:	Phone:

Facsimile:	Facsimile:

Nominations:	Nominations:
As set forth in Part 4 of the Schedule unless otherwise set forth below:	As set forth in Part 4 of the Schedule unless otherwise set forth below:

Attn:	Attn:

Phone:	Phone:

Facsimile:	Facsimile:

Confirmations:	Confirmations:
As set forth in Part 4 of the Schedule unless otherwise set forth below:	As set forth in Part 4 of the Schedule unless otherwise set forth below:

Attn:	Attn:

Phone:	Phone:

Facsimile:	Facsimile:

Option Exercise:	Option Exercise:

As set forth in Part 4 of the Schedule unless otherwise set forth below:	As set forth in Part 4 of the Schedule unless otherwise set forth below:

Attn:	Attn:

Phone:	Phone:

Facsimile:	Facsimile:

☐ Wire Transfer .or. ☐ ACH (check one box):	☐ Wire Transfer .or. ☐ ACH (check one box):

As set forth in Part 4 of the Schedule unless otherwise set forth below:	As set forth in Part 4 of the Schedule unless otherwise set forth below:

Bank:	Bank:

ABA:	ABA:

Account:	Account:

Other Details	Other Details:

(n) Other Provisions/Modifications to this Gas Annex.

EXHIBIT F
SUBORDINATION AGREEMENT
     This Subordination Agreement dated as of                                          (this “Subordination Agreement”), is made by (i)                                          the (the “Subordinated Creditors”), (ii)                      (the “Debtors”), and (iii) Citibank, N.A., as Administrative Agent, in favor of the Agents and the Banks.
INTRODUCTION
     This Subordination Agreement is entered into in connection with the Credit Agreement dated as of February 23, 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Citibank, N.A., Calyon New York Branch and                     . The Subordinated Creditors and Debtors are entering this Subordination Agreement pursuant to the terms of the Credit Agreement. In consideration of the foregoing, the Subordinated Creditors, the Debtors and the Administrative Agent hereby agree as follows:
SECTION 1. Subordination. The Subordinated Obligations shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment and performance of all Senior Obligations, whether now outstanding or hereafter incurred:
     1.1. Subordination. Except as set forth in this Section 1.1, until the date that all Senior Obligations are Performed in Full, all Qualifying Hedges are terminated, the Counterparty removes each Bank as a party to the Credit Agreement and the Counterparty notifies the Senior Creditors that all of the foregoing have occurred (the “Termination Date”), no Debtor shall directly or indirectly, declare, order, pay, make or set apart any sum or any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including, without limitation, in substance or legal defeasance), sinking fund or other payment with respect to, make any delivery related to, or otherwise perform, the Subordinated Obligations, and the Holders of the Subordinated Obligations shall not accept, take or receive, by payment, delivery or otherwise, in cash or in kind, by’ way of setoff, or in any other manner, from or on behalf of any Debtor the whole or any part of any sums that may now or hereafter be owing to, or any Property that may at any time be deliverable to, the Holders of the Subordinated Obligations on account of the Subordinated Obligations (other than Restructuring Securities). Subject to the conditions set forth herein (including, without limitation, Sections 1.2 and 1.5 of this Subordination Agreement), the Debtors may pay and deliver to the Holders of Subordinated Obligations, and the Holders of Subordinated Obligations may accept and receive on account of the Subordinated Obligations, Permitted Payments and Permitted Deliveries.
     1.2. Bankruptcy, Etc. In the event of any Proceeding with respect to any Debtor, the holders of Senior Obligations shall be entitled to have Performed in Full all Senior Obligations before the Holders of the Subordinated Obligations are entitled to receive payment, delivery or other performance in respect of any Subordinated Obligations (other than Restructuring Securities) and, to that end, the holders of Senior Obligations shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property (including securities), which may be payable or deliverable in any such Proceeding in respect of the Subordinated Obligations, including, without limitation, any Cash or property payable or deliverable by reason of the payment of any other obligation of a Debtor that is subordinated to the Subordinated Obligations (other than Restructuring Securities).

     1.3. Proofs of Claim; Etc. In the event of any Proceeding referred to in Section 1.2 above, if any Holder of Subordinated Obligations has not filed any proof of claim or other instrument of similar character necessary to enforce the obligations of any Debtor in respect of the Subordinated Obligations (a “Proof of Claim”) held by such Holder within 30 days before the expiration of the time to file the same, then in such event the Administrative Agent may, as attorney-in-fact for such Holder of Subordinated Obligations, duly file such Proof of Claim, and each Holder of Subordinated Obligations appoints the Administrative Agent as an attorney-in-fact for such Holder of Subordinated Obligations for the limited purpose of filing any such Proof of Claim in accordance with the terms of this Section 1.3. In the event the Administrative Agent makes any filing in accordance with the authority granted hereby, no Holder of Subordinated Obligations shall be entitled to amend or otherwise modify such filing without the prior, written consent of the Administrative Agent. Notwithstanding the foregoing, each Holder of Subordinated Obligations shall nevertheless retain, exclusively, all rights to enforce and to vote all Proofs of Claim and otherwise to act in any Proceeding in its capacity as a Holder of Subordinated Obligations (including the right to vote to accept or reject any plan of reorganization, composition, arrangement or liquidation) to the extent provided by applicable law. Except as expressly set forth in this Subordination Agreement, the Holders of Subordinated Obligations shall not be deemed to have waived or relinquished any rights that they may have with respect to any claims or otherwise in connection with any Proceeding and hereby reserve all such rights.
     1.4. No Waiver of Default. The failure of any Debtor to make any payment or delivery with respect to the Subordinated Obligations by reason of the operation of this Subordination Agreement shall not be construed as preventing the occurrence of a default under the Subordinated Obligations or the accrual of default interest in accordance with the terms of the Subordinated Obligations.
     1.5. Standstill. No Holder of Subordinated Obligations shall take any Collection Action during the continuance of any Event of Default or any Present Value Deficiency; provided that the restrictions contained in this Section 1.5 shall not apply after the commencement of any Proceeding with respect to any Debtor (other than any such Proceeding initiated by a Holder of Subordinated Obligations).
     1.6. Turnover. If any Holder of the Subordinated Obligations shall have received any payment, delivery or distribution of assets of a Debtor of any kind or character (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other obligation of a Debtor that is subordinated to the payment of the Subordinated Obligations), in violation of this Agreement, then such payment or distribution shall be deemed to have been received by the Holders of the Subordinated Obligations in trust for the benefit of the holders of the Senior Obligations and such payment, delivery or distribution shall be paid over or delivered forthwith to the Administrative Agent for the holders of the Senior Obligations or, to the extent required by applicable law, to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent, representative or other Person making payment or distribution of assets of the applicable Debtor, for application to the payment of all Senior Obligations remaining unpaid, to the extent necessary for all Senior Obligations to be Performed in Full; provided that, if any such assets are tangible goods, the holders of the Senior Obligations may elect to have the Holders of the Subordinated Obligations deliver forthwith to the Administrative Agent Cash in an amount equal to the fair market value of such assets in lieu of delivery of such assets.
     1.7. Limitation on Amendments. The Debtors and the Holders of Subordinated Obligations will not amend, supplement or otherwise modify any of the terms or provisions of this Subordination Agreement without the prior written consent of the Required Banks.
     1.8. No Impairment of Senior Rights. No right of any present or future holder of any Senior Obligations to enforce subordination as herein provided shall at any time or in any way be prejudiced or impaired by any failure to act on the part of any Debtor, or by any noncompliance by any Debtor with the terms, provisions and covenants of this Subordination Agreement, regardless of any knowledge thereof that any such holder of Senior Obligations may have or be otherwise charged with or any amendment or modification of or supplement to the Credit Documents or any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Obligations.
     1.9 No Impairment of Subordinated Rights. The provisions hereof are solely for the purpose of defining the relative rights of the holders of Senior Obligations, on the one hand, and the Holders of the Subordinated Obligations, on the other hand, and nothing herein shall impair, as between any Debtor and the Holder of the Subordinated Obligations, the obligation of each Debtor to pay to the Holders of the Subordinated Obligations the entire amount thereof in accordance with the terms thereof, subject to the rights of holders of Senior Obligations as herein provided.
     1.10. Subrogation. Following the Termination Date, in the event cash or other property otherwise payable to the Holders of Subordinated Obligations shall have been applied pursuant to this Agreement (or otherwise) to the Senior Obligations, then the Holders of the Subordinated Obligations shall be subrogated to the rights of the holders of the Senior Obligations to receive payments or distributions of assets made on or in respect of Senior Obligations until all amounts constituting Subordinated Obligations shall be paid in full, and, for the purposes of such subrogation, no payments to the holders of Senior Obligations of any cash, property, stock or obligations to which the Holders of the Subordinated Obligations would be entitled shall, as between the Debtors, creditors (other than the holders of Senior Obligations) and the Holders of the Subordinated Obligations, be deemed to be a payment by the Debtors to or on account of Senior Obligations; provided that in no event will the Holders of Subordinated Obligations have any right, title or interest in any Collateral, letter of credit existing for the benefit of any holder of Senior Obligations or other security, all of which may be released, returned, applied to obligations or otherwise dealt with in such manner as the Senior Creditors may elect.
     1.11. Notices to Holders of Subordinated Obligations. All notices provided for under this Subordination Agreement shall be in writing and shall be deemed to have been validly given only (1) after receipt of confirmation or answer back if sent by telecopy, or other similar facsimile transmission, (2) one Business Day after deposit with a reputable overnight courier service for next Business Day delivery with all charges prepaid, or (3) when delivered, if hand-delivered by messenger, in each case addressed to the party to be notified as follows: (a) if to any Holder of Subordinated Obligations listed on the signature pages hereto, addressed to such Holder at the address specified for such communications on such signature pages, or at such other address as such Holder shall have specified to the Administrative Agent in writing, (b) if to any other Holder of any Subordinated Obligations, addressed to such other Holder at such address as such other Holder shall have specified to the Administrative Agent in writing or, if any such other Holder shall not have so specified an address to the Administrative Agent, then addressed to such other Holder in care of the Counterparty at the Counterparty’s address for notice provided in the Credit Agreement (and the Counterparty hereby agrees to promptly forward any such notice so received to the intended recipient using the last known address for such recipient in the Counterparty’s records, but its failure to do so shall not affect the validity of such notice), (c) if to the Administrative Agent, addressed to it at its address for notice provided in the Credit Agreement, or at such other address as the Administrative Agent shall have specified for itself to the Holders of Subordinated Obligations by notice and (d) if to any Debtor, addressed to it at its address for notice provided in the Credit Agreement, or at such other address as such Debtor shall have specified for itself by notice to the Administrative Agent and the Holders of the Subordinated Obligations. Upon request by the Administrative Agent, the Counterparty shall promptly provide a list of each Holder of Subordinated Obligations including the last known address for such Holder.
     1.12. Acknowledgment of Subordination. Each Holder of the Subordinated Obligations acknowledges and agrees that:

          (1) the holders of Senior Obligations have relied on the terms and provisions of this Subordination Agreement in executing and delivering the Credit Agreement and in entering into Qualifying Hedges contemplated thereby and shall continue to rely on such terms and provisions in entering into Qualifying Hedges from time to time, and the provisions of this Subordination Agreement are for the benefit of and may be enforced by the holders of the Senior Obligations; and
          (2) the Holders of the Subordinated Obligations will not challenge the validity or enforceability of the subordination provisions contained in this Subordination Agreement.
     1.13. Reinstatement. Each Holder of Subordinated Obligations agrees that the provisions of this Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Senior Obligations is rescinded or must otherwise be restored by any holder of Senior Obligations by court order, following the insolvency, bankruptcy or reorganization of any Debtor, or otherwise, as though such payment had not been made.
SECTION 2. Definitions. Capitalized terms used herein, but not defined herein shall have the meanings set forth for such terms in the Credit Agreement. The following terms shall have the following meanings:
     “Cash” shall mean lawful money of the United States of America and any other payment in Dollars acceptable to the Administrative Agent.
     “Collection Action” shall mean (a) any suit or any commencement of any other legal action against any Debtor to enforce payment of or collect the whole or any part of the Subordinated Obligations, (b) acceleration of the maturity of any of the Subordinated Obligations, (c) commencement or initiation of any Proceeding against any Debtor, (d) any action under the provisions of any state, local, federal or foreign law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce any Lien against, or foreclose upon, any property of any Debtor or (e) any demand on any Debtor for any payment on account of the Subordinated Obligations; provided, however, that the term “Collection Action” shall not include any suit or action initiated or maintained to prevent the loss of a claim as a result of the running of any applicable statute of limitations or other similar restriction on claims.
     “Holder of Subordinated Obligations” shall mean each Subordinated Creditor and the successors and assigns of any Subordinated Creditor or other Holder of Subordinated Obligations.
     “Performed in Full” shall mean, (i) as to any Senior Obligations that are monetary obligations, payment in full of such Senior Obligations in Cash, and (ii) as to any Senior Obligations that are not monetary obligations, performance in full of such Senior Obligations.
     “Permitted Deliveries” shall mean deliveries made when no Event of Default exists and no Present Value Deficiency exists.
     “Permitted Payments” shall mean payments made when no Event of Default exists and no Present Value Deficiency exists.
     “Proceeding” shall mean, with respect to any Person, any insolvency or bankruptcy proceedings by or against such Person or its assets, or any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, or any proceedings for liquidation, dissolution or other winding-up of any such Person whether or not involving insolvency or bankruptcy or any assignment for the benefit of creditors.

     “Restructuring Securities” shall mean (i) debt securities of any Debtor, as reorganized or readjusted, provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a Proceeding under any applicable law, so long as such securities (a) are subordinated in right of payment to all Senior Obligations and to all debt securities issued in exchange for Senior Obligations to the same extent as, or to a greater extent than, the Subordinated Obligations are so subordinated as provided for in this Subordination Agreement and (b) have terms that are no less favorable to the holders of Senior Obligations than the terms set forth in this Subordination Agreement; (ii) equity securities of any Debtor, as reorganized or readjusted, provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a Proceeding under any applicable law, so long as (a) the holders of Senior Obligations receive (1) debt securities and equity securities (and such equity securities are senior to the equity securities received by Holders of the Subordinated Obligations), (2) solely equity securities, and such equity securities are senior to the equity securities received by the Holders of the Subordinated Obligations, or (3) solely debt securities and (b) the equity securities received by the Holders of the Subordinated Obligations, if any, do not contain a mandatory redemption date (or require dividends to be paid on a date) that is earlier than the mandatory redemption date or final maturity date of the securities received by the holders of the Senior Obligations; or (iii) common equity of a Debtor, provided, however, that if such equity is received in connection with a Proceeding, it must satisfy the requirements of clause (ii) above.
     “Senior Creditors” shall mean the Banks (including, without limitation, each Designated Affiliate of a Bank) and the Agents.
     “Senior Obligations” shall mean all Obligations now existing or hereafter created (including, without limitation, any interest accruing subsequent to the commencement of any case or proceeding, whether or not such interest is an allowed claim under applicable law).
     “Subordinated Obligations” shall mean all liabilities of any Debtor to any Holder of Subordinated Obligations under, in connection with or as a result of any Hedge or any Debt, whether such liability arises by reason of contract, law, equity, court order, substantive consolidation, piercing the corporate veil, claims of mismanagement or fraud or otherwise, including, without limitation, liabilities for payments, deliveries, principal, interest, fees, costs, expenses, early termination amounts and other amounts.
SECTION 3. Subordination Absolute. This is an irrevocable agreement of subordination and the Senior Creditors may, without notice to any Person and without impairing or releasing the obligations of the Debtors or the Holders of the Subordinated Obligations; (a) create Senior Obligations by entering into Hedges or otherwise; (b) change the terms of or increase the amount of the Senior Obligations by extending, rearranging, amending, supplementing or otherwise modifying any of the Credit Documents or any Senior Obligations; (c) sell, exchange, release, or otherwise deal with any letter of credit or any collateral securing any Senior Obligations; (d) release any Person, including, without limitation, any Debtor or any guarantor, liable in any manner for the payment or collection of any Senior Obligations; (e) exercise or refrain from exercising any rights against any Debtor or any other Person; and (f) apply any sums received from whatever source, to the payment of the Senior Obligations, in any order. The liability of each Holder of Subordinated Obligations under this Subordination Agreement shall be absolute and unconditional irrespective of:
     (a) The lack of validity or unenforceability of the Senior Obligations or any Credit Document for any reason whatsoever, including that the act of creating the Senior Obligations is ultra vires, that the officers or representatives executing the documents creating the Senior Obligations exceeded their authority, that the Senior Obligations violate usury or other laws, or that any Person has defenses to the payment of the Senior Obligations, including breach of warranty, statute of frauds, bankruptcy, statute of limitations, lender liability, or accord and satisfaction;
     (b) Any change in the time, manner, or place of payment of, or in any term of, any of the Senior Obligations, any increase, reduction, extension, or rearrangement of the Senior Obligations, any amendment, supplement, or other modification of the Credit Documents, or any waiver or consent granted under the Credit Documents, including waivers of the payment and performance of the Senor Obligations;
     (c) Any release, exchange, subordination, waste, or other impairment (including negligent, willful, unreasonable, or unjustifiable impairment) of any collateral securing payment of the Senior Obligations; the failure of any Agent, any Bank or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale, or other handling of any collateral; the fact that any Lien or assignment related to any collateral for the Senior Obligations shall not be properly perfected, or shall prove to be unenforceable or subordinate to any other Lien or assignment;
     (d) Any full or partial release of any Person;
     (e) The failure to apply or the manner of applying payments, collateral or the proceeds of collateral against the Senior Obligations;
     (f) Any change in the existence, organization or structure of any Person; any change in the shareholders, directors, or officers of any Person; or the insolvency, bankruptcy, liquidation, or dissolution of any Person or any defense that may arise in connection with or as a result of any such insolvency, bankruptcy, liquidation or dissolution;
     (g) The failure to give notice of any Hedge, notice of any amendment, supplement, or other modification of any Credit Document, notice of the execution of any document or agreement creating new Senior Obligations, notice of any default or event of default, however denominated, under the Credit Documents, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing of suit, notice of any Person’s transfer of Senior Obligations, notice of the financial condition of or other circumstances regarding any Person, notice of any Event of Default, any Present Value Deficiency or any other Present Value Matter or any other notice of any kind relating to the Senior Obligations;
     (h) Any payment or grant of collateral by any Person to any Bank, Agent or other Person being held to constitute a preference under bankruptcy laws, or for any reason any Bank, Agent or other Person is required to refund such payment or release such collateral;
     (i) Any other action taken or omitted which affects the Senior Obligations, whether or not such action or omission prejudices any Holder of Subordinated Obligations;
     (j) Any claim or right of set-off that any Holder of Subordinated Obligations may have; and
     (k) Any other circumstances which might otherwise constitute a defense available to, or a discharge of any Person.

SECTION 4. Miscellaneous.
4.1.	At the request of any Senior Creditor in writing, the Holders of the Subordinated Obligations will cause all Subordinated Obligations to be evidenced by a writing evidencing such Subordinated Obligations and will inscribe a statement or legend thereon to the effect that the Subordinated Obligations evidenced by such writing are subordinate to the Senior Obligations in the manner and to the extent set forth in this Subordination Agreement.
4.2.	The Holders of the Subordinated Obligations shall not assign or otherwise transfer to any other Person any interest in the Subordinated Obligations unless such Holder causes the assignee or other transferee to execute and deliver to the Senior Creditors a subordination agreement in substantially the form of this Subordination Agreement.
4.3	The provisions of Article VII of the Credit Agreement shall inure to the benefit of the Administrative Agent with respect to this Subordination Agreement and shall be binding on the parties hereto. Without limiting the generality of the foregoing, the Administrative Agent shall have no duty or responsibility to any Debtor or any Holder of Subordinated Obligations.
4.4	Each Debtor and each Subordinated Creditor hereby represents and warrants to the Senior Creditors that the execution, delivery and performance of this Subordination Agreement by such Debtor or Subordinated Creditor, as the case may be, do not contravene any restriction under any material agreement binding on or affecting such Debtor or Subordinated Creditor, as the case may be.
SUBORDINATED CREDITORS:

Address:

Address:

DEBTORS:

ADMINISTRATIVE AGENT: CITIBANK, N.A, as Administrative Agent
By:
Authorized Officer

EXHIBIT G
COUNTERPARTY DAILY REPORT
As of [Date]

COUNTERPARTY	COMMODITY	PHY	OTC	DELIVERY	TRADE	BUY SELL	MONTHLY	VALUATION	PREMIUM	STRIKE
CD	CD	FIN	TRADE SEQ	PERIOD	DT	CD	DAILY CD	PR	PR	PR	CURVE NM
Bank I
Q. Hedge 1
Q. Hedge 2

Bank II
Q. Hedge 1
Q. Hedge 2

Bank III
Q. Hedge 1
Q. Hedge 2

The Other Present Value Obligations Amount is $________________.
The aggregate amount referred to in clause (ii) of the definition of Aggregate Net MTM Exposure set forth in the Credit Agreement to which this report pertains is $________________.

		CALL PUT	TRADE TYPE	CURVE TYPE	CURRENCY	PRICE UOM	UOM	RISK MANAGER	STRATEGY
	QTY	CD	CD	CD	CD	CD	CD	CD	DESCR
Bank I
Q. Hedge 1
Q. Hedge 2

Bank II
Q. Hedge 1
Q. Hedge 2

Bank III
Q. Hedge 1
Q. Hedge 2

EXHIBIT H
COMPUTATION AGENT DAILY REPORT

Bank	Net MTM	Is RMT	If yes, Has Bank	Credit Adjusted
Code	Exposure	Exposed to Banks	Margined Correctly**	Net MTM Exposure
	A*	Yes/No	Yes/No	B*
Bank I	$			$
Bank Il	$			$
Bank III	$			$
Bank IV	$			$
		Sum of Credit Adjusted net MTM Exposure for All Banks		$
If (B<0), then do not continue (PV Deficiency does not exist)
Continue with calculation below?

Acceptable Credit Support	C	$
Aggregate amount referred to in clause (ii) of the definition of Aggregate Net MTM Exposure set forth in the Credit Agreement to which this report pertains	D	$
Aggregate Net MTM Exposure	(B+D–C) = E	$
Other Present Value Obligations Amount	F	$
Aggregate Net MTM Exposure + Other Present Value Obligations	(E+F) = G	$
Present Value	H	$
Present Value Ratio	(H/G) = I

Does a Present Value Deficiency exist?	[0 <I < (1.50 to 1.00)]
The following information is required only as each Bank, if any, that has not provided the amount of collateral required by the ISDA Master Agreement to which such Bank is party;

Amount of Collateral
Bank	Applicable Credit Support	Amount of Collateral	Provided by
Code	Threshold**	Required by Bank**	Bank**
Bank l	$
Bank II	$
Bank III	$
Bank IV	$

*	Amounts in parentheses are negative

**	Provided by Collateral Agent as to any Bank that has not provided the amount of collateral required by the ISDA Master Agreement to which such Bank is a party. The Computation Agent may assume that each Bank is correctly margined, except to the extent notified otherwise pursuant to the last sentence of Section 7.1 of the Credit Agreement to which this report pertains.

EXHIBIT I
FORM OF ACCEPTABLE LETTER OF CREDIT
Beneficiary:	Calyon New York Branch as Collateral Agent 1301 Avenue of the Americas New York, New York 10019 Attn: Gener David Telephone: 212-261-7411 Fax: 212-917-5440
Applicant:
Williams Production RMT Company (“RMT”)
One Williams Center, Suite 5000
Tulsa, Oklahoma 74172
Effective Date: ____________
Expiry Date:    ________________ (subject to extension as set forth herein)

We hereby issue our Irrevocable Letter of Credit Number ___________ (this “Letter of Credit”), in favor of the Beneficiary as Collateral Agent under the Credit Agreement dated as of February 23, 2007 among RMT, Williams Production Company, LLC, Calyon New York Branch, Citibank, N.A. and _________, as amended or otherwise modified from time to time (the “Credit Agreement”). This Letter of Credit is issued for the account of the Applicant named above for the benefit of the Beneficiary. This Letter of Credit is available at sight in one or more drawings for up to an aggregate amount not to exceed the Maximum Credit Amount (as herein defined) against presentation of a sight draft and a certificate in the form of Annex A hereto to [name of issuing bank] (the “Issuing Bank”) at [New York address of issuing bank] (the “Location”) on any Business Day (as herein defined) on or prior to the Expiry Date. Partial drawings are permitted.
The “Maximum Credit Amount” is __________________________ United States Dollars (U.S. $__________________________). A “Business Day” is any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York City.
This Letter of Credit expires at the close of business at the Location on the Expiry Date, but such Expiry Date shall be automatically extended for a period of one year from the present or any future Expiry Date, unless you receive notice from the Issuing Bank at least twenty (20) days prior to such Expiry Date that the Issuing Bank elected not to further extend this Letter of Credit.
We hereby engage with you that all documents drawn under and in compliance with the terms of this Letter of Credit will be duly honored. This Letter of Credit is subject to the International Standby Practices (ISP98). This Letter of Credit shall be deemed to be made under the laws of the State of New York, including Article 5 of the Uniform Commercial Code, and shall, as to matters not governed by the International Standby Practices (ISP98), be governed by and construed in accordance with the laws of the State of New York, excluding any choice of law provisions or conflict of law principles which would require reference to the laws of any other jurisdiction.
This Letter of Credit is transferrable in its entirety (but not in part) at any time, and from time to time, to any entity that is then the “Collateral Agent” under the Credit Agreement.
Regards,
[Name of Issuing Bank]
______________________________
Authorized Bank Representative

ANNEX A TO LETTER OF CREDIT NO. __________________________
FORM OF DRAW CERTIFICATE
                     ________________, _____
[Name and address of Issuing Bank]
     re: Your Irrevocable Letter of Credit No. ____________ (the “Letter of Credit”)
Ladies and Gentlemen:
The undersigned is the Collateral Agent referred to in the Letter of Credit and is making a drawing under the Letter of Credit in the amount of U.S. $____________ (the “Drawing Amount”).
[choose only one of the following paragraphs:]
[The undersigned hereby certifies that: (a) the aggregate amount of Obligations is U.S.$_________, (b) the Drawing Amount does not exceed the aggregate amount of the Obligations and (c) the sum of the Drawing Amount plus all prior Drawing Amounts previously paid by the Issuing Bank under the Letter of Credit does not exceed the Maximum Credit Amount.]
[The undersigned hereby certifies that: (a) fewer than twenty (20) days remain prior to the Expiry Date of the Letter of Credit, and (b) the sum of the Drawing Amount plus all prior Drawing Amounts previously paid by the Issuing Bank under the Letter of Credit does not exceed the Maximum Credit Amount.]

[The undersigned hereby certifies that: (a) the Administrative Agent has notified the undersigned that the senior unsecured long-term Dollar-denominated debt of the Issuing Bank is rated lower than A by S&P or is rated lower than A2 by Moody’s or that either S&P or Moody’s has no rating for any such debt of the Issuing Bank, and (b) the sum of the Drawing Amount plus all prior Drawing Amounts previously paid by the Issuing Bank under the Letter of Credit does not exceed the Maximum Credit Amount]
Capitalized terms used in this Draw Certificate have the meanings given such terms in the Letter of Credit or in the Credit Agreement referred to in the Letter of Credit.
Payment of the Drawing Amount should be made to the undersigned as follows:

__________________________________ [payment directly by wire to New York account].

[Name of Collateral Agent], as Collateral Agent BY: TITLE:

EXHIBIT J
NEW BANK AGREEMENT
     This New Bank Agreement dated as of ___________________ (this “Agreement”) is by and among (i) Williams Production RMT Company, a Delaware corporation the (“Counterparty”), and (ii) __________________ (“New Bank).
Preliminary Statements
     A. Pursuant to Section 2.8 of the Credit Agreement dated as of February 23, 2007 among the Counterparty, Williams Production Company, LLC, Citibank, N.A., Calyon and _____ [, as amended] (the “Credit Agreement”, terms used herein that are defined therein and not defined herein are used herein as therein defined), the Counterparty has the right, subject to the terms and conditions thereof, to add to the Credit Agreement as Banks one or more Persons.
     B. The Counterparty desires to add the New Bank to the Credit Agreement as a Bank, and the New Bank desires to be so added.
     Accordingly, the parties hereto agree as follows:
     Section 1. Addition of New Bank. Pursuant to Section 2.8 of the Credit Agreement, the New Bank is hereby added to the Credit Agreement as a Bank. The New Bank specifies as its initial address for notices the following:

Address:
Attention:
Telecopy:
Email address:
     The New Bank (i) confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and its own decision to enter into this Agreement and to agree to the various matters set forth herein and (ii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.
     Section 2. Appointment of Agents. The New Bank hereby appoints and authorizes the Administrative Agent, the Computation Agent, the PV Determination Agent and the Collateral Agent to take such action as Administrative Agent, Computation Agent, PV Determination Agent and Collateral Agent, respectively, on its behalf and to exercise such powers and discretion under the Credit Documents as are delegated to the Administrative Agent, the Computation Agent, the PV Determination Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers and discretion as are reasonably incidental thereto.
     Section 3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Section 5. Bank Decisions. The New Bank acknowledges that it has, independently and without reliance upon any Agent, the Joint Lead Arrangers or any Bank and based on such financial statements and such other documents and information as it has deemed appropriate, made its own credit analysis and its own decision to enter into this Agreement and to agree to the various matters set forth herein. The New Bank also agrees that it will, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Credit Documents.
     Section 6. Representations and Warranties. The New Bank represents and warrants to the Counterparty, each Agent and each Bank that its senior unsecured long-term Dollar-denominated debt or deposit obligations are rated at least BBB by S&P and Baa2 by Moody’s, determined consistent with Section 1.5 of the Credit Agreement. Each party hereto represents and warrants to each other, each Agent and each Bank as follows (except that the representation in clause (e) below is made only by the Counterparty and not the New Bank):
          (a) Attached hereto (i) as Attachment A is a true and correct copy of an ISDA master agreement executed by the Counterparty and the Bank (the “Executed Master Agreement”) and (ii) as Attachment B is a list of all differences between the Executed Master Agreement and Exhibit E to the Credit Agreement.
          (b) The Executed Master Agreement is in substantially the form of Exhibit E to the Credit Agreement.
          (c) The execution, delivery and performance by such party of this Agreement and the Executed Master Agreement are within such party’s corporate powers, have been duly authorized by all necessary corporate action of such party, require, in respect of such party, no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of law or regulation applicable to such party or the charter or bylaws of such party or any judgment, injunction, order, decree or agreement binding upon such party.
          (d) This Agreement and the Executed Master Agreement are legal, valid and binding obligations of such party enforceable against such party in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
          (e) After giving effect to this Agreement and all other New Bank Agreements, no more than ten Banks will be party to the Credit Agreement.
     Section 7. Default. Without limiting any other event that may constitute an Event of Default, in the event any representation or warranty of the Counterparty set forth herein shall prove to have been incorrect in any material respect when made, such event shall constitute an “Event of Default” under the Credit Agreement.
     Section 8. Expenses. The Counterparty agrees to pay on demand all reasonable out-of- pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the Executed Master Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of external counsel for the Administrative Agent with respect thereto.
     Section 9. Effectiveness. This Agreement shall become effective as of the date on which the Administrative Agent shall have received counterparts of this Agreement executed by the Counterparty and the New Bank.
     Section 10. Amendments. This Agreement may not be amended or modified, except in accordance with Section 8.1 of the Credit Agreement.
     Section 11. Reliance. This Agreement is intended for the benefit of and may be relied on by the parties hereto, the Banks, the Agents and the Joint Lead Arrangers.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COUNTERPARTY: WILLIAMS PRODUCTION RMT COMPANY
By:
Name:
Title:

NEW BANK:

By:
Name:
Title:

Receipt acknowledged this _____ day of ___, _______________: ADMINISTRATIVE AGENT: CITIBANK, N.A., as Administrative Agent
By:
Name:
Title:

COMPUTATION AGENT: CITIGROUP ENERGY INC.
By:
Name:
Title:

Attachment A
[Exact copy of Executed Master Agreements]

Attachment B
[List of differences between Executed Master Agreement and Credit Agreement Exhibit E]

EXHIBIT K
GUARANTY
Guarantee of Obligations of [Name of Designated Affiliate]
by [Name of Bank or parent of Bank]
Guarantee, dated as of [                    ], of [Name of Bank or parent of Bank], (the “Guarantor”), in favor of Williams Production RMT Company, a Delaware corporation (the “Counterparty”). Capitalized terms used herein that are not defined herein, are not defined in the Agreement and are defined in the Credit Agreement dated as of February 23, 2007 among the Counterparty,                      and others, as amended or otherwise modified from time to time, are used herein as therein defined.
1. Guarantee. In order to induce the Counterparty to enter into an ISDA Master Agreement, dated as of the date hereof (the “Agreement”), with the Designated Affiliate of [a subsidiary of] the Guarantor, [Name of Designated Affiliate] (“Primary Obligor”), the Guarantor absolutely and unconditionally guarantees to the Counterparty, its successors and permitted assigns, as primary obligor and not as a surety, the prompt payment of all amounts payable by Primary Obligor under the Agreement, whether due or to become due, secured or unsecured, joint or several together with any and all expenses referred to under Section 11 of the Agreement incurred by Counterparty in enforcing Counterparty’s rights under this Guarantee (the “Obligations”) all without regard to any counterclaim, set-off, deduction or defense of any kind which Primary Obligor or the Guarantor may have or assert, and without abatement, suspension, deferment or diminution on account of any event or condition whatsoever; provided however, that Guarantor’s obligations under this Guarantee shall be subject to Primary Obligor’s defenses and rights to set-off, counterclaim or withhold payment as provided in the Agreement. Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to it in the Agreement.
2. Nature of Guarantee. This Guarantee is a guarantee of payment and not of collection. The Counterparty shall not be obligated, as a condition precedent to performance by the Guarantor hereunder, to file any claim relating to the Obligations in the event that Primary Obligor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Counterparty to file a claim shall not affect the Guarantor’s obligations hereunder. This Guarantee shall continue to be effective or be reinstated if any payment to the Counterparty by Primary Obligor on account of any Obligation is returned to Primary Obligor or is rescinded upon the insolvency, bankruptcy or reorganization of Primary Obligor.
3. Consents, Waivers and Renewals. The Guarantor agrees that the Counterparty may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, change the time, manner or place of payment or any other term of, any Obligation, exchange, release, nonperfection or surrender any collateral for, or renew or change any term of any of the Obligations owing to it, and may also enter into a written agreement with Primary Obligor or with any other party to the Agreement or person liable on any Obligation, or interested therein, for the extension, renewal, payment, compromise, modification, waiver, discharge or release thereof, in whole or in part, without impairing or affecting this Guarantee. The Obligations of the Guarantor under this Guarantee are unconditional, irrespective of the value, genuineness, validity, or enforceability of the Obligations, any law, regulation or order of any jurisdiction or any other event affecting the term of any Obligation or of Counterparty’s rights with respect thereto and, to the fullest extent permitted by applicable law, any other circumstance which might constitute a defense available to, or a discharge of, the Guarantor, including (a) any law, rule or policy that is now or hereafter promulgated by any governmental authority (including any central bank) or regulatory body that may adversely affect Counterparty’s ability or obligation to make or receive such payments, (b) any nationalization, expropriation, war, riot, civil commotion or other similar event, (c) any inability to convert any currency into the currency of payment of such obligation, (d) any inability to transfer funds in the currency of payment of such obligation to the place of payment therefor. The Guarantor agrees that the Counterparty may have recourse to the Guarantor for payment of any of the Obligations, whether or not the Counterparty has proceeded against any collateral security or any obligor principally or secondarily obligated for any Obligation. The Guarantor waives demands, promptness, diligence and all notices that may be required by law or to perfect the Counterparty’s rights hereunder except notice to the Guarantor of a default by Primary Obligor under the Agreement, provided, however, that any delay in the delivery of notice shall in no way invalidate the enforceability of this Guarantee. No failure, delay or single or partial exercise by the Counterparty of its rights or remedies hereunder shall operate as a waiver of such rights or remedies. All rights and remedies hereunder or allowed by law shall be cumulative and exercisable from time to time.
4. Representations and Warranties. The Guarantor hereby represents and warrants that:
          (i) the Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware;
          (ii) the Guarantor has the requisite corporate power and authority to issue this Guarantee and to perform its obligations hereunder, and has duly authorized, executed and delivered this Guarantee;
          (iii) the Guarantor is not required to obtain any authorization, consent, approval, exemption or license from, or to file any registration with, any government authority as a condition to the validity of, or to the execution, delivery or performance of, this Guarantee;
          (iv) as of the date of this Guarantee, there is no action, suit or proceeding pending or threatened against the Guarantor before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could affect, in a materially adverse manner, the ability of the Guarantor to perform any of its obligations under, or which in any manner questions the validity of, this Guarantee;
          (v) the execution, delivery and performance of this Guarantee by the Guarantor does not contravene or constitute a default under any statute, regulation or rule of any governmental authority or under any provision of the Guarantor’s certificate of incorporation or by-laws or any contractual restriction binding on the Guarantor; and
          (vi) this Guarantee constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5. Subrogation. Upon payment by Guarantor of any sums to Counterparty under this Guarantee, all rights of Guarantor against Primary Obligor arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the obligations of Primary Obligor under the Agreement, including all Transactions then in effect between Primary Obligor and Counterparty.
6. Termination. This Guarantee is a continuing guarantee and shall remain in full force and effect until such time as it may be revoked by the Guarantor by notice given to the Counterparty, such notice to be deemed effective upon receipt thereof by the Counterparty or at such later date as may be specified in such notice; provided, however, that such revocation shall not limit or terminate this Guarantee in respect of any Transaction effected under the Agreement which shall have been entered into prior to the effectiveness of such revocation. Notwithstanding anything to the contrary in this Paragraph 6, this Guarantee shall terminate, and Guarantor shall be released from all of the Obligations hereunder with respect to any Transaction(s), immediately upon the transfer or assignment of such Transaction(s) to an entity which is not an Affiliate of Primary Obligor (as such term is defined in Section 14 of the Agreement), if such transfer or assignment is completed in accordance with the provisions of Section 7 of the Agreement.
7. Notices. Any notice or communication required or permitted to be made hereunder shall be made to the appropriate addresses set forth below (or to such other addresses as either party may designate by notice to the other party):

If to the Counterparty:

If to the Guarantor

8. GOVERNING LAW; JURISDICTION. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. The Guarantor hereby irrevocably consents to, for the purposes of any proceeding arising out of this Guarantee, the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the borough of Manhattan in New York City.
9. Waiver of Immunity. To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to the Guarantor or the Guarantor’s property, the Guarantor hereby irrevocably waives such immunity in respect of the Guarantor’s obligations under this Guarantee.
10. Waiver of Jury Trial. The Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guarantee or the negotiation, administration or enforcement hereof.
11. Miscellaneous. Each reference herein to the Guarantor, Counterparty or Primary Obligor shall be deemed to include their respective successors and assigns. The provisions hereof shall inure in favor of each such successor or assign. This Guarantee (i) shall supersede any prior or contemporaneous representations, statements or agreements, oral or written, made by or between the parties with regard to the subject matter hereof, (ii) may be amended only by a written instrument executed by the Guarantor and Counterparty and (iii) may not be assigned by either party without the prior written consent of the other party.

12. Limitation of Liability. Notwithstanding anything to the contrary contained herein or in the Agreement, whether express or implied, Guarantor shall in no event be required to pay or be liable to the Counterparty for any consequential, indirect or punitive damages, opportunity costs or lost profits.
IN WITNESS WHEREOF, the undersigned has executed this Guarantee as of the date first above written.
[NAME OF BANK OR PARENT OF BANK]

By:
Name:
Title:
Date:

EXHIBIT L
BANK IDENTIFICATION REPORT
[Date]
[Name and address
          of Collateral Agent]
Re:	Credit Agreement dated as of February 23, 2007 among Williams Production RMT Company, Citibank, N.A., Calyon and others (the “Credit Agreement”)
Ladies and Gentlemen:
     This is the daily report referred to in Section 5.1(b)(xi) of the Credit Agreement for __________, 20___. Reference is made to the report for this date in the form of Exhibit G to the Credit Agreement delivered to the Computation Agent pursuant to Section 5.1(b)(x) of the Credit Agreement (“Exhibit G Report”). For each Qualifying Hedge referred to in the Exhibit G Report, the name of the Bank party thereto is as follows:

Bank referenced in Exhibit G Report	Actual Bank Name
Bank I	____________________

Bank II	____________________

Bank III	____________________

____________________	____________________

Very truly yours, WILLIAMS PRODUCTION RMT COMPANY
By:
Name:
Title:

EXHIBIT M
PRE-APPROVED DELIVERY POINTS

NGF_NGI_MICHCON	Natural Gas Intelligence Michigan Consolidated Gas Company
NGF_NGI_CHICAGO_CG	Natural Gas Intelligence Chicago City Gates
NGF_NGI_PGE_CG	Natural Gas Intelligence PG&E Citygate (Pacific Gas & Electric)
NGF_NYM_NG	NYMEX Henry Hub
NGF_CGPR_EMPRESS 1a_USD	Canadian Gas Price Reporter Empress (Daily Differential to AECO) — (Denominated in US Dollars)
NGF_CGPR_EMPRESS 1a_CAD	Canadian Gas Price Reporter Empress (Daily Differential to AECO) — (Denominated in Canadian Dollars)
NGF_CGPR_EMPRESS_FOM_CAD	Monthly Canadian Gas Price Reporter Empress Denominated in Canadian Dollars
NGF_NGI_SOCAL_BORD_AVG	Natural Gas Intelligence Socal Border
NGF_CGPR_AECO_7a	Monthly Canadian Gas Price Reporter AECO 7a (Denominated in US Dollars)
NGF_CGPR_AECO_5a	Daily Canadian Gas Price Reporter AECO 5a (Denominated in US Dollars)
NGF_CGPR-_AECO_2a	Daily Canadian Gas Price Reporter AECO 2a (Denominated in US Dollars)
NGF_CGPR_AECO_7a_CAD	Monthly Canadian Gas Price Reporter AECO 7a (Denominated in Canadian Dollars)
NGF_CGPR_AECC_5a_CAD	Daily Canadian Gas Price Reporter AECO 5a (Denominated in Canadian Dollars)
NGF_CGPR_AECO_2a_CAD	Daily Canadian Gas Price Reporter AECO 2a (Denominated in Canadian Dollars)
NGF_NGI_MALIN	Natural Gas Intelligence PG&E, Malin
NGF_IF_ANR_LA	Inside FERC ANR, Louisiana
NGF_IF_ANR_OK	Inside FERC ANR, Oklahmoa
NGF_IF_CGULF_LA	Inside FERC Columbian Gulf, LA
NGF_IF_CIG_RM	Inside FERC CIG Rocky Mountains
NGF_IF_ELP_PERM	Inside FERC El Paso, Permian Basin
NGF_IF_ELP_SJ	Inside FERC El Paso, San Juan
NGF_IF_HENRY_HUB	Inside FERC Henry Hub
NGF_IF_HSC	Inside FERC Houston Ship Channel
NGF_IF_NGPL_LA	Inside FERC Natural Gas Pipeline, Louisiana
NGF_IF_NGPL_TXOK	Inside FERC Natural Gas Pipeline, TX, OK
NGF_IF_NNG_DEMARC	Inside FERC Northern Natural Gas Demarcation
NGF_IF_NNG_VENTURA	Inside FERC Northern Natural Gas, Ventura
NGF_IF_NWPL_CB	Inside FERC Northwest Pipeline Canadian Border (Sumas)
NGF_IF_NWPL_RM	Inside FERC Northwest Pipeline Rocky Mountains
NGF_IF_PEPL_TXOK	Inside FERC Panhandle Eastern Pipeline, TX OK
NGF_IF_SONAT_LA	Inside FERC Southern Natural Gas, LA
NGF_IF_TETCO_ELA	Inside FERC Texas Eastern Transmission Company, Eastern Louisiana
NGF_IF_TETCO_M3	Inside FERC Texas Eastern Transmission Company, Zone M3
NGF_IF_TETCO_WLA	Inside FERC Texas Eastern Transmission Company, Western Louisiana

NGF_IF_TGT_ZSL	Inside FERC Texas Gas Transmission Zone South Louisiana
NGF_IF_TRCO_Z2	Inside FERC Transcontinental Pipeline Zone 2
NGF_IF_TRCO_Z3	Inside FERC Transcontinental Pipeline Zone 3
NGF_IF_TRCO_Z4	Inside FERC Transcontinental Pipeline Zone 4
NGF_IF_TRCO_Z6NNY	Inside FERC Transcontinental Pipeline Zone 6 Non New York
NGF_IF_WAHA	Inside FERC Waha (West Texas)
NGF_IF_CGT_APP	Inside FERC Colombia Gulf Transmission Appalacia
NGF_IF_CHIC_CG	Inside FERC Chicago City Gates (Inside FERC)
NGF_IF_DAWN	Inside FERC Dawn, Ontario
NGF_IF_DOM_APP	Inside FERC Dominion, Appalacia
NGF_IF_FGT_Z2	Inside FERC Florida Gas Transmission Z2
NGF_IF_FGT_Z3	Inside FERC Florida Gas Transmission Z3
NGF_IF_MICHCON_CG	Inside FERC Michigan Consolidated Gas Company (Inside FERC)
NGF_IF_PGE_MALIN	Inside FERC PG&E Malin
NGF_IF_TETCO_STX	Inside FERC Texas Eastern Transmission Company, South Texas
NGF_IF_TGT_Z1	Inside FERC Texas Gas Transmission Zone 1
NGF_IF_TRCO_Z6NY	Inside FERC Transcontinental Pipeline Zone 6 New York
NGF_IF_TRWEST_PERM	Inside FERC Transwestern Permian (Snead)
NGF_IF_TENN_LA_ 500	Inside FERC Tennessee 500 Leg
NGF_GD_TENN_LA_500	Gas Daily Tennessee 500 Leg
NGF_IF_NGPL_MIDC	Inside FERC Natural Gas Pipeline, Midcontinent

EXHIBIT N
PRE-APPROVED HEDGE TYPES
Nymex swaps
Basis swaps
Nymex options (Collars, Calls, Puts)
Fixed price at location options (Collars, Calls, Puts)
Gas Daily Swing swaps
Gas Daily Options
Index Swaps (financial and physical)
NYMEX Swaptions (Monthly, Quarterly, Yearly)
Index Location Swaptions (Monthly, Quarterly, Yearly)
NYMEX Digital Options
Index Floating Strike Options
Physical gas (consistent with any of the trade types above)
Crude Swaps (financial only)